UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant  ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADVANCE AUTO PARTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADVANCE AUTO PARTS, INC.
5008 AIRPORT ROAD
ROANOKE, VIRGINIA 24012
______________

 NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
May 15, 2012
_____________

It is my pleasure to invite you to attend the 2012 Annual Meeting of the Stockholders (the "Annual Meeting") of Advance Auto Parts, Inc. (the "Company"), a Delaware corporation, on Tuesday, May 15, 2012 at 8:30 a.m. Eastern Daylight Time (EDT).  The meeting will be held at Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012.

At the Annual Meeting, stockholders will vote on the following matters, which are further described in the attached proxy statement (the "Proxy Statement"):

1.	Election of the ten nominees named in the Proxy Statement to the Board of Directors to serve until the 2013 annual meeting of stockholders;

2.Advisory vote to approve the compensation of the Company’s named executive officers;

3.Re-approval of performance objectives contained in the Company's 2007 Executive Incentive Plan;

4.Re-approval of performance objectives contained in the Company's 2004 Long-Term Incentive Plan;

5.Approval of Amended and Restated 2002 Employee Stock Purchase Plan;

6.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2012;

7.	Advisory vote on a stockholder proposal, if presented at our Annual Meeting, regarding stockholder voting requirements; and

8.	Action upon such other matters, if any, as may properly come before the meeting.

The Board of Directors set March 21, 2012 as the Record Date.  Only holders of record of our common stock at the close of business on that day are entitled to vote at our Annual Meeting or any adjournment of our Annual Meeting.

We invite you to attend our Annual Meeting and vote.  We urge you, after reading the Proxy Statement, to sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or vote your proxy by Internet or telephone by following the instructions on the form of proxy.  If you attend our Annual Meeting, you may vote in person, even if you previously voted by proxy.
By order of the Board of Directors,

Sarah E. Powell
Senior Vice President, General Counsel
and Corporate Secretary
Roanoke, Virginia
April 16, 2012

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING AND VOTING	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	7

Nominees for Election to Our Board	7

CORPORATE GOVERNANCE	11

MEETINGS AND COMMITTEES OF THE BOARD	15

NON-MANAGEMENT DIRECTOR COMPENSATION	17

COMPENSATION COMMITTEE REPORT	19

COMPENSATION DISCUSSION AND ANALYSIS	19

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	30

Summary Compensation Table	30

2011 Grants of Plan-Based Awards Table	32

Outstanding Equity Awards at 2011 Fiscal Year-End Table	33

2011 Option Exercises and Stock Vested Table	35

2011 Non-Qualified Deferred Compensation Table	35

Potential Payments Upon Termination of Employment or Change in Control Table	36

PROPOSAL NO. 2 STOCKHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS	38

PROPOSAL NO. 3 RE-APPROVAL OF PERFORMANCE OBJECTIVES FOR THE 2007 EXECUTIVE INCENTIVE PLAN	39

PROPOSAL NO. 4 RE-APPROVAL OF THE PERFORMANCE OBJECTIVES FOR THE 2004 LONG-TERM INCENTIVE PLAN	41

PROPOSAL NO. 5 APPROVAL OF THE AMENDED AND RESTATED 2002 EMPLOYEE STOCK PURCHASE PLAN	47

EQUITY COMPENSATION PLAN INFORMATION TABLE	49

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS	50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS	53

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	53

PROPOSAL NO. 6 RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012	55

2011 and 2010 Audit Fees	55

AUDIT COMMITTEE REPORT	56

PROPOSAL NO. 7 STOCKHOLDER ADVISORY VOTE ON STOCKHOLDER PROPOSAL	57

OTHER MATTERS	59

APPENDIX A EXECUTIVE INCENTIVE PLAN	A-1

APPENDIX B LONG-TERM INCENTIVE PLAN	B-1

APPENDIX C EMPLOYEE STOCK PURCHASE PLAN	C-1

i

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ADVANCE AUTO PARTS, INC.
PROXY STATEMENT
FOR 2012 ANNUAL MEETING OF STOCKHOLDERS
______________

ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding Availability of Proxy Materials for Stockholder Meeting to be Held on May 15, 2012.

This Proxy Statement and the 2011 annual report to stockholders are available on our Internet website at www.AdvanceAutoParts.com.

What is the purpose of the Annual Meeting?

At our Annual Meeting, the stockholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of the ten nominees named below as directors, an advisory vote to approve the compensation of our named executive officers, re-approval of the performance objectives contained in the Company's 2007 Executive Incentive Plan, re-approval of the performance objectives contained in the Company's 2004 Long-Term Incentive Plan, approval of the Company's Amended and Restated 2002 Employee Stock Purchase Plan, ratification of our independent registered public accounting firm (the "independent auditors") and an advisory vote on a stockholder proposal regarding stockholder voting requirements.  This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting.  This Proxy Statement and form of proxy were first mailed to stockholders on or about April 16, 2012.

Where will the Meeting be held?

The 2012 Annual Meeting will be held on Tuesday, May 15, 2012 at 8:30 a.m. (EDT), at the Advance Auto Parts Store Support Center located at 5008 Airport Road, Roanoke, Virginia 24012.  Our Store Support Center is accessible to persons with disabilities.  If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Who is soliciting my vote?

Our Board of Directors ("Board") is soliciting your proxy to vote at the Annual Meeting.

What am I voting on?

You are voting on seven proposals:

1.	The election of the following ten nominees to the Board of Directors to serve until the 2013 annual meeting of stockholders:

• John F. Bergstrom	• William S. Oglesby
• John C. Brouillard	• J. Paul Raines
• Fiona P. Dias	• Gilbert T. Ray
• Frances X. Frei	• Carlos A. Saladrigas
• Darren R. Jackson	• Jimmie L. Wade

2.	Advisory vote to approve the compensation of the Company’s named executive officers;

3.	Re-approval of the performance objectives contained in the Advance Auto Parts, Inc. 2007 Executive Incentive Plan;

4.	Re-approval of the performance objectives contained in the Advance Auto Parts, Inc. 2004 Long-Term Incentive Plan;

5.	Approval of the Amended and Restated 2002 Employee Stock Purchase Plan;

6.	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2012; and

7.	Advisory vote on a stockholder proposal, if presented at our Annual Meeting, regarding stockholder voting requirements.

What are the voting recommendations of the Board?

The Board recommends the following votes:

1.	FOR each of the ten director nominees to the Board ("Proposal No. 1");

2.	FOR the approval of the compensation of the Company’s named executive officers ("Proposal No. 2");

3.	FOR the re-approval of the performance objectives contained in the Company's 2007 Executive Incentive Plan ("Proposal No. 3");

4.	FOR the re-approval of the performance objectives contained in the Company's 2004 Long-Term Incentive Plan ("Proposal No. 4");

5.	FOR the approval of the Amended and Restated 2002 Employee Stock Purchase Plan ("Proposal No. 5");

6.	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2012 ("Proposal No. 6"); and

7.	AGAINST the advisory stockholder proposal, if presented at our Annual Meeting ("Proposal No. 7").

Will any other matters be voted on?

The Board does not intend to present any other matters at the Annual Meeting.  We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting.  If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Sarah E. Powell and Michael A. Norona as proxies, with full power of substitution ("Proxies"), to vote on such matters in their discretion in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record as of the close of business on March 21, 2012 (the "Record Date") are entitled to vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of Company common stock that you owned at the close of business on the Record Date.  You are not entitled to cumulate your votes.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a broker or bank rather than directly in their own names.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares.  As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record.  Your bank or broker has enclosed a voting instruction card for you to use for providing directions for how to vote your shares.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	By Internet at www.proxyvote.com;

•	By toll-free telephone at 1-800-690-6903;

•	By completing and mailing your proxy card; or

•	By written ballot at the Annual Meeting.

If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 14, 2012, the day before the Annual Meeting.  Your shares will be voted as you indicate.  If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1 through 6 and AGAINST Proposal No. 7.

If your shares are held in street name, you should follow the voting directions provided by your bank or broker.  You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker.  If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed.  AS A RESULT OF THE NEW YORK STOCK EXCHANGE’S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO ANY PROPOSAL, EXCEPT FOR PROPOSAL NO. 6, UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.

We will distribute written ballots at the Annual Meeting to any stockholder who wants to vote.  If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes.  If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Entering a new vote by Internet or telephone;

•	Returning a later-dated proxy card;

•
Sending written notice of revocation to Sarah E. Powell, Senior Vice President, General Counsel and Corporate Secretary, at the Company’s address of record, which is 5008 Airport Road, Roanoke, VA 24012; or

•	Completing a written ballot at the Annual Meeting.

If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

Is my vote confidential?

It is the policy of the Company that all proxies, ballots, voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company, its directors, officers and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company and when written comments by a stockholder appear on a proxy card or other voting material.

How are votes counted?

Votes are counted by inspectors of election designated by the corporate secretary.

Who pays for soliciting proxies?

We will pay for the cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers, on whose behalf such banks and brokers hold our common stock in street name.  We will reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations.  The Company has retained

MacKenzie Partners, Inc. to assist with the solicitation of proxies for a fee not to exceed $20,000, plus reimbursable expenses. Our officers, directors and employees may supplement these solicitations of proxies by telephone, facsimile, e-mail and personal solicitation.  We will pay no additional compensation to our officers, directors or employees for these activities.

What is the quorum requirement of the Annual Meeting?

A majority of the outstanding shares of our common stock on the Record Date, represented in person or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting.  If you vote, your shares will be part of the quorum.  Abstentions, including those recorded by brokers holding their customers’ shares, will be counted in determining the quorum.  On the Record Date, there were 73,240,575 shares outstanding and 280 stockholders of record.  A majority of our common stock, or 36,620,288 shares, will constitute a quorum.

What are broker non-votes?

Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.

If that happens, the bank or broker may vote those shares only on matters as permitted by The New York Stock Exchange.  The New York Stock Exchange prohibits banks and brokers from voting uninstructed shares in, among other things, the election of directors and matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to any Proposal presented for consideration in this Proxy Statement except for Proposal No. 6 unless they receive voting instructions from the beneficial owners.  Broker non-votes are not treated as votes cast under Delaware law.

What vote is required to approve each proposal?

Proposal No. 1.  For the election of directors, the ten nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors.  For purposes of the election of directors, a majority of votes cast means that the number of shares voted "for" a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election, and votes cast include votes to withhold authority and exclude abstentions and broker non-votes.

Proposal No. 2.  For the advisory vote to approve the compensation of the Company’s named executive officers, the vote is non-binding and, therefore, no specific vote is required to approve the proposal.  However, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation programs.

Proposal No. 3.  Re-approval of the performance objectives contained in our 2007 Executive Incentive Compensation Plan requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy, and entitled to vote at the annual meeting. Abstentions count as votes cast and have the effect of a vote against the proposal. The number of shares entitled to vote excludes broker non-votes.

Proposal No. 4. Re-approval of the performance objectives contained in our 2004 Long-Term Incentive Plan requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy, and entitled to vote at the annual meeting. Abstentions count as votes cast and have the effect of a vote against the proposal. The number of shares entitled to vote excludes broker non-votes.

Proposal No. 5. Approval of the Amended and Restated 2002 Employee Stock Purchase Plan requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy, and entitled to vote at the annual meeting. Abstentions count as votes cast and have the effect of a vote against the proposal. The number of shares entitled to vote excludes broker non-votes.

Proposal No. 6.  Ratification of our independent registered public accounting firm requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy, and entitled to vote at the Annual Meeting.  Abstentions count as votes cast and have the effect of a vote against the proposal.  The number of votes cast excludes broker non-votes.

Proposal No. 7. For the advisory vote on the stockholder proposal regarding the stockholder voting requirements, the vote is non-binding and, therefore, no specific vote is required to approve this proposal.

Who can attend the Annual Meeting?

Only Advance Auto Parts stockholders as of the close of business on the Record Date may attend the Annual Meeting.

What do I need to do to attend the Annual Meeting?

If you are a stockholder of record, your proxy card is your admission ticket to the Annual Meeting.  If you own shares in street name, you will need to ask your broker or bank for an admission ticket in the form of a legal proxy.  You will need to bring the legal proxy with you to the Annual Meeting along with valid picture identification.  If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the Annual Meeting.  We can use your statement to verify your ownership of our common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy.

What does it mean if I get more than one proxy card?

It means you own shares in more than one account.  You should vote the shares on each of your proxy cards.

How can I consolidate multiple accounts registered in variations of the same name?

If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address.  You may do this by contacting our transfer agent, Computershare, toll-free at (866) 865-6327 or at P.O. Box 358015, Pittsburgh, PA 15252-8015, Attention: Shareholder Correspondence.

I own my shares indirectly through my broker, bank or other nominee, and I receive multiple copies of the annual report, proxy statement and other mailings because more than one person in my household is a beneficial owner.  How can I change the number of copies of these mailings that are sent to my household?

If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee.  Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can.  If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank or other nominee.

I own my shares directly as a registered owner of Company stock and so do other members of my family living in my household.  How can I change the number of copies of the annual report and proxy statement being delivered to my household?

Family members living in the same household generally receive only one copy per household of the annual report, proxy statement and most other mailings.  The only item which is separately mailed for each registered stockholder or account is a proxy card.  If you wish to start receiving separate copies in your name, apart from others in your household, you must contact Computershare toll-free at (866) 865-6327 or at P.O. Box 358015, Pittsburgh, PA 15252-8015, Attention: Shareholder Correspondence, and request that action.  Within 30 days after your request is received we will start sending you separate mailings.  If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact Computershare and request that action.  That request must be made by each person in the household entitled to receive the materials.

Multiple stockholders live in my household and together we received only one copy of this year’s annual report and Proxy Statement.  How can I obtain my own separate copy of those documents for the Annual Meeting in May?

You may pick up copies in person at the Annual Meeting or download them from our Internet website, www.AdvanceAutoParts.com (click on the homepage link to 2012 Annual Meeting materials).  If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee.  If you want copies mailed to you and you are a stockholder of record, we will mail them promptly if you request them from our corporate office by phone at (540) 561-6444 or by mail to 5008 Airport Road, Roanoke, VA 24102, Attention: Investor Relations.  We cannot guarantee you will receive mailed copies before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.

What is the deadline for consideration of stockholder proposals or director nominations for the 2013 annual meeting of stockholders?

If you are a stockholder and you want to present a proposal at the 2013 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing at our offices at 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary, on or before December 17, 2012.  Applicable Securities and Exchange Commission ("SEC") rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

If you want to present a proposal at the 2013 annual meeting (but not have the proposal included in our proxy statement) or to nominate a person for election as a director, you must comply with the requirements set forth in our by-laws.  Our by-laws require, among other things, that our corporate secretary receive written notice from the record holder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  Therefore, we must receive notice of such proposal no earlier than December 16, 2012, and no later than January 15, 2013.  The notice must contain the information required by our by-laws.  You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary.  Our by-laws are also available on our website at www.AdvanceAutoParts.com.  Management may vote proxies in its discretion on any matter at the 2013 annual meeting if we do not receive notice of the matter within the time frame described in this paragraph.  In addition, our Chair or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, you will vote to elect as directors the ten nominees listed below to serve until our 2013 Annual Meeting of stockholders or until their respective successors are elected and qualified.  Our Board has nominated John F. Bergstrom, John C. Brouillard, Fiona P. Dias, Frances X. Frei, Darren R. Jackson, William S. Oglesby, J. Paul Raines, Gilbert T. Ray, Carlos A. Saladrigas and Jimmie L. Wade for election as directors.  All of the nominees are current members of our Board.  Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected.  None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers.  In the normal course of its deliberations, our Board may decide at a later time to add one or more directors who possess skills and experience that may be beneficial to our Board and our Company.

The persons named as Proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above.  If one or more of the nominees are unable to serve, or for good cause will not serve, the persons named as Proxies may vote for the election of any substitute nominees that our Board may propose.  The persons named as Proxies may not vote for a greater number of persons than the number of nominees named above.

Nominees for Election to Our Board

The following table provides information about our nominees for director as of the Record Date, March 21, 2012.

Name	Age	Position
John F. Bergstrom (2)(3)	65	Director
John C. Brouillard(1)(4)	63	Chair
Fiona P. Dias(2)(3)	46	Director
Frances X. Frei(2)(4)	48	Director
Darren R. Jackson	47	Director, President and Chief Executive Officer
William S. Oglesby(3)	52	Director
J. Paul Raines(2)	47	Director
Gilbert T. Ray(1)(4)	67	Director
Carlos A. Saladrigas(1)(3)	63	Director
Jimmie L. Wade(3)	57	Director
_______________

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Finance Committee

(4)	Member of Nominating and Corporate Governance Committee

Mr. Bergstrom, Director, became a member of our Board in May 2008.  Mr. Bergstrom is the Chairman and Chief Executive Officer of Bergstrom Corporation, which is one of the top 50 automobile dealership groups in America.  Mr. Bergstrom has served in his current role at Bergstrom Corporation for the past five years.  Mr. Bergstrom has served as a director of Associated Banc-Corp, a diversified bank holding company, since December 2010; Kimberly-Clark Corporation, a global health and hygiene company, since 1987; Wisconsin Energy Corporation, a diversified energy company, since 1987; and Midwest Airlines, a passenger airline company, from 1993 to July 2009.

Bergstrom Corporation has been cited as the number one quality automotive dealer in the country and highlighted for its focus on outstanding customer service. With over 35 years of experience in automotive sales, service and parts management in an organization representing all major automotive manufacturers that distribute cars in the United States, Mr. Bergstrom brings a unique and valuable point of view to our Board. In addition, as a result of his service as a director of several other public companies, including membership on the compensation committee of Wisconsin Energy, he is in a position to share with the Board his experience with governance issues facing public companies.

Mr. Brouillard, Chair, became a member of our Board in May 2004 and was appointed Lead Director on February 14, 2007. Mr. Brouillard served as the interim Chair, President and Chief Executive Officer of the Company from May 2007 until January 2008, when he became the non-executive Chair of the Board. Mr. Brouillard retired as Chief Administrative and Financial Officer of H.E. Butt Grocery Company, a regional food retailer, in June 2005, a position that he had held since February 1991. From 1977 to 1991, Mr. Brouillard held various positions with Hills Department Stores, a discount department store company, including serving as President of that company. Mr. Brouillard also served as a director of Eddie Bauer Holdings, Inc., a multi-channel retailer, from June 2005 to May 2009.

Mr. Brouillard's background as a chief administrative and financial officer with a grocery retail company recognized for outstanding customer service provides him with strong insights into the types of management and financial issues that face companies in the retail sector. After having served on our Board for over seven years, including three years as the independent Board Chair and eight months as the interim Chief Executive Officer of the Company, Mr. Brouillard is uniquely situated to understand the inner workings of Advance's Board and management processes. His considerable experience in finance and accounting matters are particularly valuable to the deliberations of the Audit Committee, and his past service on the board of another public company has strengthened his understanding of the governance concerns facing public companies.

Ms. Dias, Director, became a member of our Board in September 2009. Ms. Dias is currently Chief Strategy Officer of ShopRunner, an online shopping service, and has held this position since August 2011. Previously she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of e-commerce and interactive marketing services, from February 2007 to June 2011. Ms. Dias also served as Executive Vice President and Chief Marketing Officer at Circuit City Stores, Inc., a specialty retailer of consumer electronics, from May 2005 to August 2006 and held Senior Vice President positions at Circuit City from November 2000 to April 2005. Prior to 2000, Ms. Dias held senior marketing positions with PepsiCo, Inc., Pennzoil-Quaker State Company and The Procter & Gamble Company. Ms. Dias has served as a director of Choice Hotels, Inc., a hotel franchisor, since 2004; and as a director of Lifetime Brands, Inc., a designer, developer and marketer of nationally branded consumer products, from November 2006 to September 2007.

Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise. In addition, Ms. Dias' e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board's review and assessment of the Company's multi-channel strategies. Her position as a director of other public companies, including membership on the compensation committee of Choice Hotels, also enables her to share with the Board her experience with governance issues facing public companies.

Professor Frei, Director, became a member of our Board in December 2009. She has been UPS Foundation Professor of Service Management at Harvard Business School since July 2009. As Chair of the MBA Required Curriculum, Professor Frei is also helping to transform the student experience at Harvard Business School. Serving as Course Head, she is leading the school's innovative FIELD (Field Immersion Experience for Leadership Development) Method Course, which is Harvard Business School's new companion to the case method. Previously, she served at the Harvard Business School as Associate Professor from July 2003 to July 2009 and as Assistant Professor from July 1998 to July 2003.

As a result of her education and experience in the area of organizational excellence, Professor Frei provides valuable insights on the strategic direction of the Company. As Harvard Business School's resident expert on service management, Professor Frei has focused her scholarship and teaching on helping leaders to compete on the basis of excellence. Her ideas have shaped the strategies and operations of the world's most competitive companies. She is a leading authority on designing, leading and scaling exceptional service firms. Professor Frei's study of the world's best service companies is reported in her recently published book, Uncommon Service: How to Win by Putting Customers at the Core of Your Business. Her work on leadership, "Stop Holding Yourself Back," was published in the January 2011 edition of the Harvard Business Review.

Mr. Jackson, Director, President and Chief Executive Officer, became a member of our Board in July 2004. Mr. Jackson became the President and Chief Executive Officer on January 1, 2012, having previously served as President and Chief Executive Officer from January 7, 2008 to January 2009 and as Chief Executive Officer from January 27, 2009. Prior to joining us, Mr. Jackson served in various executive positions with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, ultimately serving from July 2007 to December 2007 as Executive Vice President of Customer Operating Groups. He joined Best Buy in 2000 and was appointed as its Executive Vice President-Finance and Chief Financial Officer in February of 2001. Prior to 2000, he served as Vice President and Chief Financial Officer of Nordstrom, Inc., Full-line Stores, a fashion specialty retailer, and held various senior positions including Chief Financial Officer of Carson Pirie Scott & Company, a regional department store company. He began his career at KPMG. Mr. Jackson serves as Chairman of the Board of Trustees at Marquette University.

Mr. Jackson has served as a member of our Board for over seven years and as the Company's Chief Executive Officer for over four years. Mr. Jackson's experience in strategic transformation, customer service and high growth with large retail companies and his experience in guiding the Company through its strategic transformation provide him with unique insights into the challenges and opportunities of overseeing the operations and management of the Company.

Mr. Oglesby, Director, became a member of our Board in December 2004. Mr. Oglesby is currently Senior Managing Director for The Blackstone Group, L.P., a global investment and advisory firm, and has held this position since April 2004. Mr. Oglesby has over 30 years of investment banking experience as a result of holding managing director positions with Credit Suisse First Boston; Donaldson Lufkin & Jenrette; and Kidder, Peabody & Co.

Mr. Oglesby has served on our Board for over seven years. With his broad experience in the investment banking business, Mr. Oglesby is uniquely equipped to provide the Board with insights into capitalization strategies, capital markets mechanics and strategic expansion opportunities.

Mr. Raines, Director, became a member of our Board in February 2010. Mr. Raines is currently the Chief Executive Officer for GameStop Corporation, a video game and entertainment software retailer, and has held that position since June 2010. From September 2008 to June 2010 he served as Chief Operation Officer of GameStop. Previously, Mr. Raines served as the Executive Vice President - U.S. Stores of The Home Depot, Inc., a home improvement specialty retailer, from April 2007 to August 2008. Prior to that time, he served in various management roles with The Home Depot, Inc., including as President - Southern Division from February 2005 to April 2007; as Vice President - Florida from April 2003 through January 2005; as Vice President - Store Operations from January 2002 through April 2003; and as Director of Labor Management from January 2000 through January 2002.

Mr. Raines brings to the Board extensive experience in the strategic, operational and merchandising aspects of retail businesses. He also has broad international experience in Latin America, Europe and Asia. The Board draws on Mr. Raines' insights gained from his experience and expertise in the areas of retail strategy, store operations, customer service, merchandising, manufacturing, marketing, loss prevention, real estate, supply chain and global sourcing.

Mr. Ray, Director, became a member of our Board in December 2002. Mr. Ray was a partner of the law firm of O'Melveny & Myers LLP until his retirement in February 2000. Mr. Ray has been a member of the boards of Towers Watson & Co., formerly Wyatt Worldwide, Inc., a professional services company, since 2000; Dine Equity, Inc., the restaurant holding company of Applebee's and IHOP, since 2004; and Diamond Rock Hospitality Company, a lodging-focused real estate company, since 2004.

Mr. Ray has served on our Board for over nine years and provides institutional knowledge and continuity to our Board. His experience as an attorney allows Mr. Ray to provide guidance to the Company on legal and fiduciary matters. He has extensive experience with conventional corporate and tax-exempt transactions, as well as international finance. In addition, Mr. Ray's service as a director on the boards of other public companies provides the Company with valuable insights on corporate governance issues that face the Board and the Company.

Mr. Saladrigas, Director, became a member of our Board in May 2003. Mr. Saladrigas has been the Chairman and Chief Executive Officer of Regis HR Group, a Professional Employee Organization, since July 2009. Also, Mr. Saladrigas founded and has been the Chairman and Chief Executive of Concordia Behavioral Health, a privately held managed behavioral health care organization, since January 2011. Mr. Saladrigas served as Chairman of the Premier American Bank in Miami, Florida from September 2001 until June 2007. Mr. Saladrigas served as the Vice Chairman of Premier American Bank until his resignation in July 2008. A receiver was appointed for Premier American Bank in January 2010. From November 1984 to May 2002, he was the Chief Executive Officer of ADP TotalSource (previously The Vincam Group, Inc.), a human resources outsourcing company that provides human resource functions to small and mid-sized businesses. Mr. Saladrigas has served as a director of Progress Energy, Inc., an energy utility company, since 2001; Carolina Power & Light Company, an energy utility company, since 2001; and Florida Progress Corporation, a diversified holding company whose primary businesses are fuel supply and power, since 2001. From June 2006 to April 2009, Mr. Saladrigas served as a director of MBF Healthcare Acquisition Corporation, an acquisition company focused in the healthcare industry. He also serves as a member of the Latino/Hispanic Advisory Board for PepsiCo.

Mr. Saladrigas has served on our Board for over eight years. He provides stability and continuity to the Board as well as valuable leadership related to his experience in financial management and as a human resources professional. He has been designated by the Board as an Audit Committee financial expert consistent with SEC regulations. Mr. Saladrigas provides the Board with relevant insights into the Latino/Hispanic segment of the Company's customer base.

Mr. Wade, Director and former President, became a member of our Board on September 15, 2011. Mr. Wade served as our President from January 2009 to January 1, 2012 and from October 1999 to May 2005. He continues to provide strategic leadership to the Company and serves as the Chairman of Autopart International, Inc., a subsidiary of the Company. Mr. Wade joined us in February 1994 and has held several key senior executive roles with the Company including Executive Vice President from May 2005 until December 2008 and as Chief Financial Officer from March 2000 through August 2003. Prior to 1993, Mr. Wade was Vice President, Finance and Operations of S.H. Heironimus, Inc., a regional department store company. Mr. Wade has served as a director of Lumber Liquidators, a specialty retailer of hardwood flooring, since September 1, 2011, and he also serves on numerous non-profit boards.

Mr. Wade has 18 years of experience with the Company in various business, finance and strategic leadership roles and has broad expertise and knowledge of the automotive aftermarket industry, as well as experience in retail finance and operations prior to joining the Company in 1994. Through his experience, he has gained and developed extensive business, finance, distribution, marketing and leadership skills. Further, he possesses an understanding of strategic business planning, risk assessment and store operations that makes him uniquely suited to serve as a member of the Board.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH OF OUR BOARD’S NOMINEES.

CORPORATE GOVERNANCE

 Overview

Our Company believes that good corporate governance practices reflect our values and support our strong strategic and financial performance.  The compass of our corporate governance practices can be found in our by-laws, our Guidelines on Significant Governance Issues and our Code of Ethics and Business Conduct, which were adopted by our Board to guide our Company, our Board and our employees ("Team Members").  Our by-laws provide that in an uncontested election, directors must receive a majority of the votes cast at the Annual Meeting for the election of directors.  Each standing committee of the Board of Directors has a charter, which can be found at www.AdvanceAutoParts.com, that spells out the committee’s roles and responsibilities assigned to it by the Board.  In addition, the Board has established policies and procedures that address matters such as chief executive officer succession planning, transactions with related persons, risk oversight, communications with the Board by stockholders and other interested parties, as well as the independence and qualifications of our directors.  The following pages provide insights into how the Board has implemented these policies and procedures to benefit our Company and our stockholders.

 Guidelines on Significant Governance Issues

The responsibility of our Board is to review, approve and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, as well as our policies and decisions, including the execution of our strategies and objectives. Accordingly, our Board has adopted guidelines on the following significant governance issues:

•
the structure of our Board, including, among other things, the size, mix of independent and non-independent members, membership criteria, term of service, compensation and assessment of performance of our Board;

•
Board procedural matters, including, among other things, selection of the chair of the Board, Board meetings, Board communications, retention of counsel and advisors and our expectations regarding the performance of our directors;

•
committee matters, including, among other things, the types of committees, charters of committees, independence of committee members, chairs of committees, service of committee members, committee agendas and committee minutes and reports;

•	chief executive officer evaluation, management development and succession planning;

•	codes of conduct; and

•
other matters, including charitable contributions, use of the corporate airplane, auditor services, Board access to management and interaction with third parties, directors and officers insurance and the indemnification/limitation of liability of directors, our policy prohibiting Company loans to our executive officers and directors, and confidential stockholder voting.

A complete copy of our Guidelines on Significant Governance Issues is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

 Director Independence

Our Board, after consultation with and upon the recommendation of the Nominating and Corporate Governance Committee, determined that Messrs. Bergstrom, Brouillard, Oglesby, Raines, Ray and Saladrigas, Ms. Dias and Professor Frei are each “independent” directors under the listing standards of the New York Stock Exchange ("NYSE"), because each of these directors: (1) has no material relationship with us or our subsidiaries, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with us or our subsidiaries and (2) satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.  In addition, based on such standards, the Board determined that Mr. Jackson is not independent because he is our President and Chief Executive Officer and that Mr. Wade is not independent because he is currently employed by the Company.  The Board made this determination after assessing the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation, based upon all facts and circumstances known to the Board, including, among other things, a review of questionnaires submitted by these directors and a review of a recent resume or biography of each director.  Our Board reviews each director’s status under this definition annually with the assistance of the Nominating and Corporate Governance Committee.  Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.

Meetings of Independent Directors

During 2011, the independent directors on our Board met a total of four times.  During 2011, these meetings were presided over by Mr. Brouillard, the non-executive Chair of the Board.  For 2012, our independent directors are scheduled to meet separately in conjunction with each of the four scheduled non-telephonic meetings of the Board.  Mr. Brouillard is expected to preside over these meetings during 2012.

Board Leadership Structure

Our Guidelines on Significant Governance Issues and by-laws allow the Board to combine or separate the roles of the Chair of the Board and the Chief Executive Officer.  Immediately prior to Mr. Jackson’s appointment as President and Chief Executive Officer, Mr. Brouillard served as the Company’s interim Chair, President and Chief Executive Officer.  At the time of Mr. Jackson’s appointment, his prior experience had primarily been in financial management and leadership roles at various retail companies. The Board decided to retain Mr. Brouillard as the independent Chair of the Board in order to provide Mr. Jackson with an opportunity to lead the Company’s management with the support and guidance of an experienced chief executive officer serving in the role of the independent Board Chair.  The Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer.  The Board believes that Mr. Brouillard has continued to serve a valuable role in supporting Mr. Jackson and providing leadership to the Board as a whole and has decided to maintain the separation of those roles at this time.  In the event that the Board chooses to combine these roles, the Company’s governance guidelines provide for the selection of an independent lead director.  The responsibilities of the independent Chair or independent lead director include presiding over meetings of the Board or of the independent directors and participating in development of the Board’s agenda, as well as facilitating the discussions and interactions of the Board to ensure that all directors’ viewpoints are heard and considered.

Stockholder and Interested Party Communications with our Board

Communications with our Board Generally.  Stockholders who desire to communicate with our Board, or with a specific director, including on an anonymous or confidential basis, may do so by delivering a written communication to our Board, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012, Attention: General Counsel.  The general counsel will not edit or modify any such communication received and will forward each such communication to the appropriate director or directors, as specified in the communication.  If the envelope containing a communication that a stockholder wishes to be confidential is conspicuously marked "Confidential," the general counsel will not open the communication.  Communications will be forwarded by the general counsel to our Board or any specified directors on a bi-monthly basis.  The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.  In addition, we have a policy that each of our directors should make every reasonable effort to attend each annual meeting of stockholders.  All directors were in attendance at our 2011 annual meeting of stockholders.

Interested Party Communications with our Independent Directors, our Non-Management Directors or our Board Chair.  Any interested party, including stockholders, who desires to communicate directly with one or more of the independent directors, our non-management directors as a group or our Board Chair, including on an anonymous or confidential basis, may do so by delivering a written communication to the independent directors, the non-management directors as a group or to our Board Chair, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: General Counsel.  The general counsel will not open a communication that is addressed to one or more of our independent directors, our non-management directors as a group or our Board Chair and will forward each such communication to the appropriate individual director or group of directors, as specified in the communication.  Such communications will not be disclosed to the non-independent or management members of our Board or to management unless so instructed by the independent or non-management directors.  Communications will be forwarded by the general counsel on a bi-monthly basis.  The general counsel will ensure the timely delivery of time sensitive communications to the extent such communication indicates time sensitivity.

Nominations for Directors

Identifying Director Candidates.  The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors.  The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates.  During 2011 the Committee did not utilize the services of an executive search firm to assist in identifying potential director candidates. After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole.  The Committee considers such factors as the candidate’s business experience, skills, independence, judgment and ability and willingness to commit sufficient time and attention to the activities of the Board.  At a minimum, committee-recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders.

In addition to determining whether a candidate for director possesses the qualifications and experience that are a prerequisite for nomination, the Nominating and Corporate Governance Committee considers whether a candidate’s background and experience would complement the skills and experience of the existing Board members.  The Nominating and Corporate Governance Committee also considers whether the nominee would likely provide a diverse viewpoint and actively and constructively participate in the Board’s discourse and deliberations. The Board has not adopted a formal policy with regard to diversity (as to gender, ethnic background and experience) in the composition of the Board although the Nominating and Corporate Governance Committee strives to compose a Board that reflects sensitivity to the need for an appreciation of such diversity.

Stockholder Recommendations for Director Candidates.  The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors.  Any stockholder who desires to recommend a candidate for director must submit the recommendation in writing and follow the procedures set forth in our by-laws.  The by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  The notice should include the following information about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned by the nominee and any information that may be required by the SEC’s regulations.  In addition, the stockholder providing the notice should provide his or her name and address as they appear on the Company’s books, the number and type of shares or other equitable interests that are beneficially owned by the stockholder and additional information required by the Company’s by-laws.  The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder.  You may obtain a copy of our by-laws by submitting a request to: Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: Corporate Secretary.  Our by-laws also are available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Code of Ethics and Business Conduct

We expect and require all of our Team Members, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards.  Accordingly, we have adopted a Code of Ethics and Business Conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings.  A complete copy of our Code of Ethics and Business Conduct is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

 Code of Ethics for Finance Professionals

We have also adopted a Code of Ethics for Finance Professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting.  Our finance professionals include our chief executive officer, chief financial officer, controller and any other person performing similar functions.  We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations and to deter wrongdoing.  Our Code of Ethics for Finance Professionals is intended to supplement our Code of Ethics and Business Conduct.  A complete copy of the Code of Ethics for Finance Professionals is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Related Party Transactions

Pursuant to our Code of Ethics and Business Conduct and the Board’s policy with respect to related party transactions, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transaction or relationship that may create an actual or perceived conflict of interest.  Pursuant to the Board’s policy, our general counsel’s office reviews such transactions or relationships and advises the Nominating and Corporate Governance Committee in the event that a transaction or relationship is determined to be a related party transaction.  The Nominating and Corporate Governance Committee will then review the transaction in light of the relevant facts and circumstances and make a determination of whether to ratify or approve the transaction.  In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director.  The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.

In addition, our Guidelines on Significant Governance Issues require directors to disclose to the Board (or Audit Committee) any interest that he or she has in any contract or transaction that is being considered by the Board (or Audit Committee) for approval. After making such a disclosure and responding to any questions the Board may have, the interested director is expected to abstain from voting on the matter and leave the meeting while the remaining directors discuss and vote on such matter.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The annual Director and Officer Questionnaire is prepared and distributed by our general counsel’s office, and each director or executive officer returns the completed questionnaire to the general counsel’s office for review. Upon learning that a related party transaction may exist, the general counsel’s office reviews the transaction or relationship and advises the Nominating and Corporate Governance Committee in the event that the transaction or relationship is determined to be a related party transaction. The Nominating and Corporate Governance Committee will then review the transaction in light of the relevant facts and circumstances and make a determination of whether to ratify or approve the transaction.  In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director.  The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.  Any related party transactions with directors or executive officers that have been identified through the processes described above are disclosed consistent with applicable rules and regulations.  The Company has identified no related party transactions to report for the last fiscal year.

 Succession Planning

In light of the critical importance of executive leadership to the Company’s success and consistent with the Company’s Guidelines for Significant Governance Issues, the Board has adopted a chief executive officer succession planning process that is led by the Compensation Committee.  The Compensation Committee, working in consultation with the Nominating and Corporate Governance Committee, is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed the chief executive officer and to report annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long-term growth and development of the senior management team.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to make every reasonable effort to attend each meeting of the Board and any committee of which the director is a member and to be reasonably available to management and the other directors between meetings.  Our Board met five times during 2011.  Each incumbent director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served.

Committees of the Board

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised of independent directors in accordance with the listing standards of the NYSE.  In addition, we have a Finance Committee.  In 2011, the Audit Committee met eleven times, the Compensation Committee met six times, the Finance Committee met five times and the Nominating and Corporate Governance Committee met four times.  The following table sets forth the names of each current committee member and the primary responsibilities of each committee.

Name of Committee and Members	Primary Responsibilities
Audit Carlos A. Saladrigas (Chair) John C. Brouillard Gilbert T. Ray	• • • • • •
monitors the integrity of our financial statements, reporting processes, internal controls, risk management and legal and regulatory compliance;

selects, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm;

pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm;

monitors the qualifications, independence and performance of our independent registered public accounting firm;

monitors and reviews applicable enterprise risks identified as part of our enterprise risk management program; and

oversees our internal audit function.

Compensation J. Paul Raines (Chair) John F. Bergstrom Fiona P. Dias Frances X. Frei	• • • • • • • •
reviews and approves our executive compensation philosophy;

annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO's performance in light of these goals;

determines the compensation of our executive officers and approves compensation for key members of management;

oversees our incentive and equity-based compensation plans;

oversees development and implementation of executive succession plans, including identifying the CEO's successor and reporting annually to the Board;

reviews and approves our peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

reviews compensation-related risks; and

reviews applicable enterprise risks identified as part of our enterprise risk management program as they relate to our human resources, compensation and employment programs and practices.

Name of Committee and Members	Primary Responsibilities
Finance William S. Oglesby (Chair) John F. Bergstrom Fiona P. Dias Carlos A. Saladrigas Jimmie L. Wade	• • • • •
reviews and makes recommendations to the Board regarding our financial policies, including investment guidelines, deployment of capital and short-term and long-term financing;

reviews credit metrics, including debt ratios, debt levels and leverage ratios;

reviews all aspects of financial planning, cash uses and our expansion program;

reviews and recommends the annual financial plan to the Board; and

keeps apprised of applicable enterprise risks as part of the Company's enterprise risk management program as they relate to financial matters.

Nominating and Corporate Governance Gilbert T. Ray (Chair) John C. Brouillard Frances X. Frei	• • • • •
assists the Board in identifying, evaluating and recommending candidates for election to the Board;

establishes procedures and provides oversight for evaluating the Board and management;

develops, recommends and reassesses our corporate governance guidelines;

evaluates the size, structure and composition of the Board and its committees; and

keeps apprised of applicable enterprise risks as part of the Company's enterprise risk management program as they relate to corporate governance matters.

Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee.  Each of the charters is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Board’s Role in Risk Oversight

As part of its responsibility for the oversight of the Company’s financial matters and regulatory compliance, the Audit Committee is charged with discussing the guidelines and policies with respect to risk assessment and risk management.  The Company’s senior internal audit professional, who reports to the Audit Committee, has developed an enterprise risk management ("ERM") framework through which management has identified the key areas of risk that face our Company.  After reviewing the enterprise risks identified by management in consultation with senior management, the Audit Committee may approve management’s recommendation to assign certain risk areas for oversight by appropriate committees of the Board or by the full Board.  The Board has determined that the respective Board committees will review applicable risk areas at least quarterly.  The Company has used elements of the Committee of Sponsoring Organizations, or COSO, ERM framework to build a tailored approach to risk management that fits the culture and risk environment of the Company.  The Company’s senior internal audit professional also reviews risk areas with senior management on a regular basis.

Aligning Stockholder Interests and Compensation Risk Mitigation

We have reviewed all of our compensation programs and found none that would be reasonably likely to have a materially adverse effect on the Company.  Our performance-based executive compensation program, as described more fully in the Compensation Discussion and Analysis ("CD&A") section of this Proxy Statement, coupled with our stock ownership guidelines, aligns the interests of our executives with stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking.  Our long-standing compensation philosophy discussed in the CD&A is a key component of our history of consistent growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the longer term.  As shown in the "Total Compensation Mix" table, the compensation of our executives is primarily based on performance over a long-term period.  We believe the performance-based vesting of our SARs and restricted stock drives long-term decision making and mitigates adverse risk-taking that may occur due to year-over-year performance measurements, and rewards growth over the long term.  The Compensation

Committee, with the guidance and assistance of its independent compensation consultant, reviews and approves compensation components for all named executive officers and other senior executives.  Annual incentives are reviewed each year, and payments are limited and subject to Compensation Committee discretion.   The bonus plans for other Team Members are linked to financial, customer or operating measures.  Management regularly reviews and audits the Company’s bonus plans to ensure short-term incentives are appropriately linked to business outcomes, and the results of the audits are regularly reported to the Compensation Committee.

 Compensation Committee Interlocks and Insider Participation

None of the members who served on our Compensation Committee at any time during fiscal 2011 had any relationship with the Company requiring disclosure under the section of this Proxy Statement entitled "Related Party Transactions."  Also, none of our executive officers serves, or in the past fiscal year has served, as a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the board of directors) or the board of directors of any entity that has one or more of its executive officers serving on our Compensation Committee or Board.

NON-MANAGEMENT DIRECTOR COMPENSATION

Under our director compensation program, each non-management director receives annual compensation that is comprised of a combination of cash and equity-based compensation.  Management directors do not receive any additional compensation for services as a director.  Non-management directors receive an annual retainer of $50,000 and all additional applicable retainers or fees as set forth in the following paragraph.

Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee chair receives $20,000.  Each chair of the other Board committees receives $10,000.  The Board chair receives an additional $100,000 retainer.

Each non-management director may elect to receive all or a portion of his or her annual retainer on a deferred basis in the form of deferred stock units, or DSUs.  Each DSU is equivalent to one share of our common stock.  Dividends paid by the Company are credited toward the purchase of additional DSUs.  DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their Board service ends, whichever is sooner.

In addition, each non-management director receives long-term equity incentives valued at $120,000 per year.  The long-term incentives are awarded annually in the form of DSUs.  Directors’ annual stock-based compensation is granted to them shortly after the date of the annual stockholder meeting.  Board members who are appointed at any time other than at the annual meeting receive a prorated DSU award with a grant value based upon the number of months from their election date until the next annual stockholder meeting. The long-term equity incentives are delivered in two equal portions of DSUs, each with different schedules for conversion into common shares.  The first type of DSUs is fully vested after one year of board service and is distributed in common shares after the director’s service on the board ends.  The second type of DSUs is fully vested after one year of board service and is distributed in common shares after three years.  Directors may choose to defer receipt of the second type of DSUs beyond the initial three years.  In May 2011, each non-management director received long-term incentives valued at $120,000, which were granted in the form of 1,905 DSUs.

2011 Director Summary Compensation Table

Information provided in the following table reflects the compensation delivered to non-management directors for our last fiscal year:

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Total ($)
John F. Bergstrom	$50,000	$120,000	$170,000
John C. Brouillard	150,000	120,000	270,000
Fiona P. Dias	50,000	120,000	170,000
Frances X. Frei	50,000	120,000	170,000
William S. Oglesby	60,000	120,000	180,000
J. Paul Raines	60,000	120,000	180,000
Gilbert T. Ray	60,000	120,000	180,000
Carlos A. Saladrigas	70,000	120,000	190,000
Francesca M. Spinelli (c)	—	—	—

(a)	Information includes paid or deferred board annual retainers and chair retainers during Fiscal 2011.

(b)
Represents the grant date fair value of deferred stock units granted during Fiscal 2011.  The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant.  For additional information regarding the valuation assumptions of this award, refer to Note 19 of the Company’s consolidated financial statements in the 2011 Form 10-K filed with the SEC on February 28, 2012.  These amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be realized by the directors.

(c)	Ms. Spinelli retired from board service in May 2011, and received no payments during the 2011 fiscal year.

Directors’ Outstanding Equity Awards at 2011 Fiscal-Year End Table

The following table provides information about non-management directors’ outstanding equity awards as of the end of our last fiscal year:

Name	Outstanding Stock Options and Stock Appreciation Rights (SARs)	Outstanding Deferred Stock Units
John F. Bergstrom	5,709	8,607
John C. Brouillard (a)	35,709	13,183
Fiona P. Dias	—	6,417
Frances X. Frei	—	6,388
William S. Oglesby	25,084	13,456
J. Paul Raines	—	5,880
Gilbert T. Ray	28,209	12,225
Carlos A. Saladrigas	28,209	12,011
Francesca M. Spinelli	—	2,564

(a)
Outstanding stock options and SARs for Mr. Brouillard reflect stock incentives awarded to him during his tenure as our interim Chair, President, and Chief Executive Officer which continue to vest during his service as a director and will expire in the future according to the terms of the original long-term incentive agreements.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee is comprised entirely of four independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC.  Mr. Raines is the chair of our Compensation Committee.  The Compensation Committee operates under a written charter adopted by the Board.  Our charter can be viewed on our website at www.AdvanceAutoParts.com under the Investor Relations section.

We have relied on management’s representation that the compensation discussion and analysis presented in this Proxy Statement has been prepared with integrity, objectivity and in conformity with SEC regulations.  Based upon our discussion with management, we recommended to the Board that the compensation discussion and analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
J. Paul Raines (Chair)
John F. Bergstrom
Fiona P. Dias
Frances X. Frei

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Advance Auto Parts is a customer-focused company that has a track record of consistently delivering value to our stockholders. Our management team’s execution of customer-focused programs and services has made it possible to consistently grow stockholder value, achieving the accomplishments listed below in 2011, the most profitable year in our Company’s history as described in "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 28, 2012.  The strong year-over-year results of some of the key financial metrics we use in evaluating the Company’s performance for the purpose of making compensation decisions are set forth below:

•	Total revenue grew 4.1 percent compared to 9.5 percent total revenue growth in Fiscal 2010.

•	Fiscal 2011 comparable store sales increased 2.2 percent over Fiscal 2010 on top of 8.0 percent growth in Fiscal 2010.

•	Earnings per share increased 29.4 percent over Fiscal 2010.

•	Operating income grew 13.6 percent (or $80 million) to $665 million, as compared to Fiscal 2010.

•	Total stockholder return was approximately 5.6 percent for Fiscal 2011.

•	Economic Value Added (“EVA”) increased by 25.7 percent (or $61 million) to $297 million, as compared to Fiscal 2010.[1]

The pay-for-performance philosophy of our executive compensation programs described in this Proxy Statement has played a significant role in our ability to drive strong financial results by enabling us to attract and retain a highly experienced and successful team to manage our business.  Our pay programs strongly support our key business objectives and are aligned with the success of our stockholders.  Accordingly, if our stockholder value declines, so does the compensation delivered in the form of equity to our executives.  Further, as an executive’s level of responsibility within our organization increases, so does the percentage of total compensation that we link to performance (see sections entitled "Compensation Philosophy and Objectives" and "Executive Compensation Components").

In 2011, our executive team managed our Company to another successful year.  Our Company’s strategies are designed to continue our long-standing tradition of delivering strong performance results for our stockholders and serving our customers and the communities in which we operate.  We believe our executive compensation programs, as more fully described in this CD&A and accompanying tables contained in this Proxy Statement, are structured in the best manner possible to support our Company and grow our business profitably for many years, as well as to support our culture and the traditions that have guided us for nearly 80 years.
________________________________________________________
1 EVA, formerly referred to by us as Economic Profit Added or EPA, is an objective calculation performed by an independent consultant on a comparable basis to our peer companies. We define EVA as net operating profit after taxes ("After-Tax Operating Earnings") less a charge for cost of capital as calculated on our total debt and equity ("Total Invested Capital").  For Fiscal 2011 and 2010, the calculation of our After-Tax Operating Earnings and Total Invested Capital can be found in our 4th Quarter earnings release which was filed as an exhibit to the Form 8-K filed with the SEC on February 16, 2012.  Refer to the section of this Proxy Statement entitled “Long-Term Incentive Compensation” for further discussion of EVA as it relates to our long-term incentive program.

Summary of Fiscal 2011 Executive Officer Compensation Program

The following table summarizes the compensation elements provided for our named executive officers in Fiscal 2011, as well as the rationale for the key actions and decisions made by the Compensation Committee of the Board ("Committee") with respect to each element.  Executives’ compensation consisted primarily of the following components in addition to limited perquisites and the retirement, health and welfare plans and programs in which all of our full-time U.S. employees participate.  More information is provided about each compensation element later in this CD&A.

Compensation Element	Key Features	Purpose		Fiscal 2011 Actions
Base Salary	• •
Fixed annual cash amount.

Base pay increases considered on a calendar year basis to align within the median range of our peer group (as described on pages 24 and 26 of this Proxy Statement.)  Actual positioning varies to reflect each executive’s skills, experience, time in job and contribution to our success.
		• •	Provide a fixed amount of cash compensation to attract and retain talented executives. Differentiate scope and complexity of executives’ positions as well as individual performance over time.	•
Base salary did not increase for the CEO but did increase for our named executive officers in 2011 compared to 2010 to reward their performance contribution to the Company's success and to improve alignment with competitive market levels.

Annual Incentive Plan ("AIP") Cash Incentive Award	• • • •
Performance-based variable pay is tied to achievement of key Company financial and operating objectives.  Primary measures include:
     • Operating income growth
     • Market share growth
     • Customer satisfaction improvement

Individual AIP opportunities are expressed as a percent of base salary and can vary for executives based on their positions. Target AIP award opportunities are generally established so that total annual cash compensation (base salary plus target AIP) approximates the median of our peer group. The range of potential payouts is zero to 200 percent of target.

AIP amount is determined based on the results achieved as determined by the Committee after evaluating Company performance against pre-established, short-term financial and operating goals.

Performance of each individual named executive officer is evaluated against pre-established individual performance goals and the Company’s values.

• • •
Motivate and reward achieving or exceeding Company and individual performance objectives, reinforcing pay-for-performance.

Align performance measures for named executive officers on key business objectives to lead the organization to achieve short-term financial and operational goals.

Ensure alignment of short-term and long-term strategies of the Company.
• •
In 2011, the target AIP award opportunity for the CEO was reduced from 200 percent of salary to 150 percent, shifting more compensation to long-term incentives. This change was made to more strongly align the CEO's compensation with our stockholders' interests through equity compensation.

Actual performance in 2011 resulted in AIP payments of approximately 57 percent of target for the named executive officers.

Long-Term Incentive Compensation (Award value delivered through grants of SARs and Restricted Stock)	• • • •
Awards granted annually based on competitive market grant levels.

Awards to named executive officers are in the form of SARs (75 percent of the award value) and restricted stock (25 percent of the award value).

Time-based vesting: 50 percent of all awards vest in three approximately equal annual installments commencing on the first anniversary date of the grant based on continuing service.

Performance vesting:  50 percent of all awards are performance-based.  The 50 percent (performance-based) portion of the award when added to the 50 percent (time-based) portion represents 100 percent of the target level award.  The total number of SARs and shares of restricted stock awarded to named executive officers can increase up to a maximum of an additional 100 percent of the target level award if Company EVA performance meets or exceeds the EVA performance of 80 percent of our peer companies over a three-year performance period.
• • • •
Stock-based compensation links executive compensation directly to stockholder interests.

Multi-year vesting creates a strong retention mechanism and provides incentives for long-term creation of stockholder value.

Performance-based vesting provides a direct connection of potential stock value with executives’ long-term goals to increase EVA more than our peer group companies.

Comparison of EVA performance with a peer group provides a clear market-based indication of our success relative to other companies.
• •
The 2011 target awards to the CEO and COO were reduced, reflecting changes in long-term incentive levels in our peer group. The CFO's 2011 target award increased by 6 percent to reflect the rising long-term incentive levels for the CFOs in our peer group.

For the 2012-2014 performance period, the performance-based vesting portion of the long-term incentive grants for our CEO, CFO and COO was increased from 25 percent to 50 percent of the target award and the time-based portion was reduced from 75 percent to 50 percent to create a stronger pay-for-performance alignment in the long-term incentive program. The maximum vesting amount that could be earned for achievement of maximum performance goals was increased to 200 percent of target from 150 percent in prior years to provide upside potential.

Compensation Decision Roles

The Committee has final approval on the determination of all compensation recommendations for our named executive officers and other executive officers, authorizes all awards under the Advance Auto Parts 2004 Long-Term Incentive Plan, as amended ("2004 LTIP"), recommends or reports its decisions to the Board and oversees the administration of the compensation programs for named and executive officers.  Decisions regarding non-equity compensation of other employees are made by management.  The chief executive officer annually reviews the performance of each named executive officer and other senior executive officers and makes recommendations with respect to salary adjustments and incentive amounts to the Committee.  The Committee’s annual review of the chief executive officer’s performance includes feedback from the Board and members of the Company’s senior management team.  Management is responsible for developing and maintaining an effective compensation program throughout the Company.  The Committee’s charter lists the specific responsibilities of the Committee and can be found under the Investor Relations section of the Company’s website at www.AdvanceAutoParts.com.

The Committee has engaged Frederic W. Cook & Co., Inc. ("Cook"), an independent consulting firm, to provide advice and assistance to the Committee when making compensation decisions for our named executive officers, as well as for other senior executives.  Cook reports directly to the Committee, and all services provided by Cook are provided on behalf of the Committee.  Cook provides information regarding market compensation levels and practices, assists the Committee in the review and evaluation of such compensation levels and practices and advises the Committee regarding compensation decisions, particularly with respect to the compensation of our chief executive officer.  Cook also provides information and advice on non-employee director compensation.  A principal of Cook attends meetings of the Committee, as requested, and communicates with the Chair of the Compensation Committee, as necessary or advisable, between meetings.  Cook does not provide any non-executive compensation services to us directly or indirectly through affiliates.  In 2011, Cook did not provide any services to the Company other than those requested by the Committee Chair and those related to Cook’s engagement as independent consultant to the Committee.

Compensation Philosophy and Objectives

Our executive compensation philosophy is straightforward – we pay for performance.  Our executives are accountable for the performance of the business and are compensated based on that performance.  Our executive compensation programs are designed to attract and retain top executive talent and motivate them to achieve outstanding operational and financial performance.  This performance, in turn, builds value for our stockholders.  Our programs aim to ensure that:

•	compensation is linked to annual and long-term Company performance goals that are structured to align the interests of executive officers with those of our stockholders;

•	our executive officers are rewarded for achieving sustainable, profitable growth of the Company;

•	our executives are rewarded for engaging employees and ensuring customer satisfaction;

•	a significant portion of total compensation is stock-based, thereby further aligning the interests of executive officers and of our stockholders; and

•
compensation is competitively positioned with compensation levels comparable to our retail competitors so we can attract, retain and motivate the superior management talent essential to our long-term success.

Setting Executive Compensation

In determining appropriate compensation opportunities for our named executive officers, the Committee reviews competitive market data provided by Cook on compensation practices among a peer group of other specialty retailers.  On behalf of the Committee, Cook conducts an annual review, which includes an annual competitive review of the compensation practices of our peer companies, including named executive officer pay levels and compensation mix.  This review also includes the aggregate long-term incentive grant practices of our peer companies, potential share dilution from equity compensation grants, annual share usage and aggregate long-term incentive compensation costs.

The Committee considers information from the peer group regarding executive compensation levels and practices and our relative performance against peer companies.  Peer group companies are selected based on their similarity to us with respect to several factors, including sales, store and employee count, market capitalization, customer profile, and business-to-business and direct-to-customer business models.  The companies comprising the peer group used in competitive comparisons of executive compensation levels to help the Committee evaluate compensation opportunities for 2011 were:

AutoZone	LKQ Corp.	Sherwin-Williams
Bed Bath & Beyond	OfficeMax	Tractor Supply
Dollar General	O’Reilly Automotive	Uni-Select
Dollar Tree	Pep Boys Manny Moe & Jack	Wesco Intl.
Family Dollar	PetSmart	Williams-Sonoma
Fastenal	RadioShack	W.W. Grainger
Genuine Parts

In November 2011, Cook completed its annual review of our comparative peer group to ensure the companies remained appropriate and relevant for use in competitive compensation analyses as well as to measure our relative performance.  No changes were made to the peer group that will be used for relative performance comparisons in the 2012-2014 performance period for performance-based awards granted in 2011.

The Committee also utilized the 2011 National Retail Industry database provided by Hay Group, an independent consulting firm retained by management, as another reference point for executive compensation decisions in 2011.  Hay Group collected data from a broad group of over 100 retail companies with which we compete for key management and executive talent.  After adjusting the data using standard statistical methods based on revenue to make the information more comparable for a company of our size, Hay Group provided the retail compensation data to the Committee and Cook in a summary form.  The Hay Group retail compensation data provides a frame of reference for the Committee to consider as it makes decisions each year about base salary, annual incentives and long-term incentives for our named executive officers as well as other employees.  Due to the number of companies comprising the retail compensation data provided by Hay Group, the manner in which this data has been adjusted and the additional factors taken into consideration in determining the compensation for each executive, we believe that describing components of the retail compensation database in summary form better serves our investors’ understanding of our compensation policies than listing the more than 100 companies in the database.

Competitive Positioning of Executive Compensation Levels

For 2011, the Committee established base salary, annual incentive opportunities and long-term incentive target grants for our named executive officers primarily with reference to the peer group data provided by Cook.  The Hay Group retail compensation data was used as a secondary reference point.  Generally, the target annual cash compensation (base salary plus target annual incentive compensation) for our named executive officers is approximately at the median level of the Cook peer group.  Executives have the potential to earn significantly higher annual cash compensation when our performance significantly exceeds performance goals or significantly lower annual cash compensation if our performance falls short of performance goals.  Long-term incentive target levels for our named executive officers are set at the median of the peer group, with the potential for executive officers to earn higher values when performance goals are exceeded over a defined performance period.  Long-term incentive award values will be lower than the median if Company performance goals are not achieved.

Executive Compensation Components

The principal components of compensation for our executive officers are:

•	base salary, which is intended to compensate executives for their primary responsibilities and individual contributions;

•	performance-based cash incentives, which are intended to link annual incentive compensation with annual performance achievements and operating results;

•	long-term equity incentives, which are intended to link long-term incentive compensation with the Company’s long-term value creation; and

•	retirement savings and other compensation.

Although there is no pre-established policy or target for the allocation between specific compensation components, the majority of an executive officer’s annual total target compensation is determined by Company performance as compared to performance goals established for our annual and long-term incentive plans. We believe this approach reflects our objective of aligning the interests of our executives and stockholders without encouraging excessive or unnecessary risk-taking.

The table below illustrates how total compensation for our named executive officers for Fiscal 2011 was allocated between performance-based and fixed components, how performance-based compensation is allocated between annual and long-term incentive components and how total compensation is allocated between cash and equity components.  These percentages are based on annualized target total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the “Summary Compensation Table” and supplemental tables provided later in this Proxy Statement.

2011 Total Compensation Mix Table (a)

	Percentage of Total Compensation that is:		Percentage of Performance- Based Total that is:		Percentage of Total Compensation that is:
Name	Performance- Based	Fixed	Annual	Long-Term	Cash	Equity
Mr. Jackson	84%	16%	28%	72%	39%	61%
Mr. Norona	73%	27%	33%	67%	51%	49%
Mr. Freeland	76%	24%	32%	68%	49%	51%
Mr. Wade	71%	29%	37%	63%	55%	45%
Ms. Kozikowski (b)	44%	56%	100%	—	100%	—

(a)
Only amounts for base salary, annual incentive compensation and long-term incentive compensation (SARs and restricted stock) were included in calculating the percentages in this table.  Other forms of compensation shown in the "Summary Compensation Table" are not included.

(b)
Ms. Kozikowski received no long-term incentive grants in 2011 because the planned termination of her employment with the Company, effective January 1, 2012, had previously been announced. Accordingly, amounts shown in the "long-term" and "equity" columns of this chart are zero.

Base Salary

The Committee reviews the information provided by Cook regarding executives’ base salary levels compared to the base salaries of executives of companies in our peer group as presented in their latest available proxy statements.  The Committee also reviews the chief executive officer’s assessment of each executive’s individual performance and responsibilities to determine appropriate compensation for each executive.  The Committee has determined that, in order to enable the Company to attract and retain the executive talent important to our long-term growth, the compensation strategy should generally aim to position base salaries at or slightly below the median of the Cook peer group data as described in the "Competitive Positioning of Executive Compensation Levels" section above.

In determining base salaries for executives, as well as in determining incentive compensation opportunities, the Committee evaluates each executive’s individual performance on both an objective and subjective basis.  All executives have individual goals established near the beginning of the fiscal year.  Each executive’s annual goals include specific goals related to the Company’s business strategy of focusing on improving financial and operational results.  Individual goals for Fiscal 2011 included sales growth, profit growth, customer satisfaction, market share and Team Member engagement.  These measures, as well as professional development goals, are intended to drive our business growth during the fiscal year while increasing the long-term viability of the business.  The executive’s individual goals and measurement of success vary with the individual executive’s area of responsibility.  In addition to “what” the executive achieves with respect to his or her annual goals, all executives are also evaluated on "how" he or she demonstrates our values of inspiring, serving and growing our profitability with integrity with our Team Members and customers.  For example, an executive may have a goal to improve customer satisfaction ratings by a certain percentage during the fiscal year as measured by a third party.  The Committee considers the chief executive officer’s most recent evaluation of an executive’s performance with respect to the executive’s individual goals, along with the executive’s scope of responsibilities and the Company’s performance.  Further, the Committee reviews the competitive compensation data and exercises its judgment regarding base salary decisions for each executive.  Thus, if the Company has performed well as measured against its strategic goals, but an individual executive has fallen short of achieving his or her individual performance goals, the Committee may exercise its judgment in maintaining the executive’s base salary at a constant level from one year to the next, or the Committee may approve a smaller salary increase than would have been the case if the executive had achieved his or her individual performance goals.  Conversely, if the executive’s individual performance has been outstanding, he or she may receive a salary increase even when the Company’s performance may have fallen short. Except for the chief executive officer, changes were made to all executive officers' base salaries in April 2011 based on the Cook competitive review and reviews of the executives' 2010 performance. The Committee chose to continue the emphasis of annual and long-term incentives in the chief executive officer's compensation package, rather than increase base salary, to further strengthen the connection of his compensation with stockholders' interests.

Annual Incentive Plan

Our compensation philosophy connects our executives’ potential annual earnings to the achievement of performance objectives designed to support execution of our business strategies.  Our AIP provides for the payment of cash bonuses based upon Company performance in relation to predetermined financial targets established during the first quarter of the fiscal year.  For Fiscal 2011, we established incentive targets so that total annual cash compensation at the target level would approximate the Cook peer group median, with the opportunity for above median total annual cash compensation for correspondingly higher performance.  The overall AIP potential varies depending upon the executive’s position.  For Fiscal 2011, Mr. Jackson's AIP target was reduced from 200 percent to 150 percent. The target reduction was made to more strongly link the CEO's compensation to longer-term performance and increase alignment with stockholders' interests through equity compensation. This is further accentuated by the CEO's annual cash compensation level being lower than the market median. AIP targets for other named executive officers remained unchanged from 2010: Mr. Norona—90 percent; Mr. Freeland—100 percent; Mr. Wade—90 percent; and Ms. Kozikowski—80 percent.  The range of potential AIP payouts for 2011 ranged from zero to 200 percent of each executive officer’s incentive target, so that executives could earn above-target payouts when performance significantly exceeded our fiscal year financial plan.  All AIP target opportunities for our named executive officers are issued under the stockholder-approved 2007 Executive Incentive Plan.

The Committee approved our executives’ 2011 AIP design and financial targets in February 2011 as part of the annual financial and operating planning process established by the Board.  Under the AIP approved by the Committee for Fiscal 2011, performance measures included growth in the Company’s market share; growth in our operating income over prior year results; and performance on the Company’s customer satisfaction scores as of the end of 2011.  These performance measures were selected based on their alignment with key Company strategies, and they were weighted to reflect the significance of the key performance indicators in driving stockholder value.  Operating income growth comprised 60 percent and market share growth comprised 20 percent with the remaining 20 percent based on customer satisfaction to determine the executives’ annual incentive compensation opportunities.  The Company had to achieve a minimum of five percent operating income growth over Fiscal 2010 for named executive officers to receive any 2011 AIP payments.  The individual AIP awards are capped at 200 percent of each executive officer’s incentive target.  The potential AIP payout amount could be increased or decreased by up to 25 percent based on the executive's individual performance against predefined goals.

2011 Annual Incentive Plan Performance Results Table

The following table shows the actual performance results for Fiscal 2010 and Fiscal 2011, as well as the threshold and target performance levels for Fiscal 2011.

		2010	2011
Measure	Performance Weight	Actual	Threshold	Target	Actual	Payout Percentage
Operating Income ($ in millions)	60%	$584.9	$613.9	$681.6	$664.6	49%
Market Share Growth compared to Competitors (a)	20%	+58	+100	+200	-131	—%
Commercial Customer Satisfaction Score (b)	10%	66	67	68	65	—%
DIY Customer Satisfaction Score (b)	10%	72	73	74	73.6	8%

(a)	Change in sales market share compared to remainder of market in basis points.

(b)	Customer satisfaction scores are measured each month by an independent third party and reported to the Company.

While our overall financial results steadily improved throughout Fiscal 2011, primarily due to improving sales trends and the decrease in our selling, general and administrative expense rate, our sales growth underperformed our targeted levels. We achieved actual operating income of $665 million which was 82 percent of target level, despite achieving a record 10.8 percent operating income rate. We did not achieve the targeted market share growth results established by the Committee at the beginning of 2011 primarily as a result of the regional performance disparity between the Eastern and Western portions of the United States, the decelerated pace of our new store growth relative to our peers and underperformance in our do-it-yourself (DIY) sales. DIY customer satisfaction scores increased over 2010 levels to achieve 80 percent of target level, but commercial customer satisfaction scores did not achieve the threshold level approved by the Committee. As a result, the aggregate AIP amount was funded at approximately 57 percent of the named executive officers’ 2011 AIP target levels.

In determining actual bonuses, the Committee also took into account each executive officer’s individual performance and contribution to the overall success of the organization.  The Committee reviewed and approved measurable performance goals for each executive. Executives’ results for Fiscal 2011 were compiled, reviewed and approved by the Committee.  The Committee did not modify 2011 AIP payments to any executive officers based on their individual performance, and each received an AIP payment of 57 percent of the target levels.

For additional information about the Company’s AIP, please refer to the "2011 Grants of Plan-Based Awards Table," which shows the threshold, target and maximum incentive amounts payable under the plan for 2011, and the “Summary Compensation Table,” which shows the actual non-equity incentive plan compensation paid to our named executive officers for our Fiscal 2011 performance.

Long-Term Incentive Compensation

Our executives receive long-term incentive compensation intended to link their compensation to the Company’s long-term financial success.  Long-term incentive compensation grants were made in December 2011 to executive officers and other employees eligible for long-term incentives.  In 2011, 75 percent of each named executive officer’s target grant value was awarded in the form of stock-settled SARs, and 25 percent was granted in the form of restricted stock under the 2004 LTIP, which was approved by stockholders in May 2004 and amended with stockholder approval in 2007. Mr. Jackson received a smaller long-term incentive award in 2011 than in 2010 based on an assessment of peer company compensation levels and the Company's 2011 performance compared to fiscal year 2010.

We introduced performance-based vesting into our long-term incentive program in 2008.  The performance-based portion of each award may vest in whole or in part as of March 1 of the calendar year following the end of the performance period after certification by the Committee of the EVA performance for the respective three-year performance period.  EVA was adopted as the performance measure because we believe it is the measure most strongly aligned with the creation of long-term stockholder value.  For purposes of this program, EVA is defined as operating profit after taxes ("After-Tax Operating Earnings"), less a charge for cost of capital as calculated on our total debt and equity ("Total Invested Capital") during the three-year performance period.  The Company utilizes an independent consultant to prepare objective EVA performance calculations for the Company and its peer group companies for each performance period. Grants of performance-based SARs and restricted stock made in November 2008 were earned based on our EVA performance during fiscal 2009 through 2011 compared to approved goals for the performance period.  Grants of performance-based SARs and restricted stock made in 2009 and 2010 will be earned based on our EVA performance as compared to the EVA performance of the companies in our peer group for the 2010-2012 and 2011-2013 performance periods, respectively.  For the annual awards made in December 2011, the peer group for purposes of measuring our relative EVA performance is the same as the peer group used for the December 2010 awards. This peer group is defined in the "Setting Executive Compensation" section of this Proxy Statement.  The peer group for awards made in December 2009 included fewer companies and are described in the Company’s 2011 proxy statement. We believe the use of a peer group for these grants increases alignment of long-term incentive compensation earned by executives with stockholder value created relative to that of the peer companies.  For the 2008, 2009 and 2010 grants, a minimum absolute level of EVA performance for the respective three-year performance period must be achieved in order for any performance-based award to be earned.  The awards granted in December 2011 do not include a minimum absolute level of EVA for the performance period because the Committee believes the EVA performance relative to the defined peer group is an adequate performance requirement and the awards are already aligned with our absolute EVA performance because they are in the form of SARs and restricted stock.

Long-term incentive awards granted prior to December 1, 2011 had 75 percent of the award vesting equally over three years on the anniversary of the grant with 25 percent of the award vesting based on our three-year EVA performance. For the annual awards made in December 2011, a larger proportion of the target awards granted to Messrs. Jackson, Norona, Freeland and Wade will vest based on our three-year EVA performance with only 50 percent of the target award amount of SARs and restricted stock vesting in three approximately equal annual installments on the first three anniversaries of the date of grant, subject to the named executive officer’s continued employment.  The remaining 50 percent of the target award will be earned based on our EVA performance during the 2012 through 2014 fiscal years relative to a defined peer group.

The Company’s EVA performance during fiscal years 2012 through 2014 must exceed the EVA performance of 40 percent of our peer group companies during the three-year performance period before the executive officers may become eligible to receive any performance-based awards.  In order for the executive officers to earn the performance-based portion of the award at target level (which is 50 percent of the target amount and, when added to the time-based shares, a total of 100 percent of target), the Company’s EVA performance must equal the peer group median.  The number of SARs and shares of restricted stock that can potentially vest is determined by the EVA performance relative to the EVA of peer group companies. As the Company's EVA performance exceeds the 40th percentile of peer group companies and approaches the 80th percentile of peer group companies, more SARs and shares of restricted stock vest. Executive officers may receive additional SARs and shares of restricted stock up to a maximum of an additional 100 percent of the target level award if the Company’s EVA performance meets or exceeds the EVA performance of 80 percent of the peer group companies.

2012-2014 Performance Vesting Table

The table below provides a summary of the performance vesting criteria of the December 2011 long-term incentive grants to our named executive officers.

Long-Term Incentive Shares Vested as Percent of Target (a)	Company EVA Performance Compared To Peer Companies (b)
200%	80th Percentile or more
100%	50th Percentile
50%	40th Percentile or lower

(a)
Represents the percent of SARs and shares of restricted stock issued compared to the executive's target grant.  For example, 10,000 SARs at target can increase to 20,000 SARs at maximum vesting. Vesting levels are pro-rated on a graduated scale between the minimum (50%) and maximum (200%) vesting levels.

(b)	Peer group companies are defined in the "Setting Executive Compensation" section of this Proxy Statement.

The Committee established long-term incentive guidelines for each executive level after considering competitive long-term incentive grant values provided to similarly-positioned executives of the Cook peer group companies.  The Committee also considers the individual executive’s potential impact on our future performance and most recent performance evaluation when awarding individual grants.  The "Base Salary" section of this Proxy Statement provides more information regarding the factors considered to determine whether each individual executive’s award should be adjusted as compared to the guideline level previously established for the executive.

All equity awards to executive officers are approved by the Committee.  The Committee approved the guidelines for the December 2011 annual long-term incentive awards and a grant date of December 1, 2011 at the Committee’s meeting in November 2011.  The approved grant values were converted into a number of SARs and shares of restricted stock based on the closing price of the Company’s common stock on the date of grant and for the SARs, the Black-Scholes value.  Newly hired or promoted executives are generally eligible to receive prorated long-term incentive grants shortly after their hire or promotion date based on the long-term grant guidelines approved by the Committee for the fiscal year.  Pro-ration is based on the time from promotion or hire through the end of the fiscal year.  For newly hired executive officers, the Committee approves compensation arrangements containing equity awards as deemed appropriate.  Grants for newly hired or promoted employees are generally granted on the third day our stock is traded on the NYSE following our earnings release for the quarter in which they were hired or promoted.  The "2011 Grants of Plan-Based Awards" and "Outstanding Equity Awards at 2011 Fiscal Year-End" tables contain additional information about named executive officers’ 2011 long-term incentive awards.

The SARs awarded by the Committee have a term of seven years.  Upon exercise of the SARs, the amount of appreciation, representing the difference between the grant price and the price of our stock at the time of exercise, will be settled through issuance of Company stock, with any fractional shares to be paid in cash.  Dividend and voting rights were granted in conjunction with the time-based portion of the restricted stock awards.  Dividend and voting rights are not applicable to the performance-based restricted stock.

Long-term incentive grants awarded between November 18, 2008 and November 30, 2009 included an opportunity to earn additional SARs and shares based on the Company's cumulative EVA during fiscal years 2009, 2010, and 2011 based on an EVA performance vesting scale previously approved at the grant date. These awards vested for our executive officers on March 1, 2012 at the maximum performance level of 150 percent of the original target award due to the Company's exceptional EVA performance during those years. The cumulative EVA required for maximum vesting was $391 million, and the Company actually achieved $697.2 million.

Retirement Savings Programs

Executives are eligible to participate in our 401(k) plan, along with other eligible employees of the Company, once they meet eligibility requirements. The Company provides the same match offered to all employees of the Company.  The Company matches 75 percent of each dollar up to five percent of executives’ contributions or the maximum contributions permitted by Internal Revenue Service plan testing limitations, whichever is lower.  Generally, executives’ ability to accumulate retirement savings through our 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees.  Consequently, we have established a non-qualified deferred compensation plan for named executive officers and certain other eligible executives.  Pursuant to the plan, eligible employees were able to defer up to 50 percent of their annual salary and up to 50 percent of their bonus earnings in 2011.  Earnings on deferrals, if any, depend on the market-based investment funds selected by the executives.  The Company does not match executives’ deferrals into the non-qualified deferred compensation plan.  All compensation deferred under this plan is distributed in cash to the executive on a future date elected by the participating executive or upon termination of employment, whichever occurs first.  Distribution of deferred compensation payments must occur at least six months following termination of employment.

Executive officers and senior vice presidents may also voluntarily defer up to 50 percent of their base salary into our Deferred Stock Unit Plan.  Deferred earnings are converted into equivalent stock units of Company stock at 100 percent of the market price based on the closing price of our stock on the deferral date.  Prior to the beginning of the year in which the deferrals begin, eligible executives must make irrevocable participation elections and designate future distribution dates for both the deferred compensation and deferred stock unit plans.  All deferred stock units, or DSUs, are settled in Company stock.

Detailed information about deferrals made by named executive officers is presented in the "2011 Non-Qualified Deferred Compensation Table" contained in this Proxy Statement.

Other Compensation

Taxable perquisite allowances are provided to named executive officers and certain other executives under our Executive Choice Plan.  The Committee believes the allowances are reasonable and consistent with the objectives of the overall compensation program and better enable the Company to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of allowances for named executive officers.  Executives may apply their allowances toward personal development, legal and financial planning expenses, health club memberships, supplemental disability and life insurance policies or automobile expenses. Offering these allowances enables the Company to maintain a competitive total compensation package for our executives.  Allowance amounts for named executive officers are included in the "Summary Compensation Table" contained in this Proxy Statement.  Our named executive officers are also eligible for personal use of the Company aircraft on a limited basis subject to certain limitations set forth in the aircraft use policy approved by the Committee, which limits the maximum value to $100,000 for personal use by our Chief Executive Officer on an annual basis.  Personal use of the Company aircraft by other named executive officers must be approved by the Chief Executive Officer.  Executives do not receive tax gross-ups with respect to their perquisite allowances or personal use of the Company aircraft.

Employment Agreements

The Company competes for executive talent, and we believe that providing severance protection plays an important role in attracting and retaining key executives.  Accordingly, the Company has entered into employment agreements with all named executive officers and other selected senior executives.  The agreements automatically renew unless either party provides notice of non-renewal at least 90 days prior to the end of the then effective term.  Effective June 4, 2011, employment agreements with Messrs. Norona, Wade, and Freeland were automatically renewed for an additional one-year term according to the terms of the agreements.  The Company entered into an employment agreement with Mr. Jackson on January 7, 2008, when he became the Company’s President and Chief Executive Officer.  His agreement was automatically renewed on January 7, 2012 for a one-year term.  Ms. Kozikowski’s employment agreement was automatically renewed for an additional one-year term effective January 1, 2011. This agreement was in place until Ms. Kozikowski's employment ended on January 1, 2012. Effective January 1, 2012, Mr. Wade entered into a new employment agreement which is discussed below.

The respective agreements specify annual base salary and annual performance-based cash target bonus amounts for each executive, calculated as a specified percentage of the executive’s base salary.  The performance measures are determined by the Committee annually and are consistent with the measures applied to other senior executives.   The executives are eligible to participate in all of the Company’s applicable benefit plans and programs pursuant to the terms of such programs.

If the executive’s employment is terminated in the event of the executive’s death, the Company has agreed to pay to the executive’s designated beneficiary or estate an amount equal to one year of base salary at the rate then in effect, plus an amount equal to the executive’s average annual bonus for the past three fiscal years.  In the event of termination of employment due to disability as defined in the agreement, the executive will receive a lump sum payment amount equal to 30 percent of base salary at the rate then in effect, plus an amount equal to the executive’s average annual bonus for the past three fiscal years, in addition to the benefits payable under our qualified group disability plan.  Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.

In addition, under the terms of the long-term incentive awards, if the executive’s employment is terminated on account of death or disability, all time-vesting restricted stock, SARs and stock options granted to the executive pursuant to the Company’s 2004 LTIP or any successor plan will vest and become exercisable if not then vested or exercisable.  If the executive’s employment is terminated on account of death, disability or retirement prior to the vesting date of the executive’s performance-based SARs or restricted shares, the performance-based SARs and restricted shares will become eligible for exercise or issuance on the normal vesting date for performance-based awards on a pro-rata basis for the time that the executive was employed during the performance period.  The pro rata amount of performance SARs or restricted shares that will become eligible for exercise or issuance will be no fewer than the total number of shares at target level less the previously vested portion of the time-vested SARs and restricted shares.

If the Company terminates the executive’s employment without "Cause" or if the executive terminates his or her employment for "Good Reason," as defined in the agreements, other than following a Change in Control, as defined in the 2004 LTIP, the executive will be entitled to a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect and the prorated value of the annual Executive Choice Plan.  In addition, executives will be entitled to receive an amount equal to an average of the past three years’ annual bonus payments.  If the executive has been employed by the Company for fewer than three fiscal years prior to the date of termination of employment, the executive is entitled to receive an amount equal to the average of the executive’s annual bonuses received prior to termination of employment.  The Company will also provide the executive certain outplacement services for a period of up to one year.  Any performance-based grants of SARs and restricted stock will vest immediately as of the date of the executive’s termination of employment at the target level and in the same ratio as the executive’s time-vested SARs and restricted shares.  Executives are also granted a right to continue their medical benefits for one year post-termination at the same cost as active employees.

If within twelve months after a Change in Control the Company terminates the executive officer’s employment other than for Cause, death or disability, or the executive terminates the executive officer’s employment for Good Reason, the executive will be entitled to receive a lump sum severance payment in an amount equal to two times base salary at the rate then in effect, plus two times the average annual bonus paid to the executive during the preceding three years and the prorated value of the annual Executive Choice Plan.  In addition, the Company will provide the executive certain outplacement services for a period of up to one year.  In the event of a Change in Control, all time-vesting restricted stock, SARs and stock options granted to the executive pursuant to the Company’s 2004 LTIP or any successor plan will vest and become exercisable if not then vested or exercisable.  Performance-based SARs and restricted stock will vest immediately on a pro rata basis based on the actual performance of the Company over the completed portion of the performance period prior to the Change in Control event.  However, the pro rata amount of performance SARs and restricted stock that will vest will be no fewer than the total shares at target level less the previously vested portion of the time-vested share awards. Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees.

In the event of a Change in Control, Messrs. Jackson, Freeland and Norona will be entitled to a tax gross-up payment intended to make them whole for excise taxes that may be imposed on the Change in Control payments.  In May 2009, the Company discontinued the tax gross-up payment provision for future agreements.  Consequently, Ms. Kozikowski’s employment agreement, which became effective as of January 1, 2010 (and which was terminated effective January 1, 2012), did not include this tax gross-up provision.  Her agreement provided that if payments upon termination of employment related to a Change in Control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to her (after taking into consideration the payment of all income and excise taxes that would be owed as a result of the Change in Control payments), we will reduce the Change in Control payments by the amount necessary to maximize the benefits received by her, determined on an after-tax basis. Through the end of Fiscal 2011, Mr. Wade's employment agreement provided for a tax gross-up payment in the event of Change in Control. Effective January 1, 2012, and as more fully described below, Mr. Wade entered into a new employment agreement with the Company that contains provisions similar to those in Ms. Kozikowski's agreement.

The executives are subject to standard confidentiality and non-disparagement agreements during and following their employment.  Each executive has also agreed not to compete with the Company, not to recruit or employ our employees in other businesses and not to solicit our customers or suppliers for competitors during the term of the executive’s employment and for one year following termination of employment.  Mr. Jackson has agreed that he will not compete with the Company for two years following his termination of employment.  In order to receive any payments or benefits under the employment agreement, the executive or his legal representative must execute a release that is satisfactory to the Company. Information regarding applicable potential payments under such agreements for the named executive officers is provided under the heading "Potential Payments Upon Termination or Change in Control Table" contained in this Proxy Statement.

Effective September 15, 2011, our Board appointed Mr. Wade, who previously served as President of the Company, to serve as a director and a member of the Board's Finance Committee. Effective January 1, 2012, Mr. Wade transitioned from his role as the Company's President. He continues to be employed by the Company reporting to the President and Chief Executive Officer and continues to provide strategic leadership to the Company and serves as Chairman of Autopart International, Inc., a subsidiary of the Company. Mr. Wade entered into a new employment agreement effective January 1, 2012, which replaces his prior employment agreement and provides for an annual base salary of $150,000 and contains a reduced lump sum severance payment equal to $300,000 if his employment with the Company ends as the result of death, disability, termination of employment by the Company without cause or change in control. Mr. Wade's revised employment agreement also eliminated the provision for a tax gross-up in the event of termination of employment following a change in control and instead provides for a reduction in Change Control payments in the manner described above with regard to Ms. Kozikowski's employment agreement. Mr. Wade's agreement continues to contain standard confidentiality, non-disparagement agreements and non-compete provisions like our executive officers. Mr. Wade will not receive non-management director compensation, but he will be eligible to receive an annual grant of restricted stock awards with a value of at least $100,000.

Ownership Guidelines

The Company has had stock ownership guidelines in place since 2006 that prescribe required levels of stock ownership and the timeline for achieving the required levels of stock ownership by named executive officers and members of our Board.  These guidelines are designed to further strengthen and align Company leadership with stockholders’ interests and to enhance stockholder value over the long term.  Details of the current guidelines are included in the "Security Ownership Guidelines for Directors and Executive Officers" section of this Proxy Statement and are posted on the Company’s website.  As of the end of our fiscal year, Messrs. Jackson, Norona, and Wade have achieved their required ownership levels.  All other executives are currently progressing toward meeting the required ownership guidelines.

The terms of Mr. Jackson’s December 2010 and 2011 awards require that he hold the shares realized upon the exercise of the SARs and the lapse of the restrictions on the restricted stock awards, net of shares withheld to satisfy the applicable withholding tax requirements, for a period of one year.

Tax Deductibility of Pay

In designing our executive compensation programs, we consider the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to the Company’s named executive officers.  Compensation paid in accordance with a stockholder approved performance-based incentive plan is exempt from Section 162(m) and is tax-deductible for the Company.  Our 2007 Executive Incentive Plan was established and approved by stockholders in 2007.  All 2010 annual incentives paid to our named executive officers and all performance-based long-term incentives awarded in 2011, were subject to performance measures established and certified by the Committee consistent with the provisions of the Executive Incentive Plan.  The stockholder-approved 2004 LTIP enables us to exclude from the $1,000,000 limit any performance-based compensation resulting from long-term incentives or other qualifying awards granted under the plan to our named executive officers.  SARs and the performance-based portion of our restricted shares meet the tax-deductibility requirements of Section 162(m) of the Internal Revenue Code.  We intend to structure compensation programs to meet the requirements of Section 162(m), other than time-vested restricted stock or restricted stock units, which are not considered performance-based under Section 162(m) of the Internal Revenue Code.  Accordingly, awards of time-vested restricted stock or restricted stock units are generally not deductible by the Company.  However, the Committee retains the authority to award compensation which may not be fully deductible by the Company. This Proxy Statement contains two important proposals requesting stockholders to re-approve performance objectives for the 2007 Executive Incentive Plan and the 2004 LTIP to maintain the Committee's ability to grant qualified "performance-based" compensation under Section162(m) of the Internal Revenue Code.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides the compensation earned by our chief executive officer and our principal financial officer and the other three most highly compensated executive officers as of the end of each of the last three completed fiscal years.

			Bonus	Stock Awards	Option or SAR Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (f) (g) (h)	Total
Name and Principal Position		Salary	(a)	(b) (d)	(c) (d)	(e)	(i)
	Year	($)	($)	($)	($)	($)	($)	($)

Darren R. Jackson	2011	$700,000	$—	$687,500	$2,062,502	$601,650	$117,541	$4,169,193
Chief Executive Officer	2010	700,000	—	712,502	2,137,515	2,310,000	106,189	5,966,206
	2009	700,000	—	281,287	843,769	1,792,000	74,014	3,691,070

Michael A. Norona	2011	469,240	—	212,506	637,502	241,987	15,964	1,577,199
EVP, Chief Financial Officer	2010	450,008	—	199,971	600,043	735,075	15,983	2,001,080
	2009	450,008	—	117,183	351,596	460,800	23,638	1,403,225

Kevin P. Freeland	2011	526,936	—	275,000	825,001	301,934	16,018	1,944,889
Chief Operating Officer	2010	450,008	—	337,486	1,012,525	816,750	27,801	2,644,570
	2009	450,008	—	135,959	407,819	570,240	17,388	1,581,414

Jimmie L. Wade	2011	469,240	—	725,038	—	241,987	15,964	1,452,229
Former President	2010	450,008	—	181,251	543,763	668,250	15,983	1,859,255
	2009	450,008	—	150,012	450,002	570,240	21,282	1,641,544

Tamara A. Kozikowski	2011	419,237	188,000	—	—	—	15,916	623,153
Former Chief Development Officer (j)	2010	400,005	—	143,744	431,263	528,000	10,419	1,513,431
	2009	230,772	—	286,018	857,849	220,915	6,214	1,601,768

(a)	As part of her severance agreement, Ms. Kozikowski was granted a payment to compensate for her 2011 annual incentive plan payment that would have otherwise been payable in March 2012.

(b)
Represents the grant date fair value of restricted stock granted for each year.  The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant. For additional information regarding the valuation assumptions of this award, refer to Note 19 of the Company’s consolidated financial statements in the 2011 Form 10-K filed with the SEC on February 28, 2012. See the "2011 Grants of Plan-Based Awards Table" and "Outstanding Equity Awards at 2011 Fiscal Year-End Table" in this Proxy Statement for information on stock awards granted in 2011 and prior years.  These amounts reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Statement of Codification Topic 718 ("ASC Topic 718"), and do not correspond to the actual value that may be realized by the named executive officers.  Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.

(c)
Represents the grant date fair value of SARs granted for each year.  For additional information regarding the valuation assumptions of this award, refer to Note 19 of the Company’s consolidated financial statements in the 2011 Form 10-K filed with the SEC on February 28, 2012. See the "2011 Grants of Plan-Based Awards Table" and "Outstanding Equity Awards at 2011 Fiscal Year-End Table" in this Proxy Statement for information on SARs awards granted in 2011 and prior years.  These amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, and do not correspond to the actual value that may be realized by the named executive officers.  Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.

(d)	The maximum value for awards, assuming the highest level of performance is achieved for performance awards granted, is provided for each executive in the table below.

Name	Year	Restricted Stock Maximum Value ($)	SARs Maximum Value ($)	Maximum Fair Value of Stock Awards and SARs ($)

Mr. Jackson	2011	$1,375,000	$4,125,003	$5,500,003
	2010	1,068,852	3,206,301	4,275,153
	2009	562,574	1,687,538	2,250,112

Mr. Norona	2011	424,944	1,274,985	1,699,929
	2010	300,056	900,084	1,200,140
	2009	234,366	703,192	937,558

Mr. Freeland	2011	550,000	1,650,001	2,200,001
	2010	506,279	1,518,789	2,025,068
	2009	271,919	815,638	1,087,557

Mr. Wade	2011	1,450,075	—	1,450,075
	2010	271,877	815,645	1,087,522
	2009	225,078	675,010	900,088

Ms. Kozikowski	2011	—	—	—
	2010	215,649	646,923	862,572
	2009	384,465	1,153,184	1,537,649

(e)
Amounts in this column were paid to the named executives in February 2010 and March of 2011 and 2012, respectively, for the preceding fiscal year’s performance according to the terms of the annual incentive plans in effect for each respective year.

(f)	Includes Company matching contributions according to the terms of the Company’s 401(k) plan.

(g)
Includes life insurance premiums paid by the Company for coverage equal to one times the executive’s annual salary, which is the incremental cost required to cover a benefit stated in the terms of each executive’s employment contract.

(h)
Includes executive allowances for 2011 as follows: Mr. Jackson - $15,000 for financial planning; Mr. Norona - $10,000 for financial planning; Mr. Wade - $10,000 for financial planning and automobile use; Ms. Kozikowski - $10,000 for financial planning; and Mr. Freeland - $10,000 for automobile use. Information about these taxable perquisites is discussed under the heading "Other Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

(i)
This column also includes the value of any personal use of the Company aircraft calculated at the incremental cost to the Company related to personal use of the Company aircraft.  Individual expenses related to aircraft use for 2009, 2010 and 2011 are provided in accordance with the Company’s aircraft use policy.   For 2011, reportable compensation for Mr. Jackson is $96,355 related to Company aircraft use.  The incremental cost to the Company for personal use of Company aircraft is calculated based on the primary variable operating costs to the Company, including fuel, maintenance and other miscellaneous variable costs.  All personal use of the Company aircraft is reportable as taxable wages for executives and no tax reimbursements are provided by the Company.

(j)
Ms. Kozikowski received no stock or SAR awards in 2011. As part of her severance arrangement, Ms. Kozikowski received payments in January 2012, totaling $1,225,000. This amount included payments made pursuant to the terms of her employment agreement of $425,000, an amount which equals one times her annual base salary, and $312,000, an amount which represents the average annual incentive payments for the past three years. Additionally, $188,000 was paid to her in lieu of her 2011 annual incentive plan payment which would otherwise have been payable at the time the named executive officers received their 2011 annual incentive plan payments, and a supplemental cash payment of $300,000 was paid to her in recognition of her performance and contribution during her tenure at the Company. With the exception of the $188,000 payment, reported in the bonus column, all of these payments were distributed to Ms. Kozikowski following the termination of her employment after the end of 2011 fiscal year, and therefore are not included in the table.

2011 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of cash and stock-based awards made under our annual and long-term incentive plans during 2011.  The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if the Company’s performance had met the respective levels of the four applicable performance measures.  The performance measures are more fully described under the heading "Annual Incentive Plan" in the Compensation Discussion and Analysis section of this Proxy Statement.  The threshold, target and maximum equity incentive award amounts shown in the table represent the amounts to be paid if the Company’s performance meets the respective level of applicable performance measures as more fully described under the heading "Long-Term Incentive Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Stock Awards: Number of Securities Underlying Options (#) (d)	Exercise Price of Option Awards ($/sh) (e)	Grant Date Fair Value of Stock and Option Awards ($)(g)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Jackson	1/1/2011	$210,000	$1,050,000	$2,100,000	—	—	—	—	—	$—	$—
	12/1/2011	—	—	—	—	51,640	154,920	—	51,640	68.75	2,062,502
	12/1/2011	—	—	—	—	5,000	15,000	5,000	—	—	687,500
Mr. Norona	1/1/2011	84,463	422,316	844,632	—	—	—	—	—	—	—
	12/1/2011	—	—	—	—	15,961	47,883	—	15,962	68.75	637,502
	12/1/2011	—	—	—	—	1,545	4,635	1,546	—	—	212,506
Mr. Freeland	1/1/2011	105,387	526,936	1,053,872	—	—	—	—	—	—	—
	12/1/2011	—	—	—	—	20,656	61,968	—	20,656	68.75	825,001
	12/1/2011	—	—	—	—	2,000	6,000	2,000	—	—	275,000
Mr. Wade (f)	1/1/2011	84,463	422,316	844,632	—	—	—	—	—	—	—
	12/1/2011	—	—	—	—	5,273	15,819	5,273	—	—	725,038
Ms. Kozikowski	1/1/2011	67,078	335,389	670,779	—	—	—	—	—	—	—

(a)	The non-equity incentive plan information represents our 2011 annual incentive plan.

(b)
These columns include performance-vesting portions of the restricted stock and SAR grants to our executives.  For the December 2011 grants our executives, except Mr. Wade who received his entire award in the form of shares of restricted stock, received 75 percent of target award value granted in the form of SARs and the remaining 25 percent granted in the form of shares of restricted stock, which are shown in separate rows, respectively.  At target, the performance-based portion represents 50 percent of the total long-term incentive grant value.   These shares may be earned on March 1, 2015, following certification by the Committee of the performance vesting achievement level of the Company during fiscal years 2012 through 2014. At the threshold level of Company performance, executives receive no performance-based SARs or shares of restricted stock.  The Company’s EVA performance must exceed 40 percent of the peer group companies to become eligible to receive additional performance-based shares.  In order for the executive officers to earn the full performance-based portion of the target amount (which is 50 percent of the target amount and, when added to the time-based shares, a total of 100 percent of target), the Company’s EVA performance must equal the peer group median.  Executive officers may receive additional SARs and shares of restricted stock up to a maximum of an additional 100 percent of the target level award, if the Company’s EVA meets or exceeds 80 percent of the peer group companies.

(c)
This column includes the number of shares of time-vesting restricted stock awarded to each executive for 2011 grants. These shares will vest in three approximately equal annual installments commencing on the first anniversary date of the grant.

(d)
This column includes the number of time-vesting SARs awarded to each executive for the 2011 grants. These SARs will vest in three approximately equal annual installments commencing on the first anniversary date of the grant.

(e)	Stock prices shown are the exercise price of any SAR grants based on the closing price of the Company’s common stock on the date of grant.

(f)
Mr. Wade was retirement eligible at the time of the December 1, 2011 grants. The terms of the award entitle retirement-eligible employees to receive, at minimum, the target value of the performance award.  The aggregate grant date fair value for the target level awards was computed in accordance with ASC Topic 718.

(g)
The aggregate grant date fair value of the awards was computed in accordance ASC Topic 718.  The attainment of target level for performance awards was deemed probable at the date of grant for the December 1, 2011 award.  Accordingly, the grant date fair value was calculated at target level.

The time-vested portions of the restricted stock awards granted in 2011 include voting rights and rights to receive dividend payments in the same amount as paid to our stockholders. Performance-based restricted stock does not include dividend or voting rights.  The Company paid quarterly cash dividends of $0.06 per share in 2011.  All SAR grants have a term of seven years and must be settled in shares of Company stock.

Outstanding Equity Awards at 2011 Fiscal Year-End Table

The following table provides information concerning stock-based awards granted to our named executive officers that were outstanding at the end of our last fiscal year.

		Option Awards (a)					Stock Awards (b)
									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Jackson (c)	5/23/2005	6,250	—	—	$39.65	5/23/2012	—	$—	—	$—
	5/22/2006	7,500	—	—	38.35	5/22/2013	—	—	—	—
	5/21/2007	7,500	—	—	41.64	5/21/2014	—	—	—	—
	1/7/2008	225,000	—	—	37.28	1/7/2015	—	—	—	—
	11/17/2008	56,595	—	169,782	25.81	11/17/2015	—	—	—	—
	11/17/2008	—	—	—	—		—	—	16,707	1,163,308
	12/1/2009	43,912	21,956	33,510	40.38	12/1/2016	—	—	—	—
	12/1/2009	—	—	—	—		2,322	161,681	3,543	246,667
	12/1/2010	27,631	55,262	27,630	66.15	12/1/2017	—	—	—	—
	12/1/2010	—	—	—	—		5,386	375,027	2,692	187,444
	12/1/2011	—	51,640	51,640	68.75	12/1/2018	—	—	—	—
	12/1/2011	—	—	—	—		5,000	348,150	5,000	348,150
Mr. Norona (d)	2/15/2008	50,000	—	—	33.66	2/15/2015	—	—	—	—
	2/19/2008	63,561	—	—	33.80	2/20/2015	—	—	—	—
	11/17/2008	47,983	—	47,982	25.81	11/17/2015	—	—	—	—
	11/17/2008	—	—	—	—		—	—	4,722	328,793
	12/1/2009	18,298	9,149	9,148	40.38	12/1/2016	—	—	—	—
	12/1/2009	—	—	—	—		968	67,402	1,476	102,769
	12/1/2010	7,756	15,514	7,756	66.15	12/1/2017	—	—	—	—
	12/1/2010	—	—	—	—		1,512	105,281	755	52,571
	12/1/2011	—	15,962	15,961	68.75	12/1/2018	—	—	—	—
	12/1/2011	—	—	—	—		1,546	107,648	1,545	107,578
Mr. Freeland (e)	2/19/2008	84,748	—	—	33.80	2/20/2015	—	—	—	—
	11/17/2008	49,829	—	49,827	25.81	11/17/2015	—	—	—	—
	11/17/2008	—	—	—	—		—	—	4,902	341,326
	12/1/2009	21,224	10,612	16,197	40.38	12/1/2016	—	—	—	—
	12/1/2009	—	—	—	—		1,123	78,194	1,713	119,242
	5/24/2010	4,158	8,318	6,348	49.55	5/24/2017	—	—	—	—
	5/24/2010	—	—	—	—		883	61,483	675	46,974
	12/1/2010	9,695	19,391	9,695	66.15	12/1/2017	—	—	—	—
	12/1/2010	—	—	—	—		1,890	131,601	944	65,731
	12/1/2011	—	20,656	20,656	68.75	12/1/2018	—	—	—	—
	12/1/2011	—	—	—	—		2,000	139,260	2,000	139,260
Mr. Wade	2/20/2007	66,021	—	—	38.03	2/20/2014	—	—	—	—
	2/19/2008	61,983	—	—	33.80	2/20/2015	—	—	—	—
	11/17/2008	—	—	47,982	25.81	11/17/2015	—	—	—	—
	11/17/2008	—	—	—	—		—	—	4,722	328,793
	12/1/2009	17,564	8,783	13,404	40.38	12/1/2016	—	—	—	—
	12/1/2009	—	—	—	—		929	64,686	1,416	98,624
	12/1/2010	7,029	14,058	7,029	66.15	12/1/2017	—	—	—	—
	12/1/2010	—	—	—	—		1,370	95,393	685	47,697
	12/1/2011	—	—	—	—		5,273	367,159	5,273	367,159
Ms. Kozikowski	6/10/2009	—	6,453	19,356	43.50	6/10/2016	—	—	—	—
(f)	6/10/2009	—	—	—	—		719	50,064	2,156	150,122
	12/1/2009	—	7,685	11,728	40.38	12/1/2016	—	—	—	—
	12/1/2009	—	—	—	—		813	56,609	1,239	86,296
	12/1/2010	—	11,150	5,574	66.15	12/1/2017	—	—	—	—
	12/1/2010	—	—	—	—		1,087	75,688	543	37,809

(a)
Includes grants of stock options and SARs.  With the exception of the special grants to Messrs. Jackson, Norona and Freeland, as described in notes "(c)", "(d)" and "(e)" below, all stock options and time-vested SARs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The amounts shown for SARs granted in November 2008 and June 2009 represent the time-vested portion of the grants and the performance-based portion of the grants at maximum target level.  The amounts shown for SARs granted in December 2009 represent the time-vested portion of the grants and the performance-based portion of the grants at slightly above target level. The amounts shown for SARs granted in December 2010 and December 2011 grants represent the time-vested portion of the grants and the performance-based portion of the grants at target level. The number of performance-based awards is based on management's expectation of the probable outcome of the performance conditions as of the end of Fiscal 2011.  The performance-based option awards shown in this table as Equity Incentive Plan Awards granted in 2008, 2009, 2010 and 2011, except for the June 2009 grant to Ms. Kozikowski and the May 2010 grant to Mr. Freeland, may be eligible for exercise on March 1, 2012, March 1, 2013, March 1, 2014, and March 1, 2015, respectively, following certification by the Committee of the performance vesting achievement level.  The May 2010 grant to Mr. Freeland may be eligible for exercise on May 24, 2013 upon completion of vesting. Upon termination of her employment effective January 1, 2012, all of Ms. Kozikowski's unvested performance-based grants were forfeited.

(b)
All stock awards listed in the table are awards of restricted stock.  With the exception of the special grants to Mr. Jackson in January 2008 and to Messrs. Norona and Freeland in February 2008, as described in notes (c), (d) and (e) below, all awards of time-vested restricted stock vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The market value of the stock awards is reflective of the closing price of the Company’s stock as of December 30, 2011 ($69.63), the last day that the Company’s common stock was traded during fiscal year 2011.  The amounts shown for restricted stock granted in November 2008 and June 2009 represent the time-vested portion of the grants and the performance-based portion of the grants at maximum target level.  The amounts shown for restricted stock granted in December 2009 represent the time-vested portion of the grants and the performance-based portion of the grants at slightly above target level. The amounts shown for restricted stock granted in December 2010 and December 2011 grants represent the time-vested portion of the grants and the performance-based portion of the grants at target level. The number of performance-based awards is based on management's expectation of the probable outcome of the performance conditions as of the end of Fiscal 2011. The performance-based stock awards shown in this table as Equity Incentive Plan Awards granted in 2008, 2009, 2010 and 2011, except for the June 2009 grant to Ms. Kozikowski and the May 2010 grant to Mr. Freeland, may vest on March 1, 2012, March 1, 2013, March 1, 2014, and March 1, 2015, respectively, following certification by the Committee of the performance achievement level.  The May 2010 grant to Mr. Freeland may vest on May 24, 2013. Upon termination of her employment effective January 1, 2012, Ms. Kozikowski's unvested incentive-based grants were forfeited.

(c)
For Mr. Jackson, all outstanding option awards granted prior to January 2008 were granted as part of his compensation as an independent director.  Effective upon Mr. Jackson’s employment as our chief executive officer on January 7, 2008, Mr. Jackson received equity grants valued in the amount of $6,351,000 under the Company’s 2004 LTIP to replace stock value he forfeited when he left his former employment.  This replacement equity consisted of 110,000 shares of restricted stock which vested on the third anniversary of the effective date of the grant and 225,000 SARs.  One-fourth of the SARs vested immediately and could be exercised after January 8, 2009, and the remaining three-fourths of the SARs vested annually in equal installments on the first, second and third anniversaries of the grant date.  These equity awards were designed to directly link his interests with those of our stockholders.

(d)
On February 15, 2008, Mr. Norona received special equity grants pursuant to his employment agreement that were intended to replace stock value he forfeited when he left his former employment.  The equity grants were made under the Company’s 2004 LTIP.  The special grant consisted of 50,000 shares of restricted stock that vested in three approximately equal annual installments commencing on the first anniversary date of the grant and a special grant of 50,000 SARs.  One-fourth of the SARs were vested immediately with a one-year holding period before they could be exercised, and the remaining three-fourths of the SARs vested in equal annual installments on the first, second and third anniversaries of the grant date.  Effective February 19, 2008, Mr. Norona received equity grants under the Company’s 2004 LTIP valued at $750,000 on the date of grant consisting of 25 percent of the value issued in the form of 5,547 shares of restricted stock that vested annually in three equal installments commencing on the first anniversary of the grant date and 75 percent of the value issued in the form of 63,561 SARs that vested in three approximately equal annual installments commencing on the first anniversary date of the grant.

(e)
On February 19, 2008, Mr. Freeland received two equity grants under the Company’s 2004 LTIP.  The first grant, valued at $250,000, was awarded to Mr. Freeland pursuant to the terms of his offer of employment.  The special grant consisted of 1,849 shares of restricted stock which vested on the third anniversary of the effective date of the grant and 21,188 SARs. The SARs vested in three approximately equal annual installments commencing on the first anniversary date of the grant. Mr. Freeland’s second grant was awarded pursuant to the Company’s annual grant policy. The SARs and restricted stock vested in three approximately equal annual installments commencing on the first anniversary date of the grant. On May 24, 2010, Mr. Freeland received a special high performer equity grant under the Company’s 2004 LTIP comprised of 75 percent SARs and 25 percent restricted stock.  This grant was valued at $350,000 and consisted of 1,324 shares of restricted stock that will vest in three approximately equal annual installments commencing on the first anniversary date of the grant. In addition, the restricted stock grant included 442 performance-based shares of restricted stock that may vest on the third anniversary of the effective date of the grant.  The equity grant included 12,476 time-vested SARs.  The SARs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. In addition, the SARs grant included 4,159 performance-based SARs units that may vest on the third anniversary of the grant date.

(f)
On June 10, 2009 pursuant to the terms of Ms. Kozikowski’s offer of employment, Ms. Kozikowski received an equity grant under the Company’s 2004 LTIP consisting of 75 percent SARs and 25 percent restricted stock.  This grant was valued at $750,000 which represents the maximum level of vesting in accordance with the accounting provisions of ASC Topic 718 since the Company had determined the maximum target goal was highly probable as of the grant date.  The special grant consisted of 2,156 shares of restricted stock that will vest in three approximately equal annual installments commencing on the first anniversary date of the grant. In addition, the restricted stock grant included 2,156 performance-based restricted stock units that may vest on the third anniversary of the effective date of the grant.  The equity grant included 19,357 time-vested SARs.  The SARs will vest in three approximately equal annual installments commencing on the first anniversary date of the grant. In addition, the SARs grant included 19,356 performance-based SARs units that may vest on the third anniversary of the grant date. Following the end of Fiscal 2011, Ms. Kozikowski's unvested grants were forfeited when her employment ended on January 1, 2012.

2011 Option Exercises and Stock Vested Table

The following table sets forth information with respect to our named executive officers who exercised stock options or SARs and vested in stock awards during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Jackson	—	$—	120,585	$7,527,890
Mr. Norona	—	—	21,813	1,399,009
Mr. Freeland	—	—	7,841	510,715
Mr. Wade	211,938	7,215,434	4,992	329,854
Ms. Kozikowski	11,232	767,381	2,075	134,905

2011 Non-Qualified Deferred Compensation Table

The following table sets forth information with respect to our named executive officers concerning executive contributions to non-qualified deferred compensation plans during 2011.  The Company does not make any contributions to these deferred compensation plans.  Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions (a)	Aggregate Earnings (b)	Aggregate Withdrawals/ Distributions (c)	Aggregate Balance at December 31, 2011
Mr. Jackson	$—	$170,705	$980,150	$3,274,637
Mr. Norona	187,311	495	—	854,958
Mr. Freeland	—	—	—	—
Mr. Wade	—	166	—	591,458
Ms. Kozikowski	—	—	—	—

(a)
Additional information is provided under "Retirement Savings" in the Compensation Discussion and Analysis section of this Proxy Statement.  Any amounts reported as Executive Contributions are also reported in the Salary column of the "Summary Compensation Table" of this Proxy Statement.

(b)
Represents unrealized gains or losses on market-based investments selected by executives for their deferred compensation balances.  For Mr. Jackson, the amounts reported also include the value of dividends earned on DSUs and converted to additional DSUs and the change in overall value of DSUs based on the Company’s stock price.

(c)	Mr. Jackson received a partial distribution of his deferred compensation consistent with the terms of his deferral elections.

Potential Payments Upon Termination of Employment or Change in Control Table

The following table provides an estimate of the inherent value of the severance payments, stock incentives, and benefits provided for in each named executive officer’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on December 31, 2011, the last day of our 2011 fiscal year.

Executive	Voluntary Termination without Good Reason or Involuntary Termination for Due Cause (a)	Retirement	Disability	Death	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason not related to a Change in Control (b)	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason related to a Change in Control (c)
Mr. Jackson
Cash Severance (d)	$—	$—	$2,000,420	$2,490,420	$2,490,420	$4,980,839
Stock Incentives (e) (f)		—	11,848,966	11,848,966	9,233,551	11,848,966
Cont'd Medical Coverage (g)	—	—	2,059	—	2,059	2,059
Outplacement	—	—	—	—	12,000	12,000
Executive Choice	—	—	—	—	15,000	15,000
Life Insurance	—	—	—	700,000	—	—
Disability Insurance Payout (h)	—	—	420,000	—	—	—
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	7,537,895
	$—	$—	$14,271,445	$15,039,386	$11,753,030	$24,396,760
Mr. Norona
Cash Severance (d)	$—	$—	$620,184	$952,684	$952,684	$1,905,369
Stock Incentives (e) (f)		—	3,583,435	3,583,435	2,681,159	3,583,435
Cont'd Medical Coverage (g)	—	—	2,059	—	2,059	2,059
Outplacement	—	—	—	—	12,000	12,000
Executive Choice	—	—	—	—	10,000	10,000
Life Insurance	—	—	—	475,000	—	—
Disability Insurance Payout (h)	—	—	285,000	—	—	—
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	2,186,856
	$—	$—	$4,490,678	$5,011,119	$3,657,902	$7,699,718
Mr. Freeland
Cash Severance (d)	$—	$—	$722,292	$1,107,292	$1,107,292	$2,214,583
Stock Incentives (e) (f)		—	4,258,090	4,258,090	2,855,015	4,258,090
Cont'd Medical Coverage (g)	—	—	1,749	—	1,749	1,749
Outplacement	—	—	—	—	12,000	12,000
Executive Choice	—	—	—	—	10,000	10,000
Life Insurance	—	—	—	550,000	—	—
Disability Insurance Payout (h)	—	—	330,000	—	—	—
Excise Tax Gross-Up	n/a	n/a	n/a	n/a	n/a	2,659,191
	$—	$—	$5,312,131	$5,915,382	$3,986,056	$9,155,613
Mr. Wade (i)
Cash Severance (d)	$—	$—	$672,766	$1,005,266	$1,005,266	$2,010,532
Stock Incentives (e) (f)		4,025,234	4,025,234	4,025,234	4,025,234	4,025,234
Cont'd Medical Coverage (g)	—	—	2,350	—	2,350	2,350
Outplacement	—	—	—	—	12,000	12,000
Executive Choice	—	—	—	—	10,000	10,000
Life Insurance	—	—	—	475,000	—	—
Disability Insurance Payout (h)	—	—	285,000	—	—	—
	$—	$4,025,234	$4,985,350	$5,505,500	$5,054,850	$6,060,116
Ms. Kozikowski (j)
Cash Severance (d)	$—	$—	$501,958	$799,458	$799,458	$1,598,915
Stock Incentives (e) (f)	—	—	1,608,825	1,608,825	643,770	1,608,825
Cont'd Medical Coverage (g)	—	—	2,059	—	2,059	2,059
Outplacement		—	—	—	12,000	12,000
Executive Choice			—	—	10,000	10,000
Life Insurance	—	—	—	425,000	—	—
Disability Insurance Payout (h)	—	—	255,000	—	—	—
	$—	$—	$2,367,841	$2,833,282	$1,467,287	$3,231,799

(a)
Voluntary termination without Good Reason or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights the executive may have under the normal terms of other benefit plans.  Executives must exercise vested long-term incentives within 90 days after the date of termination.  The term "Due Cause" is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to the Company’s officers that is willful and deliberate and committed in bad faith and that has not been cured; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to the Company; (iv) a conviction of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in material violation of the Company’s Substance Abuse Policy.

(b)
The employment agreements provide that the executive’s employment is deemed to be terminated by the Company without Due Cause if the executive elects to terminate his or her employment for Good Reason.  The term "Good Reason" is defined in the agreement as: (i) a material diminution in the executive’s total direct compensation; (ii) a material diminution in the executive’s authority, duties or responsibilities or those of the executive’s supervisors;  (iii) the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives; or (iv) requiring the executive to be based more than 60 miles from the Company’s office at which the executive was principally employed immediately prior to the date of the relocation.  For Mr. Jackson, the definition of "Good Reason" includes failure of the Nominating Committee of the Board to re-nominate him for election as a director or the Board requiring that he no longer report to the Board.  Upon termination of employment by the Company other than for Due Cause or by the executive for Good Reason, the executive is entitled to receive a cash "termination payment" which equals the sum of the executive’s annual base salary, an amount equal to the average annual bonus payment over the past three years and the prorated value of the annual Executive Choice Plan.  The value of the bonus amount included for each executive in the cash severance payment is the average bonus paid for fiscal years 2008, 2009 and 2010. In addition, the executive will receive outplacement services and certain medical benefits coverage.

(c)
If, within 12 months of a Change in Control (as defined in our 2004 LTIP), the executive’s employment is terminated by the Company other than for Due Cause or by the executive for Good Reason, the employment agreements provide that the executive will be entitled to a Change in Control Termination Payment equal to (i) two times the executive’s base salary; (ii) two times the amount equal to the executive’s target bonus; and (iii) the prorated value of the annual Executive Choice Plan.  In addition, executive employment agreements in place prior to May 2009 include a provision which entitles the executive to a tax gross-up payment in the event that an excise tax is levied on the Change in Control payment.  In May 2009, the Committee changed the terms of future employment agreements so that no tax gross-up provision would be included.  Subsequently, Ms. Kozikowski joined the Company in June 2009 and her employment agreement consequently did not include a tax gross-up provision. Her agreement provided that upon termination of employment related to Change in Control if reducing the payments would result in greater benefits to her (after taking into consideration the payment of all income and excise taxes that would be owed as a result of change in control payments), we would reduce the payments by the amount necessary to maximize the benefit received by her, determined on an after-tax basis.

(d)
In the case of voluntary termination without Good Reason or termination for Due Cause, the executive would be ineligible to receive a cash severance payment.  In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount.  In the event that employment is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary and an amount equal to the executive’s annual target bonus.

(e)
Amounts shown here are calculated as the differences between the exercise price of the outstanding stock-based incentives and the closing price of our stock on the last day the Company’s stock was traded during Fiscal 2011 ($69.63).

(f)
The terms of the executives’ SAR and restricted stock agreements provide that upon termination of employment due to death or disability, any remaining previously unvested time-based SARs or shares of restricted stock will vest immediately.  Performance-based SARs and shares of restricted stock will vest at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to death or disability during the performance period.  The SARs and shares vested will be no fewer than the total SARs and shares at the target level.  In the event of retirement, which requires 10 years of service and a minimum age of 55 years, time-based shares will continue to vest commensurate with the vesting period of the award.  Performance-based SARs and restricted stock vest at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to retirement during the performance period.  The shares vested will be no fewer than the total SARs and shares at the target level.  In the event of involuntary termination without Due Cause or voluntary termination for Good Reason, performance-based SARs and restricted stock will vest immediately as of the date of termination at the target level and in the same ratio at which the time-based awards have vested.  The terms of the executives’ SAR and restricted stock agreements provide that any remaining previously unvested, time-based shares will immediately vest upon Change in Control.  Performance-based shares will immediately vest on a pro-rata basis commensurate with the performance period prior to the Change in Control event, provided that the pro-rata shares are no fewer than the total shares at the target level.

(g)	Amounts provided for continued medical coverage represent the Company’s cost of providing one year of health care coverage to the executive at the same cost as active employees.

(h)	Disability amounts shown consist of the amount the executives would receive under the Company’s qualified plan.

(i)
The amounts disclosed for Mr. Wade reflect the terms of his employment agreement in place on December 31, 2011. As discussed under "Employment Agreements" in the CD&A section of this Proxy Statement,  Mr. Wade entered into a new employment agreement effective January 1, 2012, which replaces his prior employment agreement.

(j)
Following the end of Fiscal 2011, Ms. Kozikowski's employment terminated. In January 2012, she received cash severance payments totaling $1,225,000, as more fully described in footnotes to the Summary Compensation Table of this Proxy Statement. Effective as of January 1, 2012, Ms. Kozikowski's unvested equity grants were forfeited.

PROPOSAL NO. 2

STOCKHOLDER ADVISORY VOTE ON THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

At the 2011 Annual Meeting of Stockholders, more than 97% of the shares voted were cast in support of the Company's compensation program for executive officers. Stockholders also voted to conduct an advisory vote annually as a simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy and practices. We encourage you to review the Compensation Discussion and Analysis and vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement.  Because your vote is advisory, it will not be binding on our Board, the Company or our Compensation Committee, and we will not be required to take any action as a result of the outcome of the vote on this proposal.  However, the Board’s Compensation Committee will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation policies and procedures.

We have a long history of delivering strong strategic and financial results for our stockholders, and serving our customers and the community.  The executive compensation programs have played a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and drive these strategic and financial results.  We believe our executive compensation programs are structured in the best manner possible to support our Company and our business objectives, as well as to support our culture and traditions as we approach our eightieth anniversary in 2012.  Our Company is poised to provide an engaged work force and to continue our long-standing tradition of excellence and delivery of strong results for our stockholders, our customers and the communities in which we operate.

We believe our executive compensation programs strike the appropriate balance between utilizing responsible measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders.  This balance is evidenced by the following:

•
Our compensation programs are substantially tied into our key business objectives and the success of our stockholders.  If the value we deliver to our stockholders declines, so does the value of the compensation we deliver to our executives.

•	We maintain the highest level of corporate governance over our executive pay programs.

•
We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices.

•
Our Compensation Committee, in conjunction with our Nominating and Corporate Governance Committee, our Chief Executive Officer and other key leaders, engages in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

The Board strongly endorses the Company's executive compensation programs and recommends that the stockholders vote in favor of the following resolution:

"RESOLVED, that the compensation of the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RE-APPROVAL OF 2007 EXECUTIVE INCENTIVE PLAN PERFORMANCE OBJECTIVES
The Board of Directors recommends that stockholders vote "FOR" re-approval of the Company's 2007 Executive Incentive Plan (the "Plan") performance objectives. Our Named Executive Officers, each of whom may participate in the Plan, have an interest in this proposal.
Background
The Company is asking you to approve renewal of the performance objectives currently contained in the Plan so we can continue to deduct from our U.S. federal corporate income taxes the full amount of the incentive awards paid under the Plan that otherwise qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. Section 162(m) requires that the performance objectives must be approved by stockholders at least once every five years in order for the incentive compensation to be fully tax deductible. The disclosure below is a summary only. The full text of the Plan is attached as Appendix A.

Section 162(m) limits our ability to deduct from our U.S. federal corporate income taxes compensation in excess of $1 million per year paid to "covered employees" unless the compensation qualifies as "performance-based." Compensation cannot qualify as "performance-based" unless the Plan under which it is paid is approved by stockholders. As provided in Section 162(m), covered employees include our Chief Executive Officer, our Chief Financial Officer and our three most highly-compensated executive officers (other than our Chief Executive Officer and Chief Financial Officer).

The Plan was approved by stockholders at our 2007 annual meeting. Any incentives paid to covered employees in accordance with the terms of the Plan will continue to be fully tax deductible by Advance Auto Parts if the performance objectives of the Plan are re-approved at the Annual Meeting and if we comply with certain other requirements set forth in Section 162(m) of the Internal Revenue Code. If the performance objectives of the Plan are not re-approved at the Annual Meeting, then any cash incentives paid to our covered employees will not qualify as "performance-based" and will count against the $1 million deductible compensation limit otherwise imposed by Section 162(m).
Eligibility
The Compensation Committee of the Board (the "Committee") determines who is eligible to participate in the Plan. Any of our executive officers or the executive officers of any of our subsidiaries may be selected by the Committee to participate in the Plan. We currently have ten executive officers.
Performance Objectives
As more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, our annual incentive compensation is designed to attract and retain executives and to motivate those executives to enhance the profitability and growth of Advance Auto Parts through performance-based annual cash incentives. The Plan authorizes the payment of cash incentives based on our actual performance measured against established business and/or financial performance measures. Within 90 days of the start of each fiscal year, the Committee determines the executives who will be Participants in the Plan and approves the performance objective or objectives upon which performance goals will be based, the performance goal or goals applicable to each chosen performance objective, the relative weight of each performance objective if more than one is selected, and each Participant's target bonus percentage. No Participant may receive a bonus under the Plan in excess of the lesser of $5 million or 500% of the Participant's base salary in any fiscal year. We are asking that you approve the following performance objectives, which are currently contained in the Plan and which can be based on the Company, a Subsidiary or an operating unit:

•Company revenues;
•Company operating earnings or margin;
•earnings before or after taxes, interest, depreciation, and/or amortization;
•inventory productivity measures such as inventory turns;
•share price (including, but not limited to, growth measures and total stockholder return);
•earnings per share;
•economic profit or value created;

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity sales or revenue); and

•
strategic business criteria (including, but not limited to, meeting specified goals relating to market penetration, geographic business expansion, cost targets, customer or employee satisfaction, or acquisitions or divestitures of subsidiaries, affiliates or joint ventures).

No incentive may be paid under the Plan unless and until the Committee certifies that the previously established performance goal or goals have been satisfied. The Committee may reduce or eliminate any incentive in its discretion despite achievement of the performance goal or goals, but the Committee may not increase the amount of incentive payable to a Covered Employee.

Other Key Provisions

The Plan allows a Participant to elect to defer the payment of his or her award in accordance with the terms of our Advance Auto Parts Deferred Compensation Plan (the "AAPDC Plan"). The Plan does not limit our ability to make payments or awards to employees (including executive officers) under any other plan or arrangement.

Payments made under the Plan will be taxable to the recipients when paid. If a Participant properly elects to defer a portion of the annual incentive award to our AAPDC Plan, or any successor plan, the Participant will generally be entitled to defer the recognition of income in accordance with the terms of the deferred compensation plan. As described above, we intend payments under the Plan to qualify as "performance-based" compensation under Section 162(m). As a result, the Company will generally be entitled to a federal income tax deduction corresponding to the amount of income recognized by the Participant.

The Plan is administered by the Committee, which has full authority to interpret the Plan, to establish rules and regulations relating to the Plan's operation, to select the Plan's Participants, to determine amounts of awards under the Plan and to make all other determinations with respect to the Plan. The Committee may terminate or amend the Plan at any time. However, any amendment that would require stockholder approval pursuant to Section 162(m), the NYSE listing rules, or any other applicable law, rule or regulation will not be effective without stockholder approval (for example, an amendment to change the approved performance measures or to increase the maximum incentive that may be awarded to an individual Participant in any given year).

The amounts that have been paid for the last three completed fiscal years to the Participants are presented in the "Summary Compensation Table."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RE-APPROVAL OF
THE 2007 EXECUTIVE INCENTIVE COMPENSATION PLAN PERFORMANCE OBJECTIVES.

PROPOSAL NO. 4

RE-APPROVAL OF 2004 LONG-TERM INCENTIVE PLAN PERFORMANCE OBJECTIVES
The Board of Directors recommends that stockholders vote "FOR" re-approval of the Company's 2004 Long-Term Incentive Plan (the "Plan") performance goals. Our Named Executive Officers, each of whom may participate in the Plan, have an interest in this proposal.

Background

The Board, the Compensation Committee and Company management believe the effective use of stock-based long-term incentive compensation has been integral to the Company's success in the past and is vital to its ability to achieve continued strong performance in the future. Stockholders are not being asked to approve any additional shares for issuance under the Plan, or to approve any changes to the limits on grants that can be made under the Plan. The Plan was approved by stockholders at our 2004 annual meeting and amended with the approval of our stockholders in 2007. In order for the Company to be able to continue to deduct certain amounts for performance-based awards payable to Named Executive Officers whose income exceeds $1 million, pursuant to Section 162(m) of the Tax Code, the Plan performance objectives must be re-approved by our stockholders.

Stockholders are being asked to re-approve the following performance objectives on which the Committee may base the covered employees' incentive compensation:

•	operating income;

•	net cash provided by operating activities;

•	earnings per share from continuing operations;

•	revenues;

•	operating margins;

•	return on operating assets;

•	return on equity;

•	economic value added;

•	stock price appreciation;

•	total stockholder return;

•	cost control;

•	strategic initiatives;

•	market share;

•	net income; and

•	return on invested capital.

The performance goals established based on these objectives can be based on the Company, an Affiliate of the Company or a division of the Company. Re-approval of the performance objectives previously approved by stockholders does not affect the nature or amount of awards made under the Plan. All Plan terms and conditions will remain unchanged. The full text of the Plan is attached as Appendix B. The following is a summary of the principal provisions of the Plan.

Administration

The Plan is administered by the Compensation Committee.

Term

The term of the Plan commenced May 19, 2004 (the date the Plan was approved by our stockholders) and will expire on May 19, 2014.

Eligibility

The Compensation Committee may select active employees of Advance Auto Parts or its subsidiaries, non-employee directors and consultants who provide bona fide service to us to receive awards under the Plan. As of December 31, 2011, approximately 800 employees and eight non-employee directors were eligible to participate in the Plan based on the participant's position with us. No consultants are currently eligible to participate.

Shares Available as Originally Approved by Stockholders

Based on management's current estimate of the probable vesting outcome for performance-based awards, the Plan currently has approximately 7.1 million shares available for grant or issuance in connection with awards made to eligible participants (subject to adjustment as provided below). Any shares granted as stock options or stock appreciation rights are counted against this limit as one share for every one share granted. Any shares granted as awards other than stock options or stock appreciation rights are counted against this limit as 1.7 shares for every one share granted.

Any shares of our common stock that are subject to an award, including an award under any of the predecessor plans that were incorporated into the Plan (the “Prior Plans”) that was made prior to and remains outstanding as of the effective date of the Plan, that is forfeited, settled in cash, expires, or is otherwise terminated without the issuance of shares of our common stock, will again be available for grant under the Plan. In addition, the number of shares available for awards under the Plan will be increased by (i) the number of shares that the Company repurchases in the open market with proceeds received from option exercises, (ii) shares that are tendered or withheld to pay the exercise price or purchase price of an award or to settle tax withholding or other obligations arising in connection with an award, and (iii) shares of common stock that are not otherwise issued pursuant to an award, in each case including shares with respect to awards made under any of the Prior Plans prior to and remaining outstanding as of the effective date of the Plan.

Any shares of our common stock issued under the Plan, including in connection with substitute awards, may consist, in whole or in part, of authorized and unissued shares of our common stock, shares purchased in the open market or otherwise, treasury shares, or any combination of the foregoing as the Board or the Compensation Committee may from time to time determine.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or other similar transaction or other change in corporate structure affecting the shares of our common stock, an adjustment will be made in the aggregate number, class and kind of shares of our common stock or other consideration which may be delivered under the Plan, in the number, class, kind and option or exercise price of shares of our common stock subject to outstanding awards, and in the number, class and kind of shares of our common stock subject to awards granted under the Plan, as might be determined to be appropriate by the Compensation Committee, in its sole discretion; provided that the number of shares of our common stock subject to any award will always be a whole number.

The number of shares available for grants under the Plan or to a participant in any fiscal year will not be reduced by awards granted or shares issued by the Company through the assumption of, or in substitution or exchange for, awards or the right or obligation to make future grants of awards in connection with the acquisition of another corporation or business entity.

Awards

The Plan provides for the grant of options, stock appreciation rights, restricted stock awards, performance awards, dividend equivalents and other stock unit awards, as such terms are defined in the Plan.

Stock Options. The Committee may grant nonqualified options to purchase shares of our common stock, either alone or in addition to other awards. The Committee will determine the terms and conditions of all options granted. However, the purchase price will not be less than the fair market value, as defined in the Plan, of a share of our common stock on the date of the grant of the option. The term of each option is fixed by our Compensation Committee, but no option will be exercisable after the expiration of ten years from the date of grant. The Committee may determine that the shares of common stock to be issued upon an option's exercise will be in the form of restricted stock or other similar securities. We may not reprice option grants, including the cancellation of an existing grant followed by a regrant, without the express approval of the Company's stockholders. Upon termination of employment, other than for death, disability or retirement, a participant forfeits all unexercisable options and may exercise all exercisable options by the earlier of 90 days following such termination or the original expiration date of the options.

Stock Appreciation Rights (SARs). SARs may be granted by the Committee to eligible individuals under the Plan. A SAR is a contractual right granted to a participant to receive upon exercise, either in cash or shares, an amount equal to the appreciation of one share from the date of grant. SARs may be granted alone or in tandem with other awards and may relate to a specific option or other award. Any SARs related to an option may be granted at the same time such option is granted or at any time thereafter before exercise or expiration of such option. Our Compensation Committee may impose such conditions or restrictions on the exercise of any SAR as it may deem appropriate. We may not reprice SAR grants, including the cancellation of an existing grant followed by a regrant, without the express approval of our stockholders. When granted in tandem, if the underlying award is exercised or settled, the SAR is cancelled. A freestanding SAR cannot have a term of greater than ten years or an exercise price less than 100% of the fair market value on date of grant.

Performance Awards. Performance-based equity awards may be issued to participants either alone or in addition to other awards granted under the Plan. The performance criteria to be achieved during any performance period under the Plan and the length of the performance period will be determined by the Compensation Committee upon the grant of each performance award, but no performance period may be fewer than twelve months or greater than five years. Performance awards generally will be distributed only after the end of the relevant performance period. Performance awards may be paid in cash, common stock, other property or any combination thereof, in the sole discretion of our Compensation Committee at the time of payment.

Dividend Equivalents. The Committee may also grant dividend equivalents to eligible individuals under the Plan either alone or in connection with other awards granted under the Plan. Dividend equivalents represent an amount equal to the regular cash dividends paid on one share and may be paid in cash or may be paid in additional shares or otherwise invested.

Other Stock Unit Awards. Other awards of shares of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property may be granted to eligible individuals, either alone or in addition to other awards. Other stock unit awards may be paid in shares of our common stock, other securities, cash or any other form of property as the Compensation Committee may determine. Our Compensation Committee may impose those conditions or restrictions on the exercise of any other stock award as the Committee may deem appropriate.

Restricted Stock. Restricted stock awards may be issued to participants as real shares (Restricted Stock) or phantom shares (Restricted Stock Units), either alone or in addition to other awards granted under the Plan. The award agreement will set forth a specified period of time, which generally may not be less than three years (the “restriction period”), during which shares or units will be subject to forfeiture or restrictions on transfer. During the restriction period, the participants will generally have all the rights of a stockholder as to any Restricted Stock, including the right to vote the shares and the right to receive dividends, unless the Committee determines otherwise.

Awards to Non-employee Directors

The Plan provides that Non-employee Directors are eligible to receive awards under the Plan. To the extent deemed appropriate by the Compensation Committee, awards may be granted to Non-employee Directors upon commencement of service on the Board. In addition, Non-employee Directors are eligible to receive retainer awards for continued service on the Board. Retainer awards granted pursuant to the Plan shall be made annually, shortly after our annual stockholder meeting.

Awards to “Covered Employees”

The Plan provides that if the Compensation Committee determines at the time that an award is established for a participant and such participant is, or may be as of the end of the tax year in which the Company would claim a tax deduction in connection with such award, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, then the Compensation Committee may make the grant of the award subject to the Company attaining specified levels of one or any combination of performance objectives that have been established for the relevant performance period. The Plan provides the following performance objectives on which the Committee may base the covered employee's incentive compensation (and we are seeking re-approval): operating income, net cash provided by operating activities, earnings per share from continuing operations, revenues, operating margins, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return, cost control, strategic initiatives, market share, net income, and/or return on invested capital of the Company or the Affiliate or division of the Company for or within which the Participant is primarily employed. The Compensation Committee will establish these performance goals within the first ninety (90) days of the Performance Period, or by such earlier time as is prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered “pre-established.” The Committee may, in its discretion, reduce the amount of any award subject to this section based on such criteria as it determines, including, but not limited to, individual merit.

No participant may receive in any three-year period during the term of the Plan, beginning with the date the Plan was approved by the stockholders, stock option awards or freestanding SARs with respect to more than, in each case in the aggregate, 1,000,000 shares of our common stock. An option granted with a tandem SAR will only count once against this limit. No participant may be granted restricted stock, performance shares and/or other stock unit awards during any three-year period with respect to more than 500,000 shares. Deferred stock units granted as a result of a participant's voluntary election to defer cash or other compensation will not count against this limit. The maximum dollar value payable with respect to performance units and/or other stock unit awards that are valued with reference to property other than shares and granted to any participant in any three-year performance period is $4,000,000, with proportionate adjustments for shorter or longer performance periods not to exceed five years. Deferred stock units granted as a result of a participant's voluntary election to defer cash or other compensation will not count against these limits. These limits are intended to meet the requirements of Section 162(m) of the Internal Revenue Code regarding performance-based compensation.

Change in Control

In general, vesting of awards under the Plan is accelerated upon a change in control of the Company. The Plan provides that, unless our Compensation Committee determines otherwise at the time of grant with respect to a particular award, in the event of a “change in control,” (i) any unvested options and stock appreciation rights outstanding as of the date the change in control is determined to have occurred will become fully exercisable and vested; provided, however, that the Committee may determine to cancel each option or SAR for a payment in an amount equal to the difference between the price paid in the change in control transaction and the purchase price per share under the option or SAR; (ii) the restrictions and deferral limitations applicable to any restricted stock awards will lapse; (iii) all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and such performance awards will be immediately settled; and (iv) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse, and such other stock unit awards or other awards will become free of all restrictions, limitations or conditions and become fully vested and transferable. Please see Section 7 of the Plan for the definition of “change in control” under the Plan.

In certain corporate transactions in which a successor company assumes or substitutes new awards of substantially equal value to the awards under the Plan, or the predecessor plans, no accelerated vesting will occur, provided that each award held by a participant at the time of the change in control will vest in full in the event of a termination of the participant without cause within 24 months of the change in control.

Other Key Provisions

Our Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation may be made that would impair rights under an award previously granted under the Plan without the consent of an affected participant. Subject to the provisions of the Plan and any award agreement, the recipient of an award, including, without limitation, any deferred award may, if so determined by our Compensation Committee, be entitled to receive, currently or on a deferred basis, interest or dividends, or interest or dividend equivalents, with respect to the number of shares of our common stock covered by the award. Our Compensation Committee may provide that such amounts, if any, will be deemed to have been reinvested in additional shares of our common stock or otherwise reinvested. Unless otherwise specified by the Compensation Committee in the applicable award agreement, an award granted under the Plan to a participant may not be assigned other than by will or the laws of descent and distribution, and during the lifetime of the participant an award can only be exercised by that participant or his or her guardian or legal representative.

Market Value

The per share closing price of our common stock on the New York Stock Exchange was $69.63 on December 30, 2011, the last day the Company's common stock was traded during Fiscal 2011.

New Plan Benefits

During fiscal 2011, the following equity awards were granted under the Plan to the following groups:

	SARs (3)	Restricted Stock (3)	Deferred Stock Units
All named executive officers as a group (1)	88,258	13,819	—
All Non-employee Directors as a group (2)	—	—	15,240
All employees, excluding named executive officers, as a group	278,276	83,768	—

(1)	For additional information regarding awards made during fiscal 2011 to the named executive officers, see "Summary Compensation Table" and "2011 Grants of Plan-Based Awards Table."

(2)	For additional information regarding awards made during fiscal 2011 to Non-employee Directors, see "2011 Director Summary Compensation Table."

(3)
Includes time-based SARs and Restricted Stock granted in fiscal 2011. Performance-based SARs and Restricted Stock were not included as the amount granted can change based on the achievement of certain performance metrics. For additional information on performance-based SARs and Restricted Stock, see "Compensation Discussion and Analysis."

As of December 31, 2011, the following awards remain outstanding under the Plan: (i) an aggregate of 2,849,303 options and time-based SARs at a weighted average purchase price of $43.70 with a weighted average remaining life of 4.03 years and 80,731 vested deferred stock units. At issuance, these amounts would increase the total number of shares of our common stock outstanding, which, as of December 31, 2011, was 72,613,510 shares. Also, as of December 31, 2011, 7,095,462 shares of common stock (subject to adjustment as permitted by the terms of the Plan) remain available for issuance under the Plan through its May 19, 2014 termination date. Stockholders are not being asked to approve any additional shares for issuance under the Plan.

Federal Income Tax Consequences

Stock Options. The following discussion is a general summary of the United States federal income tax consequences to recipients of awards granted under the Plan who are citizens or residents of the United States, as determined for United States federal income tax purposes. This summary is intended for the information of shareholders considering how to vote and not as tax guidance to participants in the Plan. It does not deal with all federal income tax considerations that may be relevant to recipients. In addition, no foreign, state, local or other tax considerations are addressed in this discussion.
The discussion below is based on currently existing provisions of the Code, Treasury Department regulations thereunder, published positions of the Internal Revenue Service and court decisions. All of the foregoing are subject to change, and any such change could affect the continuing validity of the discussion. Any future legislation, regulations or interpretations could apply retroactively.
Generally, the grant of a nonqualified stock option will create no federal income tax consequences for a participant or the Company. Upon exercising a stock option, a participant will recognize ordinary income equal to the difference between the fair market value of the acquired common stock on the date of exercise and the exercise price. A sale of common stock acquired through option exercise will result in a capital gain or loss equal to the difference between the exercise price and the fair market value of the common stock on the exercise date. The treatment to a participant of a disposition of common stock acquired through the exercise of a stock option depends on how long the shares were held.
SARs. Similarly, the grant of a SAR will create no tax consequences for a participant or the Company at the time of grant. Upon the actual receipt of the underlying property with respect to the SAR, the participant must recognize ordinary income equal to the difference between the fair market value of the property received and the price paid for the property, if any. The fair market value of the property that the participant receives will become the tax basis in the property for federal income tax purposes. The participant will generally recognize capital gain or loss upon the sale as measured by the difference between the sales price and the participant's basis in the property.

Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the share is no longer subject to forfeiture, less any consideration paid for the restricted stock. The holding period to determine whether the participant has long-term or short-term capital gain or loss on the subsequent sale of such shares generally begins when the restriction period expires, and the participant's tax basis for such shares will generally equal the fair market value of such shares on such date. However, a participant who is granted restricted stock may, within 30 days of receiving the award, choose to have any applicable risk of forfeiture disregarded for tax purposes by making an “83(b) election.” A participant who makes an 83(b) election will recognize ordinary income equal to the difference between the value of the shares and the price paid for the shares, if any, at the time of the transfer of the restricted stock.
Restricted Stock Units. A participant who has received restricted stock units under the Plan will generally recognize ordinary income upon receipt of any shares of common stock in satisfaction of the restrictions attached to the award in an amount equal to the then fair market value of such shares received.
Performance Awards. There are no tax consequences to a participant at the time performance awards are granted, but the participant will recognize ordinary income upon the receipt of shares or cash awards upon satisfaction of the applicable performance goals. The Company will generally be entitled to claim a corresponding deduction at such time.
Dividend Equivalents. A participant will recognize ordinary income and be subject to wage and employment tax withholding upon the receipt of payments of related dividend equivalents.
Other Stock Unit Awards. The recipient of deferred stock units or other stock-based awards will not recognize taxable income at the time of grant as long as the shares associated with such awards are subject to a substantial risk of forfeiture but will recognize ordinary income when the substantial risk of forfeiture expires or is removed, unless the shares or cash to be paid with respect to such award are deferred until a date subsequent to the vesting date.
Withholding Taxes. Because the amount of ordinary income a participant recognizes with respect to the receipt or exercise of an award may be treated as compensation that is subject to applicable withholding of federal, state and local income taxes and social security taxes, the Company may require the participant to pay the amount required to be withheld before delivering to the participant any shares or other payment to be received under the Plan. Arrangements for payment may include deducting the amount of any withholding or other tax due from other compensation, including salary or bonus, otherwise payable to the participant.

Section 409A of the Code. To the extent that any payments or benefits provided under the Plan are considered deferred compensation subject to Section 409A of the Code, the Company intends for the Plan to comply with the standards for nonqualified deferred compensation established by Section 409A and the regulations promulgated thereunder, (the “409A Standards”). To the extent that any terms of the Plan would subject participants to gross income inclusion, interest or an excise tax pursuant to Section 409A, those terms are to that extent superseded by the 409A Standards.

Company Deductions. In general, whenever a recipient is required to recognize ordinary income in connection with an award, the Company will be entitled to a corresponding tax deduction. However, pursuant to Section 162(m) of the Code, the deductibility for federal corporate tax purposes of compensation paid to certain individual senior executive officers of the Company in excess of $1 million in any year may be restricted, subject to certain exceptions. One exception applies to certain “performance-based” compensation, provided that this compensation has been approved by stockholders in a separate vote and certain other requirements are met, such as equity awards granted under the Plan as described more fully in “Awards to Covered Employees.” The Company believes that, as a general rule, it is in the best interests of the Company's stockholders to meet the requirements for deductibility of Section 162(m) while still maintaining the goals of the Company's compensation programs. However, when it has been deemed necessary and in the best interests of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company's business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the Section 162(m) limits of deductibility.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RE-APPROVAL OF
THE 2004 LONG-TERM INCENTIVE PLAN PERFORMANCE MEASURES.

PROPOSAL NO. 5

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN
Introduction and Background
We are asking our stockholders to approve an amendment and restatement of our Employee Stock Purchase Plan (ESPP). Among other matters, the amendment and restatement would extend the term of the Plan from May 23, 2012 to May 15, 2022.
Our Board approved this amendment and restatement on February 14, 2012. Our Named Executive Officers, each of whom may participate in the ESPP, have an interest in this proposal.
The ESPP became effective in May of 2002 following Board and stockholder approval with a term of 10 years. Initially, up to 0.7 million shares of our common stock could be issued under the ESPP. As a result of prior stock dividends of the Company (i.e., stock splits) and pursuant to the ESPP's terms, this number has increased to 2.1 million shares. As of December 31, 2011, there were approximately 1.2 million shares available for issuance under the ESPP. The amendment and restatement will not increase the number of shares of our common stock available for issuance under the ESPP.
A copy of the ESPP, as proposed to be amended and restated by this Proposal, is attached as Appendix C to this proxy statement. The essential features of the ESPP are summarized below.
Reasons for Amendment and Restatement
We believe the ESPP is an important component of our employee compensation package and allows us to hire and retain high quality employees. The ESPP also provides a convenient and appropriate means for employees to purchase ownership in the Company, which helps align our employees' and our stockholders' interests. The extension of the term of the ESPP is necessary for us to maintain this important program for the coming years.
Summary of the ESPP
The following description of certain provisions of the ESPP, as proposed to be amended and restated by this Proposal, is intended as a summary of such provisions and does not purport to be a complete statement of such provisions or of the ESPP or its operation; and this description is qualified in its entirety by reference to the provisions of the ESPP attached hereto at Appendix C.
Purpose.  The ESPP provides an opportunity to our employees to purchase shares of our common stock through payroll deductions and in accordance with the terms of the ESPP. The ESPP encourages ownership of stock by our employees. This helps us retain the services of our employees, attract and retain new employees of high quality and provides an additional incentive for our employees to promote the success of our business. Proceeds received by us from purchases under the ESPP are used for general corporate purposes. The ESPP is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Issuance.  There are 2.1 million shares of our common stock reserved for issuance under the ESPP. The amendment and restatement will not increase the number of shares reserved for issuance except to reflect in the plan document prior increases resulting from stock splits. As of December 31, 2011, a total of approximately 0.9 million shares of common stock had been issued and sold to employees under the ESPP, leaving approximately 1.2 million shares available for purchase.
Administration.  The ESPP is administered by the Compensation Committee of our Board. The Compensation Committee has complete authority to interpret the ESPP, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the options granted under the ESPP, and to make all other determinations deemed necessary or advisable by it for the administration of the ESPP. All determinations of the Compensation Committee under the ESPP are binding as to all persons having or claiming any interest in or arising out of the ESPP.
Grant of Options.  Under the ESPP, we grant options to acquire our common stock to all eligible employees who elect to participate in the ESPP on the first day of four offering periods during each year, or Offering Periods. Each Offering Period begins on the first day of a calendar quarter and is of approximately three months duration. On the last business day of the Offering Period, the participating employee's option is exercised so as to purchase the number of shares purchasable by his or her accumulated payroll deductions during the course of the Offering Period, or, if less, the maximum number of shares subject to the option.
Terms of Options.  Each option under the ESPP entitles the participating employee to purchase shares of our common stock at a price equal to a percentage of the fair market value of a share of our common stock as of the last business day of the Offering Period. For any Offering Period, that percentage is set by our Compensation Committee, but may not be less than 85 percent. Prior to this amendment and restatement, the minimum percentage was 95 percent, and the percentage for the most recent ESPP Offering Period was set at 95 percent.

The number of shares purchasable under any option is determined by the amount of payroll deductions an eligible employee authorizes and the purchase price of the option. However, the number of shares purchasable in any Offering Period may not exceed 500, or such other maximum number of shares as the Compensation Committee may establish prior to the beginning of a particular Offering Period. In addition, no eligible employee may purchase more than $25,000 worth of our common stock in any calendar year (determined by the market value of such stock as of the date of the grant of the relevant options) under options granted under the ESPP and exercisable at any time during that year.
Eligibility and Participation.  Options under the ESPP are granted as of a particular Offering Period only to employees who are customarily employed by the Company or subsidiaries designated by the Compensation Committee as participating employers for more than 20 hours per week and who have been employed for at least 30 days prior to the beginning of the Offering Period. No employee is eligible to participate in the ESPP if, following the exercise of an Option granted to such employee, the employee would own stock representing five percent or more of the total combined voting power or value of all of our classes of stock.
Eligible employees must elect before an Offering Period whether to participate in the ESPP for that Offering Period and authorize payroll deductions to fund their purchase of shares as of the end of the Offering Period. Participating employees may authorize payroll deductions of up to ten percent of their base compensation, to a maximum of $25,000 per calendar year. Participating employees may change the payroll deductions they have authorized to be withheld during an Offering Period at any time during the Offering Period. The percentage of compensation withheld may also be changed from one Offering Period to another. In addition, once per Offering Period a participating employee may withdraw all of his or her accumulated payroll deductions from the ESPP no later than the close of business on the last business day of the Offering Period.
As of February 2012, there were approximately 46,000 employees eligible to participate in the ESPP, including all of our Named Executive Officers, two of whom are also Directors. Participation in the ESPP is voluntary. Each participating employee's level of participation depends on the employee's determination as to the level of payroll deductions to be allocated to the purchase of stock under the ESPP. Accordingly, future purchases by Named Executive Officers and other employees under the ESPP are not determinable.
Approximately four percent of our employees elected to purchase shares through participation in the ESPP during the most recent Offering Period, though no Executive Officers participated as we currently prohibit their participation.
Transferability of Options.  Options under the ESPP are not transferable, otherwise than by will or by the laws of descent and distribution, and may be exercised during the life of the participating employee only by the participating employee.
Termination of Employment of Participating Employee.  If a participating employee ceases for any reason other than death to be continuously employed by the Company or its subsidiaries, his or her options immediately expire, and the participating employee's accumulated payroll deductions are returned to the participating employee. A transfer between the Company and a participating subsidiary, or between participating subsidiaries, is not considered termination of employment for this purpose. If a participating employee dies, the participating employee's legal representative may elect to withdraw the participating employee's accumulated payroll deductions, or purchase shares on the last business day of the Offering Period to the extent that the participating employee would be so entitled had he or she continued to be an employee, but any such purchase is limited by the amount of the participating employee's accumulated payroll deductions as of the date of his or her death.
Term and Termination of the ESPP; Amendment. The Board may terminate the ESPP (or any Offering Period under it) at any time or make such modifications of the ESPP as it shall deem advisable. However, the Board may not increase the number of shares available for purchase under the ESPP or materially modify the eligibility conditions or increase the benefits available to eligible employees under the ESPP without approval by the Company's stockholders. No termination or amendment of the ESPP may affect a participating employee accumulated payroll deductions or prior purchases of shares. Unless earlier terminated by the Board, the Plan will expire on May 15, 2022.
Federal Income Tax Aspects of the ESPP
The following discussion is a general summary of the United States federal income tax consequences of the grant and exercise of options under the ESPP and the disposition of shares of common stock received upon such exercise by persons who are citizens or residents of the United States, as determined for United States federal income tax purposes. This summary is intended for the information of shareholders considering how to vote and not as tax guidance to participants in the Plan. This discussion does not deal with all federal income tax considerations that may be relevant to option holders. In addition, no foreign, state, local or other tax considerations are addressed in this discussion.
The discussion below is based on currently existing provisions of the Code, Treasury Department regulations thereunder, published positions of the Internal Revenue Service and court decisions. All of the foregoing are subject to change, and any such change could affect the continuing validity of this discussion. Any future legislation, regulations or interpretations could apply retroactively.

The ESPP is intended to qualify as an "employee stock purchase plan" as defined under Section 423 of the Code. Under the applicable Code provision, a participating employee generally will recognize no federal income tax upon either the grant or exercise of an option granted under the Plan.
If a participating employee sells or otherwise disposes of shares of common stock purchased under the ESPP within two years after the date the applicable option was granted, or within one year after the date such option was exercised, such participating employee will generally be taxed at ordinary income rates on an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time the option was exercised, and we will be entitled to a deduction of an equivalent amount. The difference between the amount received on the disposition of the shares and the participating employee's tax basis in the shares, as adjusted to reflect the amount taxed as ordinary income, will be recognized as a capital gain or loss.
If a participating employee: (i) sells or otherwise disposes of shares of common stock purchased under the ESPP more than two years after the applicable option was granted, and more than one year after the option was exercised, and if the employee was eligible to participate in the ESPP at all times during the period beginning with the date the option was granted and ending three months before the date of exercise, or (ii) dies while holding the shares, such participating employee will be taxed at ordinary income rates on the amount equal to the lesser of (a) the excess of the fair market value of such shares at disposition or death over the amount paid for the shares upon exercise of the option, or (b) the excess of the fair market value of the shares at the time the option was granted over the applicable purchase price at that time, determined as if the option had been exercised on the same day as it was granted. We will not be entitled to a corresponding deduction. In the event of disposition after the holding periods have been met, the difference between the amount realized on the disposition of such shares and the participating employee's tax basis in such shares (as adjusted by the amount of ordinary income recognized) will be recognized as a long-term capital gain or loss.
Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at our 2012 Annual Meeting will be required to approve the amendment and restatement of the ESPP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF
THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table sets forth our shares authorized for issuance under our equity compensation plans on December 31, 2011.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights (a)	Number of securities remaining available for future issuance under equity compensation plans(b)
Equity compensation plans
approved by stockholders (c)	4,826,878	(d)	$45.12	7,095,462

Equity compensation plans
not approved by stockholders	—		—	—

Total	4,826,878		$45.12	7,095,462

(a)	Includes weighted average exercise price of outstanding stock options and SARs only.

(b)	Excludes shares reflected in the first column and is based on management’s estimate of the probable vesting outcome for performance-based awards.

(c)	Includes the 2004 LTIP.

(d)
Includes grants of stock options, SARs, performance-based SARs, restricted stock, performance-based restricted stock and DSUs and is based on management’s estimate of the probable vesting outcome for performance-based awards.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The following table provides information about our executive officers as of March 21, 2012.

Name	Age	Position
Darren R. Jackson	47	President, Chief Executive Officer and Director
Kevin P. Freeland	54	Chief Operating Officer
Michael A. Norona	48	Executive Vice President, Chief Financial Officer and Assistant Secretary
Donna J. Broome	51	Senior Vice President, Team Member Excellence
William H. Carter	41	Senior Vice President, Commercial and Field Operations Support
Carl S. Hauch	45	Senior Vice President, National Operations and Customer Experience
Gregory N. Johnson	43	Senior Vice President, Business Development
Jill A. Livesay	43	Senior Vice President, Controller
Sarah E. Powell	45	Senior Vice President, General Counsel and Corporate Secretary
Charles E. Tyson	50	Senior Vice President, Merchandising and Marketing

Our executive officers are elected by and serve at the discretion of our Board.  There are no family relationships among any of our executive officers.  Set forth below is a brief description of the business experience of all executive officers other than Mr. Jackson, who is also a Director and whose business experience is set forth in the "Nominees for Election to Our Board" section of this Proxy Statement.

Mr. Freeland, Chief Operating Officer, joined us in February 2008 and has held his current position since January 2009. Mr. Freeland is responsible for our supply chain, merchandising, marketing, e-commerce, information technology and real estate functions. From February 2008 until January 2009, Mr. Freeland served as Executive Vice President, Merchandising, Supply Chain and Information Technology. Before joining Advance, Mr. Freeland was the President and Founder of Optimal Advantage, a boutique retail consulting firm, from September 2004 to February 2008. Prior to establishing his own business, Mr. Freeland spent eight years with Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, serving as its Vice President of Inventory, Senior Vice President of Inventory and, ultimately, President of the Musicland Division. Mr. Freeland also spent eight years at Payless Shoe Source, a family footwear and accessories retail chain, in a variety of merchandising positions, including his final position as Vice President of Merchandise Distribution.

Mr. Norona, Executive Vice President, Chief Financial Officer and Assistant Secretary, joined us in February 2008. Mr. Norona is responsible for the our finance, legal and human resources functions. Before joining Advance, Mr. Norona served as the President of Financial Services for Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, from March 2007 to February 2008. Prior to that position, he served Best Buy as Vice President of Financial Services from June 2006 until March 2007, as Vice President Finance-Retail Decision Support from May 2004 until June 2006, and as Vice President Finance-Shared Services from April 2002 until May 2004. Prior to April 2002, Mr. Norona served in escalating financial leadership roles, ultimately serving as head of Finance with Future Shop, a Best Buy subsidiary. Mr. Norona holds the Professional Accounting Designation and is a member of the Certified General Accountants (CGA) of Canada.

Ms. Broome, Senior Vice President, Team Member Excellence, joined Advance in May of 2008. She has served in her current position since December 2011. Prior to that, she served as Senior Vice President, Commercial Sales and Customer Development. Previous to Advance, Ms. Broome served as Partner and Chief Sales Officer at Dealer Tire, which focuses on the design, implementation and management of tire programs for automobile dealerships, from 2005 to 2008; Vice President and Corporate Officer, Commercial Sales and Contracts at Grainger Industrial Supply, which distributes industrial supplies, equipment, tools and materials from 2001 to 2005; and prior to that she held several key leadership positions at Xerox Corporation.

Mr. Carter, Senior Vice President, Commercial and Field Operations Support, joined Advance in April 2011 and has served in his current role since July 2011. From April 2011 to July 2011, Mr. Carter served as Senior Vice President, DIY and Commercial Operations Support. Prior to joining Advance, Mr. Carter served as a partner at Bain & Company, a global management consulting firm, where he worked for over 11 years. As a member of the firm's Global Industrial Goods and Retail practices, he led growth strategy, operations improvement and organizational projects. Prior to joining Bain, he served in the United States Navy.

Mr. Hauch, Senior Vice President, National Operations and Customer Experience, joined Advance in June 2008 and has been serving in his current role since April 2011. Prior to that, Mr. Hauch served as Senior Vice President, Team Member Excellence from October 2010 to April 2011, and as Senior Vice President, Operations - West from June 2008 to October 2010. Prior to joining Advance, Mr. Hauch worked for Starbucks Coffee Company, a roaster, marketer and retailer of specialty coffee, serving as Vice President, Operations from June 2005 to June 2008. Prior to that, he served as an International Managing Director and CEO for Starbucks in Switzerland and Austria.

Mr. Johnson, Senior Vice President, Business Development joined Advance in February 2009 and has held his current role since August 2011. Prior to that, he served as Senior Vice President, General Manager DIY and Chief Marketing Officer. Prior to joining Advance, Mr. Johnson served as Senior Vice President of Marketing, Strategy and Communications for Best Buy Co., Inc., a specialty retailer of consumer electronics, office products, appliances and software, from May 2008 to February 2009. While at Best Buy, from December 2005 to May 2008, he also served as Vice President of Consumer Marketing and Strategy and Vice President of Customer Centricity. From 2003 to 2005, Mr. Johnson served as Vice President of Marketing, International Markets and Global Director of Marketing for The Gillette Company, which manufactures and sells consumer products worldwide. Prior to 2003, Mr. Johnson held various marketing and brand management-related positions at multinational companies such as Eastman Kodak Company, a provider of consumer and workplace products and services related to photography and printing, SC Johnson & Sons, Inc., which produces household products, Motorola, Inc., a provider of mobile communication technologies, products and services, and Kraft Foods, Inc., a food manufacturing and marketing company.

Ms. Livesay, Senior Vice President, Controller, joined us in July 1995 and has served in her current position since July 2005. During her tenure at Advance, she has served in several leadership roles in accounting and finance. In January 2002, she became Vice President, Accounting, a position she held until October 2004, when she became Vice President, Controller. Prior to joining Advance, Ms. Livesay worked for KPMG LLP, a public accounting firm. Ms. Livesay is a certified public accountant.

Ms. Powell, Senior Vice President, General Counsel and Corporate Secretary, joined us in September 2002 and has served as Senior Vice President, General Counsel and Corporate Secretary since April 2009. Prior to that, Ms. Powell served as Acting General Counsel from November 2007 to April 2009 and as Vice President, Real Estate Counsel from September 2007 to April 2009. She served as Senior Attorney from September 2002 to September 2007. Before joining Advance, Ms. Powell served as Assistant General Counsel for Food Lion, LLC, a grocery retailer in Salisbury, North Carolina. Prior to that, she was engaged in the private practice of law.

Mr. Tyson, Senior Vice President, Merchandising and Marketing, joined Advance in March 2008 and has served in his current position since August 20ll. Prior to that, Mr. Tyson served as Senior Vice President, Merchandising. Prior to joining Advance, Mr. Tyson served as Senior Vice President, Merchandising and Technology with OfficeMax, Inc., from March 2005 to February 2008. Prior to joining OfficeMax, Mr. Tyson was President of Diversitech Group, an importer of hand and power tools from September 2001 to March 2005. He worked for Office Depot, Inc., from October 1997 to September 2001 where he held multiple positions with increasing responsibilities, including Senior Vice President, Merchandising and General Merchandising Manager; Senior Vice President, World Wide Global Sourcing; and Vice President, Divisional Merchandise Manager.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the ownership of our common stock as of March 21, 2012 by:

•	each person or entity that beneficially owns more than five percent of our common stock;

•	each member of our Board;

•	each of our executive officers named in the "Summary Compensation Table" included in the Executive Compensation section of this Proxy Statement; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 21, 2012 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.  The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012.  Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 73,240,575 shares of our common stock outstanding at March 21, 2012.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage
FMR LLC (a)	8,935,348	12.2%
82 Devonshire St
Boston, MA 02109

Ruane, Cunniff & Goldfarb, Inc.(b)	7,187,156	9.8%
767 Fifth Avenue
New York, NY 10153-4798

BlackRock, Inc.(c)	4,125,800	5.6%
40 East 52nd Street
New York, NY 10022

Executive Officers, Directors and Others
John F. Bergstrom	15,323	*
John C. Brouillard	47,289	*
Fiona P. Dias	6,423	*
Frances X. Frei	6,394	*
Darren R. Jackson	598,109	*
William S. Oglesby	41,694	*
J. Paul Raines	5,885	*
Gilbert T. Ray	42,077	*
Carlos A. Saladrigas	56,583	*
Michael A. Norona	203,706	*
Kevin P. Freeland	216,548	*
Jimmie L. Wade	130,119	*
All executive officers and directors as a group (19 persons)	1,590,371	2.1%

*    Less than 1%

(a)
Based solely on a Schedule 13G filed with the SEC on March 12, 2012 by FMR, LLC ("FMR") and Edward C. Johnson, 3rd, all such shares are beneficially owned by or for entities: (a) Fidelity Management & Research Company ("Fidelity"), a registered investment advisor to various investment companies and a wholly-owned subsidiary of FMR ("FM&RC"), (b) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser which provides investment advisory services to individuals, (c) Pyramis Global Advisors, LLC ("PGALLC"), an indirect wholly-owned subsidiary of FMR and a registered investment advisor, (d) Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR and a bank and (e) Fidelity International Limited ("FIL"), a qualified institution. FM&RC is the beneficial owner of 6,931,878 shares. Mr. Johnson (Chairman of FMR), FMR (through its control of FM&RC) and Fidelity each has sole dispositive power with respect to 6,931,878 shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares owned directly by Fidelity. The sole voting power of all shares directly owned by Fidelity resides with the Board of Trustees of such funds. Strategic Advisers is the beneficial owner of 623,100 shares. PGALLC is the beneficial owner of 95,310 shares. Mr. Johnson and FMR (through its control of PGALLC) each has sole dispositive power with respect to 95,310 shares and voting power of 55,400 shares. PGATC is the beneficial owner of 1,246,170 shares. Mr. Johnson and FMR (through its control of PGATC) each have sole dispositive power of 1,246,170 shares and voting power of 905,020 shares. FIL is the beneficial owner of 38,890 shares.

(b)
Based solely on a Schedule 13G filed with the SEC on February 14, 2012 by Ruane, Cunniff & Goldfarb, Inc., Ruane, Cunniff & Goldfarb, Inc. is the beneficial owner of 7,187,156 shares and has sole dispositive power of 7,187,156 shares and voting power of 4,594,120 shares.

(c)
Based solely on a Schedule 13G filed with the SEC on February 13, 2012 by BlackRock, Inc., BlackRock, Inc. has sole voting power and sole dispositive power with respect to all such shares and all shares are held by BlackRock, Inc., and its subsidiaries.

(d)	The following table provides further detail regarding the shares beneficially owned by the directors and executive officers of the Company:

	Shares beneficially owned
	Shares of our common stock issuable with respect to
Name of Beneficial Owner	Restricted common stock	DSUs	Options and/or SARS exercisable within 60 days of March 21, 2012

John F. Bergstrom	—	8,614	5,709
John C. Brouillard	—	13,194	28,209
Fiona P. Dias	—	6,423	—
Frances X. Frei	—	6,394	—
Darren R. Jackson	12,708	3,264	311,543
William S. Oglesby	—	13,467	25,084
J. Paul Raines	—	5,885	—
Gilbert T. Ray	—	12,235	20,709
Carlos A. Saladrigas	—	12,021	28,209
Michael A. Norona	4,026	—	122,019
Kevin P. Freeland	5,897	—	198,293
Jimmie L. Wade	7,572	—	86,576
All executive officers and directors as a group (19 persons)	40,683	81,983	997,032

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

Stock ownership guidelines are in place for our non-employee directors, named executive officers and other key employees to further align the interests of our Board and members of management with the interests of our stockholders. The stock ownership requirement for our non-employee directors is 5,000 shares of Company stock or DSUs.  The ownership requirement was increased in November 2011 from five to six times annual base pay for our CEO. Other executives' ownership requirements continue to be three times annual base pay for other named executive officers and one times annual base pay for our Senior Vice Presidents.   Directors and executives are expected to achieve their respective levels of stock ownership within five years of the date they enter the listed positions.  Individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain a designated percentage of the net shares received upon the exercise of any stock options or SARs until the guideline ownership levels have been reached.  Shares or units held by a director or an executive officer in any deferral plan are included in calculating the value of ownership to determine whether the minimum ownership requirement has been met.  Directors and executive officers are subject to the Company's insider trading policy, which prohibits hedging with Company stock and prohibits the pledging of Company stock unless certain specified requirements are met. The Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements at least annually.  As of the end of 2011, current ownership and anticipated future stock vesting of all directors and executives are projected to satisfy their respective stock ownership requirements by their requisite ownership requirement dates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires "insiders," including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during fiscal 2011, except: (i) two reports of DSUs acquired through dividend reinvestment were reported on late-filed Forms 4 within one week of the reporting deadlines for each of the following individuals, respectively: John F. Bergstrom, John C. Brouillard, Fiona P. Dias, Frances X. Frei, Darren R. Jackson, William S. Oglesby, J. Paul Raines, Gilbert T. Ray and Carlos A. Saladrigas;

(ii) one transaction involving the acquisition of DSUs through dividend reinvestment was reported on a late-filed Form 4 for Francesca M. Spinelli; (iii) one transaction involving the exercise of SARs was reported on a late-filed Form 4 for Gregory N. Johnson; (iv) one transaction involving withholding of shares to satisfy tax withholding upon the vesting of restricted stock was reported on a late-filed Form 4 for Sarah E. Powell; and (v) one transaction involving withholding of shares to satisfy tax withholding upon the exercise of SARs was reported on a late-filed Form 4 for Jimmie L. Wade.

PROPOSAL NO. 6

RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2012

Our Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for fiscal year 2012.  Deloitte also served as our independent registered public accounting firm for fiscal year 2011.  You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2012.

Members of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2012.

 2011 and 2010 Audit Fees

The following table summarizes the aggregate fees billed by Deloitte for 2011 and 2010 for the following professional services:

	2011	2010
	($ in thousands)
Audit Fees (a)	$1,391	$1,358
Audit-Related Fees (b)	158	37
Tax Fees (c)	109	29
All Other Fees (d)	—	—
Total	$1,657	$1,424

(a)	Fees for audit services billed for 2011 and 2010 consisted of:

•	audit of our annual financial statements;

•	reviews of our quarterly financial statements;

•	attestation of management’s assessment and effectiveness of internal controls as required by the Sarbanes-Oxley Act of 2002, Section 404; and

•	statutory and regulatory audits, consents and other services related to SEC matters

(b)
Fees for audit-related services billed in 2011 and 2010 consisted of services pertaining to our $300 million senior unsecured notes offerings in each of those years and various accounting consultations in 2011.

(c)	Tax fees billed in 2011 and 2010 were related to tax planning strategies in each of those years as well as state tax related matters in 2011.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm.  The Audit Committee approved all services provided by Deloitte during 2011.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2011.

AUDIT COMMITTEE REPORT

We are responsible for providing independent, objective oversight of Advance’s accounting functions and internal controls and operate pursuant to a written charter approved by Advance’s Board.  We are comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.  Advance’s Board has determined the Audit Committee’s current chair, Mr. Saladrigas, is the Audit Committee "financial expert," as defined by SEC rules.

Management is responsible for Advance’s financial reporting process, including Advance’s system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States.  Advance’s independent registered public accounting firm, or "independent accountants," is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting.  Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures.  Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to Advance’s financial statements, or any professional certification as to the independent accountants’ work.  In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of independent accountants included in their report on Advance’s financial statements.

During 2011 we met eleven times, including seven times via conference call.  We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks.  During 2011 and subsequent to the end of the year, we:

•	appointed Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2011;

•	met with management and the independent accountants to review and discuss Advance’s critical accounting policies and significant estimates;

•	met with management and the independent accountants to review and approve the fiscal year 2011 audit plan;

•	met regularly with both the independent accountants and the Chief Internal Audit Executive outside the presence of management;

•
met with management and the independent accountants to review the audited financial statements for the year ended December 31, 2011, and internal controls over financial reporting as of December 31, 2011;

•	reviewed and discussed the quarterly and annual reports prior to filing with the SEC;

•	reviewed and discussed the quarterly earnings press releases;

•	met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;

•	reviewed the processes by which risk is assessed and mitigated; and

•	completed all other responsibilities under the Audit Committee charter.

We have discussed with the independent accountants the matters required by PCAOB AU 380, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and SEC Rule 2-07 of Regulation S-X, which includes a review of significant accounting estimates and Advance’s accounting practices.  In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.

Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in Advance’s annual report on Form 10-K for the year ended December 31, 2011.

We considered whether the independent accountants’ provision of non-audit services to Advance is compatible with maintaining the independent accountants’ independence, and have determined the provision of the non-audit services are compatible with the independent accountants’ independence.  Accordingly, we have approved retention of Deloitte as Advance’s independent registered public accounting firm for fiscal year 2012.

We reviewed and reassessed the adequacy of the Audit Committee Charter and recommended no changes.

THE AUDIT COMMITTEE
Carlos A. Saladrigas, Chair
John C. Brouillard
Gilbert T. Ray

PROPOSAL NO. 7

STOCKHOLDER PROPOSAL ENTITLED "ADOPT SIMPLE MAJORITY VOTE"

    We have been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, a beneficial owner of the Company's common stock having a market value in excess of $2,000, intends to submit the proposal set forth below at the Annual Meeting.

"Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote be changed to require a majority of the votes cast for and against the proposal, or a simple majority in compliance with applicable laws.

"Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance. Source: "What Matters in Corporate Governance?" by Lucien Bebchuk, Alma Cohen and Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (September 2004, revised March 2005).

"This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these proposals included William Steiner and James McRitchie.

"Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

"The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company's 2011 reported corporate governance in order to more fully realize our company's potential:

"The Corporate Library, an independent investment research firm said there were concerns regarding the pay for our executives. The annual incentive plan for our executives continued to double the target payout for a small improvements over the target. Above target performance should be rewarded by above target bonuses, but not by doubling the bonus. In addition, only 25% of long-term incentive pay had performance-vesting features. With so little based on the achievement of long-term performance, this plan may not be in the best interests of shareholders. Executive pay practices at our company may not be effectively tied to long-term performance.

"Our non-independent Chairman, John Brouillard was designated as a "Flagged (Problem) Director" by The Corporate Library due to his responsibilities at Eddie Bauer Holdings leading up to its bankruptcy. Nonetheless Mr. Brouillard was still on our audit and nomination committees. Gilbert Ray received our highest negative notes and was still on our audit and nomination committees.

"Please encourage our board to respond positively to this proposal to initiate the improved governance we deserve: Adopt Simple Majority Vote - Yes on 7."

COMPANY'S STATEMENT IN OPPOSITION TO PROPOSAL NO. 7:

Our board of directors has determined that this stockholder proposal would not enhance stockholder value and would not be in the best interests of the Company and its stockholders. The Board therefore recommends that you vote AGAINST the proposal.

A simple majority vote requirement already applies to virtually all matters typically submitted to a vote of our stockholders. There are no provisions in our bylaws that require a supermajority vote. As permitted by Delaware law, our certificate of incorporation requires approval of 66 2/3 percent of the outstanding shares of capital stock of the Company to amend the provisions of our certificate of incorporation relating to (i) the requirement that action by stockholders be taken at a duly called meeting; (ii) the ability of stockholders to call a special meeting of the stockholders; (iii) indemnification provisions for our directors; and (iv) the amendment of the certificate of incorporation.

The 66 2/3 percent voting requirement to amend specified provisions of our certificate of incorporation has been in place since we have been a public company and is commonly included in the certificates of incorporation of public companies. It is designed to require broad stockholder consensus to effect corporate governance changes and to provide minority stockholders with a measure of protection against self-interested actions by one or more large stockholders.

Our Board believes that sound corporate governance practices reflect our values and support our strategic and financial performance.

•	We have an experienced and committed Board of which eight out of ten directors are independent pursuant to the listing standards of the New York Stock Exchange.

•
Our Nominating and Corporate Governance Committee regularly reviews the Company's corporate governance practices and emerging trends in corporate governance. For example, in August 2008, upon the recommendation of the Nominating and Corporate Governance Committee, we proactively amended our organizational documents and implemented a majority vote standard for the election of directors in uncontested elections.

•	Our Board has separated the roles of Chair of the Board and Chief Executive Officer and maintains an independent Board Chair.

•
Since May 2003, we have nominated, and the stockholders have elected, thirteen directors to the Board that had not previously served on our Board, demonstrating our ongoing commitment to bringing new views and opinions to our corporate governance.

•	In addition, the Company provides for the annual election of all of our directors, rather than having a classified board.

Accordingly, we believe our current governance illustrates our commitment to having a Board that is accountable to our stockholders.

The Board believes that there are important reasons to retain the enhanced voting provision to amend specified provisions of our certificate of incorporation. The purpose is not to preclude change but instead to ensure that certain fundamental changes to the certificate of incorporation of the Company only occur with a broader consensus, rather than a simple majority. We do not believe that replacing this enhanced voting requirement on specified amendments with a blanket simple majority vote will improve either the corporate governance or the long-term financial performance of the Company.

The proponent points to the Company's executive compensation practices to support his proposal. However, those very practices were approved by approximately 97 percent of the shares voted at our 2011 annual meeting of stockholders. Also, as more fully discussed in the Compensation Discussion and Analysis section of this Proxy Statement, as part of our annual compensation review, the performance-based portion of the long-term incentive compensation of our chief executive officer, chief operating officer and chief financial officer has been increased from 25 percent to 50 percent for the three-year performance period commencing with 2012.

In addition, the proponent has mischaracterized the background of certain members of our board of directors. For example, the proponent misstated that our Board Chair is not independent. While Mr. Brouillard served as the interim CEO for a few months during the Board's search for a new CEO, consistent with the listing standards of the New York Stock Exchange, the Board reviewed its independence standards and determined that Mr. Brouillard is independent. With respect to Eddie Bauer Holdings, Mr. Brouillard joined the board of directors of Eddie Bauer shortly after that company had been spun off by its former parent company Spiegel, Inc. following Spiegel's emergence from bankruptcy in 2005, and after assuming a substantial portion of Spiegel's debt as well as Spiegel's pension and retirement benefits. Subsequently, the onset of the economic downturn in 2008 and 2009 and the related contraction in discretionary consumer spending severely impacted Eddie Bauer's sales results. Despite the challenging situation facing Eddie Bauer at the time, Mr. Brouillard agreed to join its board of directors and participate in efforts to turn around the retailer's business. Mr. Ray, who has served on our Board for nine years, has extensive experience and knowledge related to corporate matters and corporate governance, and as Chair of the Nominating and Corporate Governance Committee, he has actively promoted the consideration and adoption of leading corporate governance practices by our Board. Mr. Ray received a favorable vote of more than 90 percent of the shares voted at our 2011 annual meeting of stockholders.

Consistent with its current practice, the Board will continue to evaluate appropriate corporate governance at the Company. We will consider governance practices that serve the best interests of the Company's stockholders. For the reasons set forth above, however, the Board believes at this time that implementation of the stockholder proposal is inappropriate and contrary to the best interests of the stockholders of the Company.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE AGAINST PROPOSAL NO. 7.

OTHER MATTERS

A copy of our 2011 annual report to stockholders is being sent to each stockholder of record together with this Proxy Statement.  The annual report is not part of our proxy soliciting material, but it can be accessed at www.AdvanceAutoParts.com under the Investor Relations section.

By order of the Board of Directors,

Sarah E. Powell
Senior Vice President, General Counsel
and Corporate Secretary

Roanoke, Virginia
April 16, 2012

APPENDIX A
ADVANCE AUTO PARTS, INC.
EXECUTIVE INCENTIVE PLAN

ARTICLE I
INTRODUCTION AND PURPOSE

Advance Auto Parts desires to adopt the Executive Incentive Plan which permits the Company to make cash incentive awards to eligible employees of the Company based on the satisfaction of specific performance objectives.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

(a)“Award” means an incentive award which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive a cash payment from the Company or a Subsidiary pursuant to Article IV.

(b)“Board” means the Board of Directors of the Company.

(c)“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and applicable regulations.

(d)“Committee” means the Compensation Committee of the Board or such other committee or subcommittee as may be designated by the Board. The Committee shall be comprised of not fewer than two members who shall be “outside directors” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

(e)“Company” means Advance Auto Parts, Inc., a Delaware corporation.

(f)“Covered Employee” means a Participant who the Committee determines meets the definition of a Covered Employee as defined in Code Section 162(m)(3) and the regulations promulgated thereunder, which definition generally includes the chief executive officer of the Company and the four highest compensated officers of the Company other than the chief executive officer.

(g)“Effective Date” means December 31, 2006, subject to approval by stockholders as presented in Article VIII, on May 16, 2007.

(h)“Employee” means any person, including a member of the Board, who is employed by the Company or a Subsidiary.

(i)“Fair Market Value” means, on any given date, the closing price of a share of common stock of the Company as reported on the New York Stock Exchange composite tape on such date, or if such common stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that such common stock was traded on such exchange, all as reported by such source as the Committee may select.

(j)“Participant” means an Employee who is granted an Award by the Committee.

(k)“Performance-Based Compensation” means an Award that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(l)“Performance Objective” is defined in Section 4.2.

(m)“Performance Period” is defined in Section 4.2.

(n)“Plan” means the Advance Auto Parts, Inc. Executive Incentive Plan, as set forth herein and as amended from time to time.

(o)“Subsidiary” means any corporation (other than the Company), limited liability company, partnership or other business organization of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE III
ELIGIBILITY

Awards may be granted to any Employee who is designated as a Participant from time to time by the Committee. The Committee shall determine which Employees shall be Participants, and the terms, conditions, and limitations applicable to each Award not inconsistent with the Plan. Designation by the Committee as a Participant for an Award in one period shall not confer on a Participant the right to participate in the Plan for any other period.

ARTICLE IV
INCENTIVE AWARDS

Section 4.1.    General. Awards may be granted to a Participant in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee, at the time an Award is made, shall specify the terms and conditions which govern the Award, which terms and conditions shall prescribe that the Award shall be earned only upon, and to the extent that, Performance Objectives as described in Section 4.2, are satisfied within a designated time. Different terms and conditions may be established by the Committee for different Awards and for different Participants.

Section 4.2.    Performance Objectives. The vesting and payment of Awards shall be contingent upon the degree of attainment of such performance goals (the “ Performance Objectives ”) over such period (the “ Performance Period ”) as shall be specified by the Committee at the time the Award is granted. Performance Objectives will be established prior to or within the first ninety (90) days of each Performance Period or by such earlier time as is prescribed by Section 162(m) of the Code or the regulations thereunder in order for them to be considered “pre-established.” The Performance Objectives may be stated with respect to one or more, or any combination of the following measures based on the Company, a Subsidiary, or an operating unit: (i) Company revenues; (ii) Company operating earnings or margin; (iii) Earnings before or after taxes, interest, depreciation, and/or amortization; (iv) Inventory productivity measures such as inventory turns; (v) Share price (including, but not limited to, growth measures and total stockholder return); (vi) Earnings per share; (vii) economic profit or value created; (viii) Return measures (including, but not limited to, return on assets, capital, invested capital, or revenue); (viii) Strategic business criteria (including, but not limited to, meeting specified goals relating to market penetration, geographic business expansion, cost targets, customer or employee satisfaction, or acquisitions or divestitures of subsidiaries, affiliates, or joint ventures). The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods (e.g., earnings per share growth), or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Section 4.3.    Payment of Awards. Awards shall be made to Participants in a single lump sum in cash at a time determined by the Committee, but in no event later than two and one-half months after the end of the fiscal year in which the Performance Period ends. The actual amount of payment under an Award will be calculated by applying the degree of attainment of Performance Objectives. The Committee shall make all calculation of payments and shall certify in writing the extent, if any, to which the Performance Objectives have been met. In no event shall a Covered Employee receive an Award payment in any fiscal year that exceeds the lesser of (i) $5,000,000 or (ii) 500% of the Covered Employee's base salary (prior to any salary reduction or deferral elections) as of the date of the Award.

ARTICLE V
ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan to the fullest extent permitted under applicable law. The decision of the Committee or any agent of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons.

ARTICLE VI
AMENDMENT AND TERMINATION

Section 6.1.    Amendment of Plan. The Company has the right, at any time and from time to time, to amend in whole or in part any of the terms and provisions of the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate. No amendment shall be effective without approval of the shareholders of the Company if the amendment would increase the maximum amount payable to a Covered Employee as specified in Section 4.3.

Section 6.2.    Termination of Plan. The Company expressly reserves the right, at any time, to suspend or terminate the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate, including, without limitation, suspension or termination as to any Subsidiary, Employee, or class of Employees.

Section 6.3.    Procedure for Amendment or Termination. Any amendment to the Plan or termination of the Plan shall be made by the Company by resolution of the Committee and shall not require the approval or consent of any Subsidiary or Participant to be effective to the extent permitted by law. Any amendment to the Plan or termination of the Plan may be retroactive to the extent not prohibited by applicable law.

ARTICLE VII
MISCELLANEOUS

Section 7.1.    Rights of Employees. Status as an eligible Employee shall not be construed as a commitment that any Award will be made under the Plan to such eligible Employee or to eligible Employees generally. Nothing contained in the Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Employee any right to continue in the employ or service of the Company or any Subsidiary or constitute any contract or limit in any way the right of the Company to change such person's compensation or other benefits or to terminate the employment or service of such person with or without cause.

Section 7.2.    Unfunded Status. The Plan shall be unfunded. Neither the Company, any Subsidiary, the Committee, nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, any Subsidiary, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

Section 7.3.    Limits on Liability. Any liability of the Company or any Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan. Neither the Company nor any Subsidiary nor any member of the Board or the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each member of the Board and the Committee from and against any and all liability, claims, demands, costs, and expenses (including the costs and expenses of attorneys incurred in connection with the investigation or defense of claims) in any manner connected with or arising out of any actions or inactions in connection with the administration of the Plan except for such actions or inactions which are not in good faith or which constitute willful misconduct.

Section 7.4.    Interpretation. Unless otherwise expressly stated by the Committee with respect to an Award, each Award granted to a Covered Employee under the Plan is intended to be Performance-Based Compensation that is fully deductible by the Company for federal income taxes and not subject to the deduction limitation of Section 162(m) of the Code, and the Plan shall be construed or deemed amended to the extent possible to conform any Award to effect such intent. The Committee shall not have any discretion to determine that an Award will be paid to a Covered Employee if the Performance Objective for such Award is not attained. The Committee shall, however, have the authority to reduce or eliminate any Award under the Plan.

The Plan is intended to meet the short-term deferral exception under Code Section 409A such that payments made to Participants under the Plan are not deferred compensation subject to the provisions of Code Section 409A.

Section 7.5.    Tax Withholding. The Company shall be entitled to withhold from any payment made under the Plan the full amount of any required federal, state or local taxes.

Section 7.6.    Nontransferability of Benefits. A Participant may not assign or transfer any interest in an Award. Notwithstanding the foregoing, upon the death of a Participant, the Participant's rights and benefits under the Plan shall pass by will or by the laws of descent and distribution.

Section 7.7.    Governing Law. To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

ARTICLE VIII
EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall be effective as of the Effective Date, subject to approval and ratification of the Plan by the shareholders of the Company to the extent necessary to satisfy the requirements of the Code, the New York Stock Exchange or other applicable federal or state law. If not sooner terminated by the Board, this Plan shall terminate at the close of business on December 30, 2016.

APPENDIX B
ADVANCE AUTO PARTS, INC.
2004 LONG-TERM INCENTIVE PLAN
(Amended and Restated as of April 17, 2008)
SECTION 1. PURPOSE. The purposes of the 2004 Long-Term Incentive Plan (the “Plan”) are to encourage selected Employees and Directors of Advance Auto Parts, Inc., a Delaware corporation (“Advance Auto” or the “Company”), and its Affiliates to acquire a proprietary and vested interest in the growth, development and financial success of the Company, to generate an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of stockholders, and to enhance the ability of the Company and its Affiliates to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.
The Company has previously adopted the Advance Auto Parts, Inc. 2001 Executive Stock Option Plan and the Advance Auto Parts, Inc. 2001 Senior Executive Stock Option Plan (collectively, the “Predecessor Plans”), which were established to provide similar equity-based compensation incentives through the grant of stock options. Effective upon the adoption of the Plan by stockholders of the Company, the Predecessor Plans will be merged into this Plan, thereby making available for the grant of awards under this Plan any authorized but unused Shares (as herein defined) not already used for such purpose under the Predecessor Plans. All outstanding option grants under the Predecessor Plans shall continue in full force and effect, subject to their original terms, after the Predecessor Plans are merged into the Plan under the terms and conditions noted above.
SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings as set forth below:
(a)    “Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
(b)    “Award” shall mean any Option, SAR, Restricted Stock Award, Performance Share, Performance Unit, Deferred Stock Unit, Dividend Equivalent, Other Stock Unit Award or any other right, interest or option relating to Shares or other property granted pursuant to the provisions of the Plan.
(c)    “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, which may, but need not, be executed or acknowledged by both the Company and the Participant.
(d)    “Board” shall mean the Board of Directors of the Company.
(e)    “Change in Control” shall mean the happening of any of the following events:
(i)    an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then outstanding Shares (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 2(e)(iii);
(ii)    a change in the composition of the Board on the Plan's effective date such that the individuals who, as of the effective date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the effective date, whose election, or nomination for election, by the Company's stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board;
(iii)    the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”), excluding however, any Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or
(iv)    the approval by the stockholders of the Company of the complete liquidation or dissolution of the Company.
(f)    “Change in Control Price” means, with respect to a Share, the higher of (A) the highest reported sales price, regular way, of such Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such Shares are listed or on the NASDAQ National Market during the 60-day period prior to and including the date of a Change in Control or (B) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per such Share paid in such tender or exchange offer or Corporate Transaction. To the extent the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Board.
(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
(h)    “Committee” shall mean the Compensation Committee of the Board, or any successor to such committee, composed of no fewer than two directors, each of whom is a non-employee Director within the meaning of Rule 16b-3(b)(3) of the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code, or any successor provision thereto.
(i)    “Company” shall mean Advance Auto Parts, Inc. a Delaware corporation.
(j)    “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.
(k)    “Deferred Stock Unit” or “DSU” shall mean a bookkeeping entry that represents the right to receive one Share at a future date. DSUs may be granted outright by the Committee or may be granted in exchange for cash compensation deferred by a Participant. To the extent the Company pays a dividend, DSUs will include the right to receive Dividend Equivalents, which are credited in the form of additional DSUs.
(l)    “Director” shall mean a member of the Board who is not an Employee.
(m)    “Dividend Equivalent” shall mean an amount equal to the cash paid by the Company upon one Share, either as a freestanding Award, or in connection with the grant of Restricted Units, Performance Shares, Options, and/or SARs or Other Stock Unit Awards.
(n)    “Employee” shall mean any employee of the Company or any Affiliate. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment or services and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.
(o)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(p)    “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Shares as of any date shall be closing price for the Shares as reported on the New York Stock Exchange (or on any national securities exchange on which the Shares are then listed) for that date or, if no such prices are reported for that date, the closing price on the next preceding date for which such prices were reported.
(q)    “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.
(r)    “Other Stock Unit Award” shall mean any right granted to a Participant by the Committee pursuant to Section 6(f).
(s)    “Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan. Participant shall also mean a consultant selected by the Committee who provides services to the Company or any Affiliate, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company's securities in a capital‑raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company's securities.
(t)    “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 6(d).
(u)    “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.
(v)    “Performance Share” shall mean any grant pursuant to Section 6(d) of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.
(w)    “Performance Unit” shall mean any grant pursuant to Section 6(d) of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.
(x)    “Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
(y)    “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
(z)    “Restricted Stock Award” shall mean an award of Restricted Stock under Section 6(c).
(aa)    “Restricted Stock Unit” is a bookkeeping entry that represents the right to receive one share of Common Stock at a future date, and which is subject to the restriction that the holder may not sell, transfer, pledge or assign such unit and other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to receive any Dividend Equivalents, if dividends are paid by the Company), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
(bb)    “Shares” shall mean the shares of common stock of the Company, par value $.0001 per share.
(cc)    “Stock Appreciation Right” or “SAR” shall mean any right granted to a Participant pursuant to Section 6(b) to receive,

upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 4(c), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.
(dd)    “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
(ee)    “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or with which the Company combines.
SECTION 3. ADMINISTRATION. The Committee shall have full power, discretion, and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to
(a)    select the Participants to whom Awards may from time to time be granted hereunder;
(b)    determine the type or types of Award to be granted to each Participant hereunder;
(c)    determine the number of Shares to be covered by each Award granted hereunder;
(d)    determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder;
(e)    determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended;
(f)     determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;
(g)     interpret and administer the Plan and any instrument or agreement entered into under the Plan;
(h)     establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and
(i)     make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
Actions of the Committee shall be final, conclusive and binding on all Persons, including the Company, any Participant, any stockholder and any Employee of the Company or any Affiliate. A majority of the members of the Committee may act on behalf of the Committee and may fix the time and place of its meetings. Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Committee specifically affecting or relating to an Award to a Director shall be approved and ratified by the Board. In addition, no member of the Board or any of its Committees, as the case may be, shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.
SECTION 4. SHARES SUBJECT TO THE PLAN
(a)    Effective as of May 19, 2004, and subject to adjustment as provided in Section 4(c), a total of 4,500,000 Shares shall be authorized for grant or issuance under the Plan plus any remaining Shares available for awards under the Predecessor Plans as of the effective date of the merger of the Predecessor Plans with this Plan. Effective as of May 16, 2007, and subject to adjustment as provided in Section 4(c), an additional 3,000,000 Shares shall be authorized for grant or issuance under the Plan. Any Shares issued in connection with Awards other than Options and SARs shall be counted against this limit as 1.7 Shares for every one Share issued.

(i)    If any Shares subject to an Award or to an award under the Company's Predecessor Plans are forfeited or if any Award or award under the Predecessor Plans based on Shares is settled for cash, or expires or otherwise is terminated without issuance of such Shares, the Shares subject to such Award shall, to the extent of such cash settlement, forfeiture or termination, again be available for Awards under the Plan.
(ii)    In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation), by cashless exercise through the Company, or in the event that withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares or by the withholding of Shares by the Company, only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for issuance under the Plan.
(iii)    In the event that any option or award granted under the Predecessor Plans is exercised through the tendering of Shares (either actually or by attestation), or in the event that withholding tax liabilities arising from such options or awards are satisfied by the tendering of Shares or the withholding of Shares by the Company, the Shares so tendered or withheld shall again be available for Awards under the Plan.
(iv)    Shares reacquired by the Company on the open market using the cash proceeds received by the Company from the exercise of Options granted under the Plan or options granted under the Predecessor Plans that are exercised after the effective date of the Plan shall be available for Awards under the Plan.
(v)    Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year.
(vi)    Deferred Stock Units granted as a result of a voluntary election by a Participant to defer cash or other compensation otherwise payable to the Participant shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year.
(vii)    In the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors of the Company or an Affiliate prior to such acquisition or combination.
(b)    Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.
(c)    In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Options, SARs or other Awards granted under the Plan, and in the number, class and kind of securities subject to Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.
SECTION 5. ELIGIBILITY. Any Employee, Director or consultant who provides services to the Company or any Affiliate shall be eligible to be selected as a Participant.
SECTION 6. AWARDS. The Committee shall determine the type of Awards to be granted or issued under the Plan and shall approve the terms and conditions governing such Awards through the issuance of an Award Agreement. Awards may be granted singly, in combination, or in tandem so that the settlement or payment of one automatically reduces or cancels the other.

(a)    STOCK OPTIONS. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:
(i)    OPTION PRICE. The purchase price per Share purchasable under an Option shall not be less than the Fair Market Value of the Share on the date of the grant, except in the case of Substitute Awards or in connection with an adjustment provided for in Section 4(c).
(ii)    OPTION PERIOD. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.
(iii)    EXERCISABILITY. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant. Except under certain circumstances in connection with a Participant's termination or in the event of a Change in Control, Options will not be exercisable before the expiration of one year from the date the Option is granted.
(iv)    METHOD OF EXERCISE. Subject to the other provisions of the Plan, any Option that is exercisable in accordance with the preceding paragraph may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, delivery of Shares (either actually or by attestation) already owned by the Participant for at least six months (or any shorter period sufficient to avoid a charge to the Company's earnings for financial reporting purposes), via cashless exercise, through a broker, or delivery of other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, such Shares and other consideration as the Committee may specify in the applicable Award Agreement.
(v)    FORM OF SETTLEMENT. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option's exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.
(vi)    PROHIBITION ON REPRICING. The Company may not reprice Option grants, including the cancellation of an existing grant followed by a regrant, without the express approval of stockholders.
(b)    STOCK APPRECIATION RIGHTS. Stock Appreciation Rights (“SARs”) may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6(a). The provisions of SARs need not be the same with respect to each recipient. Any tandem SAR related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised. The Committee may impose such conditions or restrictions on the exercise of any SAR, as it shall deem appropriate; provided that a freestanding SAR shall not have a term of greater than ten years or an exercise price less than 100% of Fair Market Value of the Share on the date of grant. The Company may not reprice SAR grants, including the cancellation of an existing grant followed by a regrant, without the express approval of stockholders of the Company.
(c)    RESTRICTED STOCK.
(i)    ISSUANCE. A Restricted Stock Award shall be subject to restrictions imposed by the Committee during a period of time specified by the Committee (the “Restriction Period”). Restricted Stock Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. Restricted Stock Awards may be real shares (Restricted Stock) or phantom shares (Restricted Stock Units). The provisions of Restricted Stock Awards need not be the same with respect to each recipient. Except for certain limited situations, Restricted Stock Awards granted to Employees subject solely to continued employment conditions shall have a vesting period of not less than three years.
(ii)    REGISTRATION. Any Restricted Stock issued hereunder may be evidenced in such manner, as the Committee, in its sole discretion, shall deem appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates. In the event any stock certificates are issued in respect of Shares of Restricted Stock awarded under the Plan, such certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award.
(iii)    FORFEITURE. Except as otherwise determined by the Committee at the time of grant or thereafter, upon termination of employment or services for any reason during the Restriction Period, all Shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the grantee promptly after expiration of the Restriction Period, as determined or modified by the Committee.
(d)    PERFORMANCE AWARDS. Performance Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award, provided, however, that a Performance Period shall not be shorter than 12 months or longer than five years. Except as provided in Section 7, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.
(e)    DIVIDEND EQUIVALENTS. Dividend Equivalents may be granted hereunder to Participants either alone (“freestanding”) or in connection with other Awards granted under the Plan. The provisions of Dividend Equivalents need not be the same with respect to each recipient. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or Dividend Equivalents with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.
(f)    OTHER STOCK UNIT AWARDS.
(i)    STOCK AND ADMINISTRATION. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property, as the Committee shall determine. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient. Except for certain limited situations, Other Stock Unit Awards granted to Employees subject solely to continued employment conditions shall have a vesting period of not less than three years.
(ii)    TERMS AND CONDITIONS. Subject to the provisions of the Plan and any applicable Award Agreement, Awards and Shares subject to Awards made under this Section 6(f) may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses. Shares (including securities convertible into Shares) subject to Awards granted under this Section 6(f) may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 6(f) shall be purchased for such consideration as the Committee shall determine in its sole discretion, which, except in the case of Substitute Awards, shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is awarded.
SECTION 7. CHANGE IN CONTROL PROVISIONS.
(a)    IMPACT OF EVENT. Subject to Section 7(a)(v) and notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:
(i)    any Options and SARs outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant;

(ii)    the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;
(iii)    all Performance Awards shall be immediately accelerated and considered to be earned and payable pro rata based on: (a) the portion of the Performance Period that has been completed as of the date such Change in Control is determined to have occurred and (b) the actual performance as of such date, or if actual performance is not calculable, target performance; in addition, any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed; and
(iv)    the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.
(b)    CHANGE IN CONTROL CASH-OUT. Notwithstanding any other provision of the Plan, in the event of a Change in Control the Committee may, in its discretion, provide that each Option or SAR shall, upon the occurrence of a Change in Control, be cancelled in exchange for a payment in an amount equal to the amount by which the Change in Control Price per Share exceeds the purchase price per Share under the Option or SAR (the “spread”) multiplied by the number of Shares granted under the Option or SAR.
SECTION 8. CODE SECTION 162(m) PROVISIONS.
(a)    Notwithstanding any other provision of the Plan, if the Committee determines at the time Restricted Stock, a Performance Award, Dividend Equivalents or an Other Stock Unit Award is granted to a Participant who is then an officer that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 8 is applicable to such Award.
(b)    If Restricted Stock, a Performance Award, a Dividend Equivalent or an Other Stock Unit Award is subject to this Section 8, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and regulations thereunder.
(i)    Performance goals shall be based on the attainment of specified of one or any combination of the following: operating income, net cash provided by operating activities, earnings per share from continuing operations, revenues, operating margins, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return, cost control, strategic initiatives, market share, net income, or return on invested capital of the Company or the Affiliate or division of the Company for or within which the Participant is primarily employed.
(ii)    Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable Affiliate or division of the Company) under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.
(iii)    the measurement of the Company's performance against its goals shall exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and any other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company's financial statements, notes to the financial statements or management's discussion and analysis
(c)    Notwithstanding any provision of the Plan other than Section 7, with respect to any Restricted Stock, Performance Award, Dividend Equivalent or Other Stock Unit Award that is subject to this Section 8, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.
(d)    The Committee shall have the power to impose such other restrictions on Awards subject to this Section 8 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

(e)    Notwithstanding any provision of the Plan other than Section 4(c), no Participant may be granted Options or “freestanding” SARs during any three-year period with respect to more than 1,000,000 Shares or Restricted Stock, Performance Shares, Dividend Equivalents and/or Other Stock Unit Awards subject to this Section 8 that are denominated in Shares in any three-year period with respect to more than 500,000 Shares, and the maximum dollar value payable with respect to Performance Units and/or Other Stock Unit Awards that are valued with reference to property other than Shares and granted to any Participant for any three-year period is $4,000,000, with proportionate adjustments for shorter or longer performance periods, not to exceed 5 years. “Tandem” SARs granted in connection with other Awards pursuant to Section 6(b) and Deferred Stock Units granted as a result of a Participant's voluntary election to defer cash or other compensation otherwise payable to the Participant shall not count against such limits.
SECTION 9. AMENDMENTS AND TERMINATION. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that stockholder approval is required if such amendment, alteration, suspension, discontinuation or termination would be required under the rules or listing standards of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. on which the Company's securities are listed, or such approval is required to qualify for or comply with any tax or other regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply. In addition, no such amendment, alteration, suspension, discontinuation or termination shall be made without the consent of the affected Participant, if such action would impair the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform to local rules and regulations in any jurisdiction outside the United States.
The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall (a) impair the rights of any Participant without his or her consent or (b) except for adjustments made pursuant to Section 4(c) or in connection with Substitute Awards, reduce the exercise price of outstanding Options or SARs or cancel or amend outstanding Options or SARs for the purpose of repricing, replacing or regranting such Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval. Notwithstanding the foregoing, any adjustments made pursuant to Section 4(c) shall not be subject to these restrictions.
SECTION 10. GENERAL PROVISIONS.
(a)    No Award, and no Shares subject to Awards described in Section 6(f) that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Each Award shall be exercisable, during the Participant's lifetime, only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award; provided, however, that an Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and the instrument evidencing the Award.
(b)    No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.
(c)    If required by the Committee, the prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.
(d)    Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate a Participant's employment or service or other relationship at any time, with or without cause.
(e)    Except as provided in Section 8, the Committee shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event that the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.
(f)    The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended
(g)    All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(h)    No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would comply with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.
(i)    The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. In addition, Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or Dividend Equivalents with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.
(j)    Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.
(k)    The Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by Delaware law, to one or more officers or a committee of officers the right to grant Awards to Employees who are not officers or directors of the Company and to cancel or suspend Awards to Employees who are not officers or Directors of the Company.
(l)    The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by delivery of or transfer of Shares to the Company (up to the employee's minimum required tax withholding rate to the extent the Participant has owned the surrendered shares for less than six months if such a limitation is necessary to avoid a charge to the Company for financial reporting purposes), or by directing the Company to retain Shares (up to the employee's minimum required tax withholding rate) otherwise deliverable in connection with the Award.
(m)    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
(n)    The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.
(o)    If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.
(p)    Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees on assignments outside their home country.

SECTION 11. EFFECTIVE DATE OF PLAN. The Plan shall be effective as of May 19, 2004.
SECTION 12. TERM OF PLAN. The Plan shall terminate on the tenth anniversary of the effective date, unless sooner terminated by the Board pursuant to Section 9.
SECTION 13. INDEMNIFICATION. In addition to such other rights of indemnification as they may have as members of the Board of Directors, the members of the Committee shall be indemnified by the Company to the fullest extent permitted by law against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is not entitled to indemnification under applicable law; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding such Committee member shall in writing offer the Company the opportunity, at the Company's expense to handle and defend the same, and such Committee member shall cooperate with and assist the Company in the defense of any such action, suit or proceeding. The Company shall not be obligated to indemnify any Committee member with regard to any settlement of any action, suit or proceeding of which the Company did not consent to in writing prior to such settlement.
SECTION 14. GOVERNING LAW. The Plan, any Award Agreement, any Award granted and any action taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws thereof.

SECTION 15. CODE SECTION 409A PROVISIONS.

(a)    Notwithstanding any other provision of the Plan, effective as of January 1, 2007, this Section 15 shall be applicable to each Award that constitutes deferred compensation within the meaning of Section 409A of the Code, as more fully addressed in Section 15(b) below.

(b)    An Award shall constitute deferred compensation, and thus shall be subject to this Section 15, if the Award provides a Participant in one year with a legally binding right to income or other taxable benefit that shall be paid in a future year, unless:
(i)    Payment under the Award will be made no later than 2½ months after the end of the first year during which the amount is no longer subject to a substantial risk of forfeiture (if applicable); or
(ii)    The Award is one described in Section 15(c) below.

An Award made under the Plan that is subject to the provisions of this Section 15 shall hereafter be referred to as a “Section 409A Award.”

(c)    The Awards described below are not deemed to be deferred compensation, and thus are not subject to this Section 15.
(i)    An Option with respect to the purchase of Shares, provided that the exercise price is never less than the Fair Market Value of the Shares at the date of the grant, and the number of Shares subject to the Option is fixed on the original date of the grant;
(ii)    Restricted Stock and any other restricted property; and
(iii)    A Stock Appreciation Right (“SAR”), provided that
(A)    The amount payable under the SAR is not greater than the difference between the Fair Market Value of the Shares on the date of the grant and the Fair Market Value of the Shares on the date of exercise; and
(B)    The exercise price of the SAR may never be less than the Fair Market Value of the Shares on the date the right is granted.

For purposes of this subsection (c), the Fair Market Value of Shares shall be determined without regard to any lapse restrictions within the meaning of IRS Regulation §1.83-3(i).

Notwithstanding the foregoing, an Award described above shall constitute deferred compensation for purposes of this Section 15 if it is granted as a Substitute Award in substitution or exchange for an Award that constitutes deferred compensation.

(d)    A Section 409A Award must provide that payment to a Participant may be made only upon an event described below:
(i)    The Participant's separation from service with the Company (subject to the restriction on distributions to key employees prescribed in Section 15(f) below);
(ii)    The Participant becoming disabled;
(iii)    The death of the Participant;
(iv)    A specified time (or pursuant to a fixed schedule) established at the time of the Award; or
(v)    Such other permitted event prescribed under Code Section 409A or the regulations issued thereunder.

(e)    A Section 409A Award must provide for a date of payment or payments that is objectively determinable at the time the permitted payment event occurs. Payment can also be made in accordance with a fixed schedule that is objectively determined based on the date of the allowed payment event if the schedule is fixed at the time the permissible payment event is specified. The Award can provide for payment upon the later of (or the latest of) two or more permissible payment events so long as each separate payment event is a permitted payment event. Alternatively, payment may be made upon the earlier of (or the earliest of) two or more permissible payment events if each payment event is a permitted payment event.

(f)    Notwithstanding Sections 15(d) and (e) above, a Section 409A Award must provide that payment to be made to a “key employee” (as determined under Code Section 416(i) without considering Section 416(i)(5)) by reason of the key employee's separation from service cannot be made prior to the date which is six months after the date of the key employee's separation from service. If payments are to be made in installments, then the installments will be deemed to be a single payment so that only the commencement of the installments, rather than each scheduled payment, shall be subject to the six-month deferred payment rule.

(g)    The time or schedule of any payment to be made under a Section 409A Award may not be accelerated, except as expressly permitted under Code Section 409A. For this purpose, an acceleration of the time or the schedule of payments shall not be deemed to have occurred if the Company or Committee waives or accelerates the satisfaction of a condition constituting a substantial risk of forfeiture applicable to the Award, but only if the requirements of this Section 15 are otherwise satisfied with respect to that Award. The time or schedule of payments may also be accelerated, if the Award so permits, as necessary for the Participant to pay the FICA taxes imposed under Code Sections 3101, 3121(a) and 3121(v)(2) on the Award, or so that the income tax withholding can be paid on the Award (if constituting wages included in the Participant's income) as imposed by Code Section 3401.

(h)    If a Section 409A Award allows a Participant, or the Company or Committee, to elect to change the form or time of a distribution under the Award, then the Award must provide that the subsequent election may not take effect until at least twelve months after the date on which the election is made. If an election is related to a payment for separation from service or at a specified time or schedule, the Award must require that the payment with respect to which the subsequent election is made shall be deferred for a period of not less than five years from the date of payment.

APPENDIX C
ADVANCE AUTO PARTS, INC.
EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated as of May 15, 2012
SECTION 1. PURPOSE. The purpose of the Advance Auto Parts, Inc. Employee Stock Purchase Plan is to encourage and enable Eligible Employees of Advance Auto Parts, Inc. (“the Company”) and its participating Subsidiaries the opportunity to acquire a proprietary interest in the Company through the purchase of the Company's Stock at a discount. The Company believes that employees who participate in this Plan will have a closer identification with the Company by virtue of their ability as stockholders to participate in the Company's growth and earnings. It is the intention of the Company that this Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of this Plan shall be construed in a manner consistent with the requirements of that Section 423 of the Code. Any provision of the Plan inconsistent with Section 423 of the Code will, without further act or amendment by the Company, be deemed reformed to comply with Code Section 423.
SECTION 2. DEFINITIONS. For purposes of the Plan, the following terms shall have the following meanings:
(a)    “Account” means for each Offering Period the separate bookkeeping account which shall be established for each Participating Employee to record the payroll deductions made on his or her behalf to purchase Stock under this Plan.
(b)    “Authorization” means the participation election and payroll deduction authorization form which an Eligible Employee shall be required to properly complete (either in writing or via electronic submission) and timely file with the Human Resources Department before the end of an Enrollment Period in order to participate in this Plan for the related Offering Period.
(c)    “Beneficiary” means a person to whom all or a portion of the shares or cash amounts due to the Participating Employee under the Plan will be paid if the Participating Employee dies before receiving such shares or cash amounts.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.
(f)    “Committee” means the committee appointed by the Board to administer the Plan or in the absence of such a committee, then the Board itself.
(g)    “Company” means Advance Auto Parts, Inc. (including any entity that is directly or indirectly wholly-owned by Advance Auto Parts, Inc. and disregarded as an entity separate from Advance Auto Parts, Inc. under Section 7701 of the Code and the treasury regulations issued thereunder).
(h)    “Compensation” means total base pay (which includes regular pay, overtime, and shift premiums, but excludes bonuses, and any compensation related to stock options or any other remuneration paid to the Participating Employee) for services rendered by Participating Employee to the Company during the applicable period specified in the Plan.
(i)     “Custodial Account” means the non-interest bearing bookkeeping account maintained on behalf of the Participating Employee to which shares purchased under Section 9 and dividends (net of withholding) shall be allocated and from which Shares and/or cash shall be distributed.
(j)    “Custodian” means the custodian for the Plan appointed by the Committee.
(k)    “Eligible Employee” means each employee (as defined for purposes of Section 423 of the Code) of a Participating Employer who has been employed by such employer at least thirty days prior to the beginning of each Offering Period, except the following:
(i)    An employee who customarily is employed (within the meaning of Section 423(b)(4)(B) of the Code) 20 hours or less per week by the Participating Employer.

(ii)    An employee who would own (immediately after the grant of an option under this Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company based on the rules set forth in Section 423(b)(3) and Section 424 of the Code.
(iii)    A highly compensated employee (as defined under Section 414(q) of the Code) of the Participating Employer (i) who is an officer or required to file statements under Section 16(a) of the Securities Exchange Act of 1934 or (ii) whose compensation equals or exceeds any threshold established by the Committee, if the Committee has determined in its discretion to exclude under this Plan some or all such highly compensated employees for a particular Offering Period; provided, however, that any such exclusion shall be applied in an identical manner to all highly compensated employees of every Participating Employer in that Offering Period.
(l)    “Enrollment Period” means the period set by the Committee which precedes the beginning of the related Offering Period and which shall continue for no more than 30 days.
(m)    “Fair Market Value” means (1) the closing price on a given date for a share of Stock quoted on the New York Stock Exchange system or listed on a national securities exchange as reported by The Wall Street Journal or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (2) such closing price as so reported for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price or if no such price quotation is available, (3) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of such Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.
(n)    “Offering Date” means for each Offering Period the first day of such Offering Period.
(o)    “Offering Period” means a period of approximately 3 months duration commencing on the first day of each calendar quarter (or at such other times as may be determined by the Committee) for each quarter for which this Plan is in effect.
(p)    “Participating Employee” means for each Offering Period each Eligible Employee who has satisfied the requirements set forth in Section 6 of this Plan for such Offering Period.
(q)    “Participating Employer” means for each Offering Period the Company and each Subsidiary that the Committee designates as a Participating Employer. Any designation of a Subsidiary as an additional Participating Employer shall apply to each Offering Period beginning after the date of the Committee's action, until the Committee directs otherwise.
(r)    “Plan” means this Advance Auto Parts, Inc. Employee Stock Purchase Plan.
(s)    “Purchase Date” means for each Offering Period the last day of such Offering Period.
(t)    “Purchase Price” means for each Offering Period a percentage of the Fair Market Value of a share of Stock on the Purchase Date established by the Committee prior to the commencement of the Offering Period (but in no event less than 85% of the Fair Market Value).
(u)    “Stock” means the common stock of the Company.
(v)    “Subsidiary” means each corporation which is a subsidiary of the Company (within the meaning of Section 424(f) of the Code).
SECTION 3. SHARES OFFERED UNDER THE PLAN. There shall be a total of 2,100,000 shares of Stock available for purchase under this Plan. All such shares of Stock shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock or from shares of Stock that have been reacquired by the Company.
SECTION 4. OFFERING PERIODS. This Plan shall be implemented by a series of consecutive Offering Periods, with a new Offering Period commencing on or after the first day of the calendar quarter (or at such other times as may be determined by the Committee, but not exceeding 27 months) for each year for which this Plan is in effect.
SECTION 5. ADMINISTRATION OF THE PLAN. The Committee shall supervise and administer this Plan. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power and the discretion to interpret this Plan and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Participating Employee and Participating Employer and on each other person directly or indirectly affected by such action. The Committee in its discretion may delegate, in whole or in part, its power and authority to another person or entity.
SECTION 6. PARTICIPATION
(a)    Requirements. Each Eligible Employee who is employed by a Participating Employer on the first day of an Enrollment Period shall satisfy the requirements to be a Participating Employee for the related Offering Period if:
(i)    he or she has properly completed and filed an Authorization with the Committee (or its delegate) on or before the last day of such Enrollment Period to purchase shares of Stock under this Plan, and
(ii)    his or her employment as an Eligible Employee continues uninterrupted throughout the period which begins on the first day of such Enrollment Period and ends on the first day of the related Offering Period, and no Eligible Employee's employment shall be treated as interrupted by a transfer directly between the Company and any Subsidiary or between one Subsidiary and another Subsidiary.
(b)    Termination. A Participating Employee's status as such shall terminate for an Offering Period (for which he or she has an effective Authorization) at such time as his or her Account is withdrawn in full under Section 8(d)(i) or his or her employment terminates under Section 10(a).
SECTION 7. SHARE PURCHASE LIMITATIONS
(a)    General Rule. Subject to Section 7(b), each Participating Employee for each Offering Period automatically shall, as of the first day of such Offering Period, be entitled to purchase at the Purchase Price up to a maximum number of whole shares of Stock, determined and specified by dividing such Participant's payroll deductions accumulated prior to the Purchase Date and retained in the Participant's Account as of such date by the applicable Purchase Price or, if less, 500 shares of Stock. With respect to any Offering Period, the Committee may specify on or before the first day of such Offering Period a maximum number of shares either higher or lower than 500 shares that shall be made available under this Plan for such Offering Period.
(b)    Statutory Limitation. No Eligible Employee shall purchase any Stock under this Plan or under any other employee stock purchase plan (within the meaning of Section 423 of the Code) established by the Company or any Subsidiary (within the meaning of Section 423(b)(8) of the Code) with a Fair Market Value in excess of $25,000 per calendar year determined on the Offering Date, at the time the purchase occurs. For purposes of this limitation, an Eligible Employee's right to purchase Stock of the Company under this Plan shall occur on the Offering Date for such option (subject, however, to the Committee's ability to divest such right under Section 10(a)).
(c)    Insufficient Number of Shares of Stock. If the number of shares of Stock available for purchase for any Offering Period is insufficient to cover the number of shares which Participating Employees elect to purchase during such Offering Period, then the number of shares of Stock which each Participating Employee has a right to purchase on the Purchase Date shall be reduced to the number of shares of Stock which the Committee (or its delegate) shall determine by multiplying the number of shares of Stock available under this Plan for such Offering Period by a fraction, the numerator of which shall be the number of shares of Stock which such Participating Employee elected to purchase during such Offering Period and the denominator of which shall be the total number of shares of Stock which all Participating Employees elected to purchase during such Offering Period.
SECTION 8. METHOD OF PAYMENT
(a)    Authorization. To enroll in the Plan for an Offering Period, an Eligible Employee must file an Authorization with the Company (or its designee) and elect to make contributions under the Plan in such form and manner and by such date as determined and communicated by the Committee. Each Participating Employee's Authorization shall specify the specific dollar amount which he or she authorizes his or her Participating Employer to deduct from his or her Compensation each pay period (determined in accordance with such Participating Employer's standard payroll policies and practices) during the Offering Period for which such Authorization is in effect, provided:
(i)    the minimum amount deducted from a Participating Employee's Compensation during any pay period in an Offering Period shall not be less than $5.

(ii)    the maximum amount deducted from a Participating Employee's Compensation during any calendar year shall not exceed the lesser of $25,000 or ten percent (10%) of the Participating Employee's Compensation.
(b)    Continuing Authorization. An Authorization once timely filed under Section 6(a)(i) for an Offering Period shall continue in effect for each Offering Period thereafter until amended under Section 8(c) or canceled under Section 8(d).
(c)    Authorization Amendment. An Authorization for any Offering Period may be amended during such Offering Period. Any such amendment shall be effective for the balance of the Offering Period upon the delivery by the Participating Employee of written notice of amendment to the office or person designated to receive elections.
(d)    Cancellation of Election to Purchase. A Participating Employee who has elected to purchase Stock for an Offering Period may cancel his or her election in its entirety during the Offering Period. Any such cancellation shall be effective upon the delivery by the Participating Employee of written notice of cancellation to the office or person designated to receive elections. Such notice of cancellation must be so delivered before the close of business on the last business day of the Offering Period. A Participating Employee's rights upon the cancellation of his or her election to purchase Stock shall be limited to the following:
(i)    or she may receive in cash, as soon as practicable after delivery of the notice of cancellation, the full amount then credited to his or her Account (no partial withdraws are permitted); or
(ii)    he or she may have the amount credited to his or her Account at the time the cancellation becomes effective applied to the purchase of the number of shares such amount will then purchase at the end of the Offering Period.
(e)    Account Credits, General Assets and Taxes. All payroll deductions made for a Participating Employee shall be credited to his or her Account as of the pay day as of which the deduction is made. All payroll deductions shall be held by the Company or by one, or more than one, Subsidiary (as determined by the Committee) as part of the general assets of the Company or any such Subsidiary, and each Participating Employee's right to the payroll deductions credited to his or her Account shall be those of a general and unsecured creditor. The Company or such Subsidiary shall have the right to withhold on payroll deductions to the extent such person deems necessary or appropriate to satisfy applicable tax laws.
(f)    No Cash Payments. No Participating Employee may make any contribution to his or her Account except through payroll deductions made in accordance with this Section 8.
SECTION 9. EXERCISE OF PURCHASE RIGHT
(a)    General Rule. As soon as practicable after the Purchase Date of each Offering Period, the Company or Custodian will purchase the number of whole shares (and any fractional share) of Stock that may be purchased with the amounts credited to each Participating Employee's Custodial Account as of such Purchase Date. Prior to an Offering Period the Committee may, at its discretion, determine that cash in an amount representing the price of any fractional share instead shall be refunded or carried over to the next Offering Period provided that such determination shall apply uniformly to all Participating Employees for that Offering Period.
(b)    Delivery of Stock. An electronic record of any shares of Stock purchased under this Plan shall be kept under each Participating Employee's Custodial Account, as of such Purchase Date. At the Participating Employee's direction and expense, a stock certificate in respect of any whole shares of Stock credited to the Participating Employee's Custodial Account can be delivered to the Participating Employee and shall be registered in his or her name but any fractional share shall be payable in cash only (based on the share's then Fair Market Value). No Participating Employee (or any person who makes a claim through a Participating Employee) shall have any interest in any shares of Stock until such shares have been purchased and the related shares of Stock actually have been delivered to such person or the Participating Employee's ownership otherwise recorded in the Custodial Account or the books and records of the Company or its transfer agent.
(c)    Dividends. Any dividends (net of any withholding taxes) received with respect to shares credited to Participating Employee's Custodial Account will be reinvested in additional shares which shall be purchased by the Custodian in the open market (or by some other means as determined by the Committee) as soon as administratively feasible following receipt of such net dividend payment by the Custodian.

SECTION 10. TERMINATION OF EMPLOYMENT
(a)    General Rule. Subject to Section 10(b), if a Participating Employee's employment as an Eligible Employee terminates on or before the Purchase Date for an Offering Period for any reason whatsoever, his or her Account shall be distributed as if he or she had elected to withdraw in full his or her Account in cash under Section 8(d)(i) immediately before the date his or her employment had so terminated. However, if a Participating Employee is transferred directly between the Company and a Participating Subsidiary or between one Participating Subsidiary and another Participating Subsidiary while he or she has an Authorization in effect, his or her employment shall not be treated as terminated merely by reason of such transfer and any such Authorization shall (subject to all the terms and conditions of this Plan) remain in effect after such transfer for the remainder of such Offering Period.
(b)    Death. If a Participating Employee dies and has an election to purchase Stock in effect at the time of his or her death, the legal representative of the deceased Participating Employee may, by delivering written notice to the office or person designated to receive elections no later than the end of the Offering Period, elect to:
(i)    have the amount credited to the Participating Employee's Account at the time of his or her death applied to the purchase of shares at the applicable Purchase Date (subject to any applicable Plan limits), or
(ii)    cancel in full the election to purchase shares of Stock in accordance with the provisions of Section 8(d)(i).
If no such notice is given within such period, the election will be deemed canceled as of the date of death, and the only right of such legal representative will be to receive in cash the amount credited to the deceased Participating Employee's Account.
SECTION 11. NON-TRANSFERABILITY. Neither the balance credited to a Participating Employee's Account nor any rights to purchase Stock under this Plan shall be transferable other than by will or by the laws of descent and distribution, and any purchase right shall be exercisable during a Participating Employee's lifetime only by the Participating Employee.
SECTION 12. ADJUSTMENT. The number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3, the maximum number of shares of Stock available for purchase under any option under Section 7(a) and the Purchase Price of such shares of Stock as well as the number, kind or class (or any combination thereof) of shares of Stock subject to grants under this Plan shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to such changes as Stock dividends or Stock splits.
SECTION 13. SECURITIES REGISTRATION. As a condition to the receipt or registration of ownership of shares of Stock under this Plan, an Eligible Employee shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, the Eligible Employee shall make a written representation to the Company that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the Securities Act of 1933 and any applicable state securities law or the Eligible Employee shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. If applicable, certificates representing the Stock transferred, or the books and records of the Company's transfer agent reflecting ownership of such shares, upon the exercise of an option may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the Securities Act of 1933 or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the Securities Act of 1933 and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.
SECTION 14. AMENDMENT OR TERMINATION. This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate.
The Board also may terminate this Plan or any offering made under this Plan at any time.
Any amendment or termination is subject to the following limitations, however:
(a)    No amendment will be made without the prior approval of the stockholders of the Company if the amendment will (1) increase the number of shares available for purchase under the Plan or (2) materially modify the eligibility conditions or increase the benefits available to Eligible Employees under the Plan.

(b)    No amendment will reduce the amount of a Participating Employee's Account or Custodial Account balance.
(c)    No amendment will be made which will cause the Plan to not satisfy the requirements under Section 423 of the Code.
SECTION 15. MISCELLANEOUS
(a)    Stockholder Rights. No Participating Employee shall have any rights as a stockholder of the Company as a result of the grant of a purchase right pending the actual delivery (or entry of ownership on the books and records of the Company's transfer agent) of the Stock subject to such a purchase right to such Participating Employee.
(b)    No Contract of Employment. The grant of a purchase right to a Participating Employee under this Plan shall not constitute a contract of employment and shall not confer on a Participating Employee any rights upon his or her termination of employment.
(c)    Withholding. Each purchase right shall be made subject to the condition that the Participating Employee consents to whatever action the Company directs to satisfy the federal and state tax withholding requirements, if any, which the Company in its discretion deems applicable to the exercise of such purchase right.
(d)    Construction. All references to sections are to sections of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the Commonwealth of Virginia, without regard to the law of conflicts of such state, to the extent that federal law does not preempt such laws. Finally, each term set forth in Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.
(e)    Costs. All costs and expenses incurred in the administration of the Plan will be paid by the Company. Any brokerage fees or expenses for the sale or transfer of Stock by a Participating Employee will be borne by the Participating Employee.
(f)    Liability for Taxes. Each Participating Employee shall be responsible for, and will indemnify the Participating Employer against, any federal, state or local income or other applicable taxes, including any interest or penalties relating thereto, to which the Participating Employee may be subject as a result of the Participating Employee's participation in the Plan or the Participating Employee's sale of shares acquired thereunder.
(g)    Rule 16b-3; Company Policies. The Committee shall have the right to amend any purchase right to withhold or otherwise restrict the transfer of any Stock of the Company or cash under this Plan to an Eligible Employee as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the Securities Exchange Act of 1934 might be applicable to such grant or transfer. This Plan and all options granted hereunder and all shares of Stock issued pursuant to the Plan are subject to the charter and by-laws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board and as in effect from time to time regarding the acquisition, ownership or sale of Stock by employees and other service providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events.
SECTION 16. EFFECTIVE DATE; TERM OF PLAN. This Plan, as amended and restated effective as of May 15, 2012, became effective as of that date upon approval by the Company's stockholders and shall continue in effect for a term of ten years from the effective date of its amendment and restatement unless terminated earlier pursuant to Section 14.

Advance Auto Parts

Service is our best part.

ATTN: SARAH E. POWELL
ADVANCE AUTO PARTS, INC.
5008 AIRPORT ROAD
ROANOKE, VA 24012

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If voting by Internet or telephone, there is NO need to mail back the attached proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M45914-P19956 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCE AUTO PARTS, INC.

The Board of Directors recommends that you vote "FOR" all Nominees listed in Proposal 1.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John F. Bergstrom
02) John C. Brouillard
03) Fiona P. Dias
04) Frances X. Frei
05) Darren R. Jackson
06) William S. Oglesby
07) J. Paul Raines
08) Gilbert T. Ray
09) Carlos A. Saladrigas
10) Jimmie L. Wade

The Board of Directors recommends you vote "FOR" Proposals 2, 3, 4, 5 and 6:

	For	Against	Abstain
2. Approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐
3. Re-approve performance objectives contained in the Company's 2007 Executive Compensation Plan.	☐	☐	☐
4. Re-approve performance objectives contained in the Company's 2004 Long-Term Incentive Plan.	☐	☐	☐
5. Approve Amended and Restated 2002 Employee Stock Purchase Plan.	☐	☐	☐
6. Ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for 2012.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

The Board of Directors recommends you vote "AGAINST" Proposal 7:

	For	Against	Abstain
7. Stockholder proposal on stockholder voting requirements.	☐	☐	☐

8. Transact other business that may properly come before the meeting or any meetings held upon any adjournment of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are, by the filing of this proxy, expressly revoked.

Our Annual Report to Stockholders and Proxy Statement for the 2012 Annual Meeting can be viewed on the Internet at http://www.AdvanceAutoParts.com

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M45915-P19956

- PROXY - Advance Auto Parts Service is our best part. **- PROXY -**

This proxy is solicited by the Board of Directors of Advance Auto Parts, Inc.

The undersigned stockholder(s) hereby appoint(s) Sarah E. Powell and Michael A. Norona, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ADVANCE AUTO PARTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, EDT on Tuesday, May 15, 2012, at Advance Auto Parts, 5008 Airport Rd., Roanoke, VA 24012, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies named herein on any other matters as may properly come before the meeting or any postponement thereof. Receipt of notice of the annual meeting and proxy statement for the 2012 Annual Meeting is hereby acknowledged.

Address Changes/Comments: ______________________________

____

(If any Address Changes/Comments have been noted above, please mark corresponding box on the reverse side.)

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.